UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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BOSTON PROPERTIES, INC.

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April 3, 2020

Dear Fellow Stockholder:

On behalf of the Board of Directors, I am delighted to invite you to attend the 2020 Annual Meeting of Stockholders of Boston Properties, Inc., or BXP. The meeting will be held on Wednesday, May 20, 2020 at 9:00 a.m., Eastern Time, at Metropolitan Square, 655 15th Street, NW, 2nd Floor, Washington, DC 20005. However, as discussed in detail in the Notice of Meeting that follows this letter, depending on the status of the COVID-19 pandemic, we may decide to hold the meeting “virtually.”

As I write this letter, we are quickly approaching the 50th anniversary of the founding of Boston Properties, Inc. and our 23rd year as a public company listed on the NYSE. In light of these milestones, I want to share with you some notable achievements in 2019, as well as highlight some key policy changes that we believe will enhance transparency and improve your understanding of Boston Properties’ affairs.

Boston Properties is certainly much larger and more complex today than at any time in its history, as we now operate in five regions on both U.S. coastlines and are developing premier buildings on a scale that is greater than ever before. Despite that growth, your Board is pleased to report that under the leadership of our CEO, Owen Thomas, and President, Doug Linde, the vision and strategy of our founders, Mort Zuckerman and the late Ed Linde, remain the foundation of what we do. That strategy has proven successful. An investment in BXP common stock on the date of our IPO has appreciated by more than 1,346% as of December 31, 2019, far surpassing the 456% return on an equal investment in the S&P 500 Index.

2019 Business Highlights

2019 was an excellent year for Boston Properties, particularly considering that it followed a very strong 2018. Our success is demonstrated by our financial results and other key accomplishments. While the accompanying proxy statement details your management team’s significant accomplishments in 2019, I want to highlight some that stand out and provide context for the discussion of the compensation of our named executive officers, or “NEOs”:

26% Total Stockholder Return for 2019	11% Y-o-Y Growth in Diluted FFO per Share[1]	9% Y-o-Y Increase in Cash Dividend, 42% over Past Three Years	7.6 Million Square Feet Leased

6.7% Y-o-Y Growth in Same Property NOI (BXP’s Share)[1]	5.4% Y-o-Y Growth in Same Property NOI – Cash (BXP’s Share)[1]	$3.1 Billion BXP’s Share of Estimated Total Investment in Active Development Pipeline	76% Pre-Leased Development Pipeline (excluding residential)

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Environmental, Social and Governance (ESG) Leadership

2019 was another strong year for BXP during which we made substantial progress and maintained our position as an industry leader on environmental, social and governance issues.

› Environmental. Our sustainability strategy is to conduct our business in a manner that contributes to positive economic, social and environmental outcomes for our customers, stockholders, employees and the communities we serve. Our experience demonstrates that through our activities, we can contribute to environmental solutions as a positive force while improving our financial performance and becoming a stronger, more purposeful organization in the process. We deliver efficient, healthy and productive workspaces while simultaneously mitigating operational costs and potential external impacts of energy, water, waste, and greenhouse gas emissions. We are also keenly focused on the climate resilience of our existing portfolio of assets, and we are preparing for long-term climate risks, such as extreme heat, severe storms and sea level rise, by considering climate change scenarios.

Your Board of Directors and CEO are committed to building a company culture in which the commitment to these tenets extends to every region in which we operate, every department and function, and every employee. As a result of these focused efforts, BXP won various industry and other awards in 2019, and we are recognized as a global industry leader in sustainability. Your Board is especially proud of these accomplishments because they are a direct result of our sustained commitment throughout the enterprise over several years. A list of these various awards is on page 5 of the accompanying proxy statement.

› Social. Boston Properties has an established reputation for excellence and integrity, and these core values are inherent in our culture; defining our strategy, achieving our business goals, and contributing to our overall success. Our teams are highly engaged with their local communities in determining how our projects can enhance neighborhoods, improve public amenities and provide high-quality space for working and living in order to positively impact the regions in which we operate. BXP and its employees also make a social impact through charitable giving and volunteerism.

Similarly, BXP is committed to providing an environment for its employees that fosters talent, energy and well-being. We seek an inclusive and diverse workforce that represents the communities we serve, and we design our programs to meet the needs of our workforce and support our employees and their families. The success of our efforts is demonstrated by the long tenure of our employees, nearly 40% of whom have worked at BXP for more than ten years.

› Governance. Your Board of Directors currently consists of eleven individuals with diverse backgrounds who are dedicated to serving the best interests of our stockholders. The accompanying proxy statement contains very detailed information on the composition of our Board and its responsibilities, including a snapshot of our policies on page 1 of the Proxy Summary.

Investor Outreach & Changes in Compensation Policies

At our 2019 annual meeting, our stockholders approved the “Say-on-Pay” resolution to ratify the compensation we paid to our named executive officers. Although the core philosophy and design of our compensation program remained materially consistent with prior years, Institutional Shareholder Services recommended that its clients vote against our 2019 Say-on-Pay resolution and the percentage of votes cast in favor of the Say-on-Pay resolution decreased from approximately 91% in 2018 to approximately 67% in 2019.

The results of the vote reflected approval of our executive compensation program as a whole, but the level of support was less than we expected and less than we desire. As a result, your independent directors, led by the Chair of the Compensation Committee and me, engaged directly with ten of our largest institutional investors representing ownership of more than 40% of the outstanding shares of BXP common stock to solicit feedback on our executive compensation program and our corporate governance policies generally and to better understand their individual concerns.

In addition to the feedback from investors, the Compensation Committee evaluated the advice received from its new independent consultant, Frederic W. Cook & Co., Inc. on the reasonableness of the Company’s executive compensation levels in comparison with those of other similarly situated companies and recommendations for the components and amounts of compensation paid to our top executive officers.

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The “Compensation Discussion and Analysis” section of the accompanying proxy statement includes a discussion of the feedback we received from investors, as well as the advice received from FW Cook. Each contributed to the Compensation Committee taking policy actions, and I want to highlight the following key changes:

› New Annual Cash Bonus Program – The Compensation Committee established a new 2020 Annual Incentive Plan. Under this plan, beginning in 2020, annual cash bonuses paid to our executive officers will be directly linked to their performance against goals in three, equally-weighted categories:

•	FFO per Share

•	Leasing

•	Business/Individual Goals

Some of our investors expressed a desire for more objectivity and structure in BXP’s annual cash bonus program, including specific weightings ascribed to each measure and transparent disclosure of goals and results. The new bonus plan addresses investors’ feedback on the discretionary nature of BXP’s traditional bonus program, reduces the number of performance goals and includes specific weightings for each measure.

› Target and Maximum Cash Bonus Opportunities – Beginning in 2020, all executive officers have target and maximum annual cash bonus opportunities. Amounts actually earned may range from zero (0) to 150% of target, depending on performance versus their pre-established goals in each category. The Compensation Committee incorporated the target and maximum bonus opportunities in the new bonus plan in response to investors expressing a preference for a clearly defined ranges of bonus opportunities.

› Allocation to Performance-based Equity Awards – The Compensation Committee increased the percentage of equity awards that are granted to our CEO in the form of performance-based equity awards from 50% to 55%, so the allocation between performance-based and time-based equity awards is now 55%-45%. (The allocation for all other NEOs remains 50%-50%.) In addition, the Compensation Committee increased the allocation of total compensation to long-term equity compensation and decreased the allocation to short-term cash compensation to increase alignment with stockholders and focus on long-term performance. As a result, performance-based equity awards for all NEOs represent a greater percentage of total direct compensation than they did in 2018.

We trust that you will view these changes as a demonstration of the commitment of Boston Properties’ Board to engage with you and to proactively respond to your concerns.

*****

The accompanying proxy statement contains a great deal of other important information about Boston Properties, and we hope you will take the time to read it. Whether or not you are able to attend the annual meeting, we welcome your participation in our affairs and thank you for your continued support.

Sincerely,

Joel I. Klein

Chairman of the Board

1

For disclosures required by Regulation G, refer to (1) pages 95 through 97 of our 2019 Annual Report on Form 10-K for FFO and diluted FFO per share and (2) Appendix A to the accompanying proxy statement for BXP’s Share of Same Property NOI and NOI – Cash.

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NOTICE OF 2020 ANNUAL

MEETING OF STOCKHOLDERS

DATE AND TIME	Wednesday, May 20, 2020, at 9:00 a.m., Eastern Time

LOCATION	*Metropolitan Square, 655 15th Street, NW, 2nd Floor, Washington, DC 20005

RECORD DATE	March 25, 2020. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the annual meeting.

*Depending on the status of health concerns about the coronavirus, or COVID-19, we may decide to hold the annual meeting by live audio webcast instead of holding the annual meeting in person at Metropolitan Square. The Company will publicly announce a decision to hold the annual meeting, at the same date and time, solely by audio webcast in a press release available at http://investors.bxp.com/press-releases as soon as practicable before the annual meeting. In the event the annual meeting is not held at Metropolitan Square, you or your proxyholder may participate, vote and examine our stockholder list by visiting www.virtualshareholdermeeting.com/BXP2020 and using your 16-digit control number.

Since becoming a public company in 1997, we have always held our annual meetings in person, and it remains our intention to do so under normal circumstances.

ITEMS OF BUSINESS

1.	To elect the eleven (11) nominees for director named in the proxy statement, each to serve for a one-year term and until their respective successors are duly elected and qualified.

2.	To hold a non-binding, advisory vote on named executive officer compensation.

3.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

4.	To consider and act upon any other matters that are properly brought by or at the direction of the Board of Directors before the annual meeting and at any adjournments or postponements thereof.

PROXY VOTING

Whether or not you plan to attend the meeting and vote your shares of common stock in person, we urge you to vote your shares as instructed in the proxy statement. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the postage-paid envelope provided.

If your shares of common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares of common stock voted.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors,

Frank D. Burt, ESQ.

Secretary

April 3, 2020

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 20, 2020. The proxy statement and our 2019 annual report to stockholders are available at www.proxyvote.com.

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			Page

9	›	Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm	84
		Vote Required	84
		Fees to Independent Registered Public Accounting Firm	85
		Audit and Non-Audit Services Pre-Approval Policy	85
		Audit Committee Report	86

10	›	Information about the Annual Meeting	87
		Notice of Internet Availability of Proxy Materials	87
		Purpose of the Annual Meeting	87
		Presentation of Other Matters at the Annual Meeting	87
		Stockholders Entitled to Vote	87
		Attending the Annual Meeting	87
		Quorum for the Annual Meeting	88
		How to Vote	88
		Revoking Proxy Instructions	89
		Accessing Boston Properties’ Proxy Materials Electronically	89
		Householding	89
		Expenses of Solicitation	90

11	›	Other Matters	91
		Certain Relationships and Related Person Transactions	91
		Stockholder Nominations for Director and Proposals for the 2021 Annual Meeting of Stockholders	91

A	›	Appendix A	A-1
		Reconciliation of Net Income Attributable to Boston Properties, Inc. Common Shareholders to BXP’s Share of Same Property Net Operating Income (NOI) (excluding termination income)	A-1
		Reconciliation of Net Income Attributable to Boston Properties, Inc. Common Shareholders to BXP’s Share of Same Property Net Operating Income – Cash (excluding termination income)	A-2
		Consolidated Joint Ventures	A-3
		Unconsolidated Joint Ventures	A-5

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›	PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2020 ANNUAL MEETING INFORMATION

Date and Time	Location	Record Date
Wednesday, May 20, 2020 9:00 a.m., Eastern Time	Metropolitan Square 655 15th Street, NW, 2nd Floor Washington, DC 20005	March 25, 2020

VOTING MATTERS AND RECOMMENDATIONS

Voting Matter		Board’s Voting Recommendation	Page Reference for more Information

Proposal 1	Election of Eleven (11) Directors	✓ FOR each nominee	7

Proposal 2	Non-binding, Advisory Vote on Named Executive	✓ FOR	83
	Officer Compensation

Proposal 3	Ratification of Appointment of Independent	✓ FOR	84
	Registered Public Accounting Firm

GOVERNANCE AND COMPENSATION POLICIES AND KEY DATA

Board Leadership	Stockholder Rights
• Mr. Klein serves as our independent, non-executive Chairman of the Board

•   Incorporated in Delaware; the Maryland Unsolicited Takeovers Act does not apply to us

•   Proxy Access By-law right

•   Annual election of all directors

•   Majority voting standard in uncontested director elections

•   Stockholder right to amend By-laws

•   No Stockholder Rights Plan (or “poison pill”)

•   Disclosure of Policy on Company Political Spending

Director Composition and Independence
• Eleven (11) directors • Four directors are women and one director is African-American • 82% independent
Director Qualifications and Policies	Compensation

•   Retirement age: 75-year maximum age limit at time of nomination

•   Regular executive sessions of independent directors

•   All directors and officers are subject to a Code of Business Conduct and Ethics

•   All directors attended 75% or more of Board and committee meetings in 2019

•   Annual self-evaluation for the Board and each committee, and bi-annual interviews of individual directors by our Chairman of the Board; process overseen by our Nominating and Corporate Governance Committee

•   Stock ownership requirements for executives (for CEO, 6x base salary)

•   Stock ownership requirements for directors (5x annual retainer)

•   Anti-hedging, anti-pledging and anti-short-sale policies

•   “Double-Trigger” vesting for time-based equity awards

•   Compensation Clawback Policy

•   Policy against tax gross-up provisions

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›	PROXY SUMMARY

BOARD NOMINEES

Following the recommendation of the Nominating and Corporate Governance (“NCG”) Committee, our Board of Directors has nominated the following eleven (11) candidates for election as directors at the 2020 annual meeting of stockholders.

Name	Principal Occupation	Age(1)	Director Since	Independent	Current Committee Memberships

Joel I. Klein Chairman of the Board	Chief Policy and Strategy Officer of Oscar Health Corporation	73	2013	Yes	(2)

Kelly A. Ayotte	Former United States Senator for the State of New Hampshire	51	2018	Yes	Compensation; NCG

Bruce W. Duncan(3)	Chairman and former Chief Executive Officer of First Industrial Realty Trust, Inc.	68	2016	Yes	Compensation (Chair); NCG

Karen E. Dykstra(3)	Former Chief Financial and Administrative Officer of AOL, Inc.	61	2016	Yes	Audit

Carol B. Einiger	President of Post Rock Advisors, LLC	70	2004	Yes	Compensation

Diane J. Hoskins	Chair and Co-Chief Executive Officer of M. Arthur Gensler Jr. & Associates, Inc.	62	2019	Yes	NCG

Douglas T. Linde	President of Boston Properties, Inc.	56	2010	No

Matthew J. Lustig	Chairman of North America Investment Banking and Head of Real Estate & Lodging at Lazard Fréres & Co.	59	2011	Yes	NCG (Chair)

Owen D. Thomas	Chief Executive Officer of Boston Properties, Inc.	58	2013	No

David A. Twardock(3)	Former President of Prudential Mortgage Capital Company, LLC	63	2003	Yes	Audit (Chair); Compensation

William H. Walton, III	Managing Member & Co-Founder of Rockpoint Group, LLC	68	2019	Yes	Audit

(1)	Age as of May 20, 2020, the date of the annual meeting.

(2)	Mr. Klein serves as our independent, non-executive Chairman of the Board and as an ex officio member of each of the Audit, Compensation and NCG Committees.

(3)

Our Board of Directors determined that each of Ms. Dykstra and Mr. Twardock qualifies as an “audit committee financial expert” as that term is defined in the rules of the Securities and Exchange Commission. Our Board of Directors has also determined that Mr. Duncan qualifies as an audit committee financial expert if he is appointed to serve on the Audit Committee in the future.

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›	PROXY SUMMARY

SNAPSHOT OF 2020 BOARD NOMINEES

Presented below is a snapshot of the expected composition of our Board of Directors immediately following the 2020 annual meeting, assuming the election of the eleven (11) nominees named in the proxy statement. Our Board of Directors believes that, collectively, the nominees exhibit an effective mix of qualifications, experience and diversity. For comparison purposes, we have also presented comparable metrics for the constituents of the S&P 500 Index, of which Boston Properties is a member. Data for the S&P 500 Index is based on the Spencer Stuart Board Index 2019.

The following summarizes the qualifications and experience of the eleven (11) nominees for election as directors. For additional information, see “Proposal 1: Election of Directors – Nominees for Election” beginning on page 9 of the proxy statement.

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›	PROXY SUMMARY

SUSTAINABILITY

The BXP sustainability strategy is to conduct our business — the development and operation of new and existing buildings — in a manner that contributes to positive economic, social and environmental outcomes for our customers, shareholders, employees and the communities we serve. Our investment philosophy is shaped by our core strategy of long-term ownership and our commitment to our communities and the centers of commerce and civic life that make them thrive. We are focused on developing and maintaining healthy, high-performance buildings, while simultaneously mitigating operational costs and the potential external impacts of energy, water, waste, greenhouse gas emissions and climate change. To that end, we have publicly adopted long-term energy, emissions, water and waste goals that establish aggressive reduction targets and have been aligned with the United Nations Sustainable Development Goals. BXP is a corporate member of the U.S. Green Building Council® (“USGBC”) and has a long history of owning, developing and operating properties that are certified under USGBC’s Leadership in Energy and Environmental Design™ (“LEED®”) rating system. In addition, we have been an active participant in the green bond market since 2018, which provides access to sustainability-focused investors interested in the positive environmental externalities of our business activities. BXP and its employees also make a social impact through charitable giving, volunteerism, public-realm investments and diversity and inclusion. Through these efforts, we demonstrate that operating and developing commercial real estate can be conducted with a conscious regard for the environment and society while mutually benefiting our stakeholders.

›   INDUSTRY LEADERSHIP

We are recognized as an industry leader in sustainability as demonstrated by the following awards and achievements.

Achievements

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›	PROXY SUMMARY

Awards and Ratings

›  GREEN FINANCE

In 2018 and 2019, BXP marketed and issued an aggregate of $1.85 billion of green bonds in two separate bond offerings and subsequently provided impact reporting for the first offering in 2019. Green bonds restrict the use of proceeds to eligible green projects. Eligible Green Projects are defined as: (1) building developments or redevelopments; (2) renovations in existing buildings; and (3) tenant improvement projects, in each case, that have received, or are expected to receive, in the three years prior to the issuance of the notes or during the term of the notes, a LEED Silver, Gold or Platinum certification (or environmentally equivalent successor standards). The definition of Eligible Green Projects includes the Salesforce Tower development project, which has received LEED Platinum certification, and was the project associated with BXP’s inaugural green bond offering.

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›	PROXY SUMMARY

›   CLIMATE RESILIENCE

We are focused on climate preparedness and resiliency in advancement of our sustainability strategy. As a long-term owner and active manager of real estate assets in operation and under development, we strive to obtain adaptive capacity by continuing to proactively implement measures and planning and decision-making processes to protect our investments by improving resilience. We are preparing for long-term climate risk by considering climate change scenarios and will continue to assess climate change vulnerabilities resulting from potential future climate scenarios and sea level rise. Event-driven (acute) and longer-term (chronic) physical risks that may result from climate change could have a material adverse effect on our properties, operations and business. Management’s role in assessing and managing these climate-related risks and initiatives is spread across multiple teams across our organization, including our executive leadership and our Sustainability, Risk Management, Development, Construction and Property Management departments. Climate resilience measures include training and implementation of emergency response plans and the engagement of our executives and our Board of Directors on climate change and other environmental, social and governance (“ESG”) aspects.

›  PUBLIC SUSTAINABILITY GOALS AND PROGRESS

Our sustainability goals establish reduction targets for energy, greenhouse gas emissions, water consumption and waste. In 2016, we achieved our first round of energy, emissions and water targets three years early. By resetting company-wide goals, we raise stakeholder awareness and make best efforts to drive continuous year-over-year, like-for-like key performance indicator improvement. We have adopted goals with the following specific time frames, metrics and targets below a 2008 baseline:(1)

(1)

Full 2019 calendar year energy and water data assured by a third party is not yet available. 2018 is the most recent year for which complete energy and water data is available and assured by a third party.

We are committed to transparent reporting of ESG sustainability indicators. Boston Properties publishes an annual sustainability report that is aligned with the Global Reporting Initiative (“GRI”) reporting framework. More detailed sustainability information, including our strategy, key performance indicators, annual like-for-like comparisons, achievements and historical sustainability reports are available on our website at http://www.bxp.com under the heading “Sustainability.” Except for the documents specifically incorporated by reference into our Annual Report on Form 10-K, information contained on our website or that can be accessed through our website is not incorporated by reference into our Annual Report on Form 10-K.

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1›	PROPOSAL 1: ELECTION OF DIRECTORS

PROXY STATEMENT

This proxy statement is being made available to stockholders of Boston Properties, Inc. (“we,” “us,” “our,” “Boston Properties” or the “Company”) on or about April 3, 2020 via the Internet or by delivering printed copies by mail, and is furnished in connection with the solicitation of proxies by the Board of Directors of Boston Properties, Inc. (our “Board” or our “Board of Directors”) for use at our 2020 annual meeting of stockholders to be held on Wednesday, May 20, 2020 at 9:00 a.m., Eastern Time, at Metropolitan Square, 655 15th Street, NW, 2nd Floor, Washington, DC 20005, and any adjournments or postponements thereof.

Depending on the status of health concerns about the coronavirus, or COVID-19, we may decide to hold the annual meeting by live audio webcast instead of holding the meeting in person at Metropolitan Square. The Company will publicly announce a decision to hold the annual meeting, at the same date and time, solely by audio webcast in a press release available at http://investors.bxp.com/press-releases as soon as practicable before the annual meeting. In the event the annual meeting is not held at Metropolitan Square, you or your proxyholder may participate, vote and examine our stockholder list by visiting www.virtualshareholdermeeting.com/BXP2020 and using your 16-digit control number.

Since becoming a public company in 1997, we have always held our annual meeting in person, and it remains our intention to do so under normal circumstances.

PROPOSAL 1:

ELECTION OF DIRECTORS

Boston Properties is currently governed by an eleven-member Board of Directors. The current members of our Board of Directors are Kelly A. Ayotte, Bruce W. Duncan, Karen E. Dykstra, Carol B. Einiger, Diane J. Hoskins, Joel I. Klein, Douglas T. Linde, Matthew J. Lustig, Owen D. Thomas, David A. Twardock and William H. Walton, III. At the 2020 annual meeting of stockholders, directors will be elected to hold office for a one-year term expiring at the 2021 annual meeting of stockholders. Directors shall hold office until their successors are duly elected and qualified, or until their earlier resignation or removal. Any director appointed to our Board of Directors to fill a vacancy will hold office for a term expiring at the next annual meeting of stockholders following such appointment.

Following the recommendation of the NCG Committee, our Board of Directors nominated all directors currently serving for re-election. In making its recommendations, the NCG Committee considered a number of factors, including its criteria for Board membership, which include the minimum qualifications that must be possessed by a director candidate in order to be nominated for a position on our Board. Our Board of Directors anticipates that, if elected, the nominees will serve as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our Board of Directors may recommend.

VOTE REQUIRED AND MAJORITY VOTING STANDARD

Our By-laws provide for a majority voting standard. This means that, in an uncontested election, nominees for director are elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. The majority voting standard would not apply in contested elections, which, generally, will include any situation in which Boston Properties receives a notice that a stockholder has nominated a person for election to our Board of Directors at a meeting of stockholders that is not withdrawn on or before the tenth day before Boston Properties first mails its notice for such meeting to the stockholders.

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1›	PROPOSAL 1: ELECTION OF DIRECTORS

The majority voting standard will apply to the election of directors at the 2020 annual meeting of stockholders. Accordingly, nominees for director will be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Broker non-votes, if any, and abstentions will not be treated as votes cast.

Our Board of Directors has also adopted a resignation policy, included in our Corporate Governance Guidelines, under which a director who fails to receive the required number of votes for re-election will tender his or her resignation to our Board of Directors for its consideration. The NCG Committee will then act on an expedited basis to determine whether it is advisable to accept the director’s resignation and will submit the recommendation for prompt consideration by our Board of Directors. Our Board of Directors will act on the tendered resignation within 90 days following certification of the stockholder vote and will promptly and publicly disclose its decision. The director whose resignation is under consideration will abstain from participating in any decision regarding his or her resignation. If the resignation is not accepted, the director will continue to serve until the next annual meeting of stockholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. The NCG Committee and our Board of Directors may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

✔

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF ITS NOMINEES: KELLY A.
AYOTTE, BRUCE W. DUNCAN, KAREN E. DYKSTRA, CAROL B. EINIGER, DIANE J. HOSKINS, JOEL I. KLEIN,
DOUGLAS T. LINDE, MATTHEW J. LUSTIG, OWEN D. THOMAS, DAVID A. TWARDOCK AND WILLIAM H.
WALTON, III. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED
FOR EACH OF THE NOMINEES UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

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1›	PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

The following biographical descriptions set forth certain information with respect to the nominees for election as directors at the annual meeting, based on information furnished to Boston Properties by each nominee, including the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Directors that such person should serve as a director of Boston Properties.

JOEL I. KLEIN Chief Policy and Strategy Officer of Oscar Health Corporation

Qualifications:

Mr. Klein has worked for more than 40 years in private industry and government during which time he has gained significant experience in senior policy making and executive roles, as well as a broad range of legal and financial matters.

Professional Background:

•  Chief Policy and Strategy Officer of Oscar Health Corporation, a health insurance company

•  Director of News Corporation since January 2011

•  Executive Vice President, Office of the Chairman of News Corporation from June 2003 to December 2015 and Chief Executive Officer of Amplify, the education division of News Corporation, from January 2011 to December 2015

•  Chancellor of the New York City Department of Education from 2002 through 2010, where Mr. Klein oversaw a system of over 1,600 schools with 1.1 million students, 136,000 employees and a $22 billion budget

•  U.S. Chairman and Chief Executive Officer of Bertelsmann, Inc. and Chief U.S. Liaison Officer to Bertelsmann AG, a media company, from 2001 to 2002

•  Various roles with the Clinton administration, including Assistant U.S. Attorney General in charge of the Antitrust Division of the U.S. Department of Justice from 1997 to 2000 and Deputy White House Counsel to President Clinton from 1993 to 1995. Mr. Klein entered the Clinton administration after 20 years of public and private legal work in Washington, DC

Other Leadership Experience, Community

Involvement and Education:

•  Member of the Boards of The Foundation for Excellence in Education (ExcelinEd) and StudentsFirstNY

•  Member of the Advisory Boards of the Zuckerman Mind Brain Behavior Institute and Columbia College

•  Received a BA magna cum laude from Columbia University and a JD magna cum laude from Harvard Law School. Mr. Klein has also received honorary degrees from ten colleges and universities

Director since:

January 2013

Age: 73

Independent

Chairman of the Board

Board Committees:

•  ex officio member of all committees

Other Public Company Boards:

•  Current: News Corporation

•  Former (past 5 years): None

| 2020 Proxy Statement	9

1›	PROPOSAL 1: ELECTION OF DIRECTORS

SENATOR KELLY A. AYOTTE Former U.S. Senator for the State of New Hampshire

Qualifications:

Senator Ayotte has significant legal experience and experience in government and public affairs, as well as leadership and strategic planning skills.

Professional Business Experience:

•  Represented New Hampshire in the United States Senate from 2011 to 2016; chaired the Armed Services Subcommittee on Readiness and the Commerce Subcommittee on Aviation Operations; and served on the Budget, Homeland Security and Governmental Affairs, Small Business and Entrepreneurship, and Aging Committees

•  New Hampshire’s first female Attorney General from 2004 to 2009 appointed by Republican Governor Craig Benson and reappointed twice by Democratic Governor John Lynch

•  Previously Deputy Attorney General, Chief of the Homicide Prosecution Unit and Legal Counsel to Governor Craig Benson

•  Former associate at the McLane Middleton law firm and law clerk to the New Hampshire Supreme Court

•  Director of The Blackstone Group, Inc., Caterpillar Inc. and News Corporation

•  Director of Blink Health LLC and BAE Systems, Inc., each a private company

•  Former director of Bloom Energy Corporation from 2017 to 2019

•  Member of advisory boards of Microsoft Corporation, Chubb Insurance and Cirtronics Corporation

Other Leadership Experience, Community

Involvement and Education:

•  Senior Advisor for Citizens for Responsible Energy Solutions

•  Member of non-profit boards of the One Campaign, the International Republican Institute, the McCain Institute, Swim with a Mission, Winning for Women and Veterans Count of New Hampshire

•  Member of the Aspen Institute’s Economic Strategy

•  Member of Board of Advisors for the Center on Military and Political Power at the Foundation for Defense of Democracies

•  Co-chair of the Center for Strategic and International Study’s Commission on Health Security

•  Co-chair of the Center for a New American Security’s Digital Freedom Forum

•  Graduated with honors from the Pennsylvania State University and received a JD from the Villanova University School of Law

Director since: May 2018

Age: 51

Independent

Board Committees:

•  Compensation

•  NCG

Other Public Company Boards:

•  Current: The Blackstone Group, Inc., Caterpillar Inc., News Corporation

•  Former (past 5 years): Bloom Energy Corporation

10	| 2020 Proxy Statement

1›	PROPOSAL 1: ELECTION OF DIRECTORS

BRUCE W. DUNCAN Chairman of the Board of Directors of First Industrial Realty Trust, Inc.

Qualifications:

Mr. Duncan has more than 30 years of diverse real estate management and investment experience, including as a chief executive officer and a director of other publicly traded companies.

Professional Business Experience:

•  Chairman of the Board of Directors of First Industrial Realty Trust, Inc. (“First Industrial”), an industrial real estate investment trust (“REIT”), since January 2016, and a director of First Industrial since January 2009; President and Chief Executive Officer of First Industrial from January 2009 until he stepped down as President in September 2016 and retired as Chief Executive Officer in November 2016

•  Senior advisor to Kohlberg Kravis Roberts & Co. (“KKR”), a global investment firm, since November 2018; previously senior advisor to KKR from July 2008 to January 2009

•  Former Chairman of the Board of Directors of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”), a leading worldwide hotel and leisure company, from May 2005 until its acquisition by Marriott International, Inc. in September 2016; director of Starwood from 1999 to September 2016; interim Chief Executive Officer of Starwood from April 2007 to September 2007

•  Trustee of Starwood Hotels & Resorts, a REIT and former subsidiary of Starwood, from 1995 to 2006

•  Director of Marriott International, Inc., the world’s largest hotel company, since September 2016, and T. Rowe Price Mutual Funds since September 2013

•  Private investor from January 2006 to January 2009

•  Various positions at Equity Residential, one of the largest publicly traded apartment REITs in the United States, from March 2002 to December 2005, including Chief Executive Officer and Trustee from May 2005 to December 2005, President, Chief Executive Officer and Trustee from January 2003 to May 2005, and President and Trustee from March 2002 to December 2002

•  Former director of The Rouse Company, a diversified commercial real estate firm

•  Chairman, President and Chief Executive Officer of Cadillac Fairview Corporation, one of North America’s largest owners and developers of retail and office properties, from December 1995 to March 2000

Other Leadership Experience, Community

Involvement and Education:

•  Life Trustee of Rush University Medical Center in Chicago

•  Former member of the Advisory Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”) and the Executive Committees of the Board of the Canadian Institute for Public Real Estate Companies (CIPREC) and the National Multi-Housing Council (NMHC)

•  Former trustee of the International Council of Shopping Centers (ICSC)

•  Received a BA in Economics from Kenyon College and an MBA in Finance from the University of Chicago

Director since: May 2016

Age: 68

Independent

Board Committees:

•  Compensation (Chair)

•  NCG

Other Public Company Boards:

•  Current: First Industrial Realty Trust, Inc., Marriott International, Inc.

•  Former (past 5 years): Starwood Hotels & Resorts Worldwide, Inc.

| 2020 Proxy Statement	11

1›	PROPOSAL 1: ELECTION OF DIRECTORS

KAREN E. DYKSTRA Former Chief Financial and Administrative Officer of AOL, Inc.

Qualifications:

Ms. Dykstra has extensive strategic, management, financial, accounting and oversight experience, particularly with companies in the technology sector.

Professional Business Experience:

•  Chief Financial and Administrative Officer of AOL, Inc., a global media technology company, from November 2013 to July 2015; Chief Financial Officer of AOL, Inc. from September 2012 to November 2013

•  Partner of Plainfield Asset Management LLC (“Plainfield”) from January 2007 to December 2010

•  Chief Operating Officer and Chief Financial Officer of Plainfield Direct Inc., Plainfield’s business development company, from May 2006 to 2010 and a director from 2007 to 2010

•  Various positions with Automatic Data Processing, Inc. for over 25 years, including serving most recently as Chief Financial Officer from January 2003 to May 2006, and as Vice President – Finance, Corporate Controller

•  Director of Sirius Computer Solutions, a private company

•  Director of Gartner, Inc. since 2007 and VMware, Inc. since March 2016

•  Former director of Crane Co. from 2004 to 2012 and AOL, Inc. from 2009 to 2012

Education: • Received a BA in Accounting from Rider University and an MBA from Fairleigh Dickinson University
Director since: May 2016 Age: 61 Independent Board Committees: • Audit Other Public Company Boards: • Current: Gartner, Inc., VMware, Inc. • Former (past 5 years): None

12	| 2020 Proxy Statement

1›	PROPOSAL 1: ELECTION OF DIRECTORS

CAROL B. EINIGER President of Post Rock Advisors, LLC

Qualifications:

Ms. Einiger has more than 40 years of experience as an investment banker and investment advisor, during which time she has gained significant expertise in the operation of public and private debt and equity capital markets and the evaluation of investment opportunities.

Professional Background:

•  President of Post Rock Advisors, LLC, a private investment firm, since July 2018; founder and President of Post Rock Advisors, LLC from 2005 to 2016

•  Senior Advisor of Roundtable Investment Partners LLC, a registered investment advisory firm, from January 2017 to June 2018

•  Chief Investment Officer of The Rockefeller University, where Ms. Einiger was responsible for the management of the University’s endowment, from 1996 to 2005

•  Chief Financial Officer and then Acting President of the Edna McConnell Clark Foundation from 1992 to 1996

•  Managing Director at Wasserstein Perella & Co. from 1989 to 1992

•  Visiting Professor and Executive-in-Residence at Columbia Business School from 1988 to 1989

•  Various positions at The First Boston Corporation from 1973 to 1988, becoming Managing Director and Head of the Capital Markets Department

•  Various positions at Goldman, Sachs & Co. from 1971 to 1972

Other Leadership Experience, Community

Involvement and Education:

•  Director, member and former Chair of the Investment Committee of UJA-Federation of New York

•  Member of the Investment Committee of the JPB Foundation and the Board of Overseers of Columbia Business School

•  Former member of the Boards of Trustees and Investment Committees of the University of Pennsylvania, the Lasker Foundation, the Horace Mann School

•  Former member of the Advisory Board of Blackstone Alternative Asset Management

•  Former Vice Chair of the Investment Committee of The Museum of Modern Art

•  Former Director of Credit Suisse First Boston (USA) and The New York Stem Cell Foundation

•  Recipient of numerous awards, including the Alumni Award of Merit of the University of Pennsylvania, the Columbia Business School Distinguished Alumna Award, the AJC National Human Relations Award, the Anti-Defamation League Woman of Achievement Award and the Catalyst Award for Corporate Leadership

•  Received a BA from the University of Pennsylvania and an MBA with honors from Columbia Business School

Director since: May 2004 Age: 70 Independent Board Committees: • Compensation Other Public Company Boards: • Current: None • Former (past 5 years): None

| 2020 Proxy Statement	13

1›	PROPOSAL 1: ELECTION OF DIRECTORS

DIANE J. HOSKINS Co-CEO and Chair of M. Arthur Gensler Jr. & Associates, Inc.

Qualifications:

Ms. Hoskins has more than 30 years of architecture, design, real estate and business experience, including as a chief executive officer of a global brand. During this time, she has gained extensive leadership, strategic planning, and organizational development experience, as well as a deep understanding of markets and clients, including their current and future space needs and insight into how companies envision their work spaces of the future.

Professional Background:

•  Co-CEO of M. Arthur Gensler Jr. & Associates, Inc. (“Gensler”), the world’s largest architecture, design, and planning firm since 2005, and Chair of the Gensler Board of Directors since 2018, where Ms. Hoskins has broad responsibility for managing Gensler, overseeing the company’s global platform and its day-to-day operations, which spans over 6,000 employees networked across 48 offices in the Americas, Europe, Asia, and the Middle East

•  Various positions at Gensler since 1995, including Southeast Regional Managing Principal and Managing Director of the Washington, DC office

•  Founded the Gensler Research Institute to generate new knowledge and develop a deeper understanding of the connection between design, business, and the human experience

•  Senior Vice President of Epstein Architecture and Engineering from 1990 to 1994

•  Development Analyst at Olympia & York from 1987 to 1990

•  Architect Designer at Gensler from 1983 to 1985

•  Architect at Skidmore Owings & Merrill from 1980 to 1983

Other Leadership Experience, Community

Involvement and Education:

•  Member of the World Economic Forum’s Global Future Council on Cities & Urbanization and the CEO Initiative by Fortune and Time

•  Fellow of the American Institute of Architects and member of several organizations, including the D.C. Board of Trade and the Economic Club of Washington, DC

•  Serves on the Visiting Committee of the School of Architecture at the Massachusetts Institute of Technology (MIT) and the Board of Advisors of the University of California, Los Angeles (UCLA) Anderson School of Management

•  Ms. Hoskins has been honored by several organizations for her work, including the Spirit of Life Award from City of Hope and the Outstanding Impact Award from the Council of Real Estate Women

•  Inducted into the Washington Business Hall of Fame in 2016, and, along with her Co-CEO, were ranked on the Business Insider’s 100 “Creators” list, a who’s who of the world’s 100 top creative visionaries

•  Ms. Hoskins is sought after by the media to share her expertise in many top tier media outlets, including The New York Times, Harvard Business Review, Fortune, Financial Times, Bloomberg TV, and global architecture and design trade publications

•  Frequent speaker at premier conferences, including the Bloomberg Business/CEO Summit, the Economist Human Potential Conference, and the Wall Street Journal Future of Cities Conference; was a featured panelist at the UN Climate Summit in the fall of 2019

•  Graduated from MIT and holds an MBA from the Anderson Graduate School of Management at UCLA

Director since: May 2019 Age: 62 Independent Board Committees: • NCG Other Public Company Boards: • Current: None • Former (past 5 years): None

14	| 2020 Proxy Statement

1›	PROPOSAL 1: ELECTION OF DIRECTORS

DOUGLAS T. LINDE President of Boston Properties, Inc.

Qualifications:

Mr. Linde has more than 30 years of experience in the real estate industry, including as our President and former Chief Financial Officer, during which time he gained extensive knowledge of the real estate industry, capital markets and real estate finance, as well as substantial experience in transactional, operational and accounting matters.

Professional Background:

•  President of Boston Properties, Inc. since May 2007

•  Mr. Linde joined Boston Properties in January 1997 as Vice President of Acquisitions and New Business to help identify and execute acquisitions and to develop new business opportunities and served as Senior Vice President for Financial and Capital Markets from October 1998 to January 2005, Chief Financial Officer and Treasurer from September 2000 to November 2007, and Executive Vice President from January 2005 to May 2007

•  President of Capstone Investments, a Boston real estate investment company, from 1993 to 1997

•  Project Manager and Assistant to the Chief Financial Officer of Wright Runstad and Company, a private real estate developer in Seattle, WA, from 1989 to 1993

•  Began his career in the real estate industry with Salomon Brothers’ Real Estate Finance Group

Other Leadership Experience, Community

Involvement and Education:

•  Trustee of the Beth Israel Lahey Health Board of Trustees

•  Director Emeritus of the Board of Directors of Beth Israel Deaconess Medical Center (“BIDMC”) and co-chair of the BIDMC capital campaign

•  Member of the Real Estate Roundtable

•  Director of the Boston Municipal Research Bureau and Jobs for Massachusetts

•  Member of the Urban Studies and Planning Visiting Committee at MIT and the Wesleyan University Board of Trustees

•  Received a BA from Wesleyan University and an MBA from Harvard Business School

Director since: January 2010 Age: 56 Other Public Company Boards: • Current: None • Former (past 5 years): None

| 2020 Proxy Statement	15

1›	PROPOSAL 1: ELECTION OF DIRECTORS

MATTHEW J. LUSTIG Chairman of North America Investment Banking and Head of Real Estate and Lodging at Lazard Fréres & Co.

Qualifications:

Mr. Lustig has worked for more than 35 years in the real estate industry, during which time he has gained extensive experience providing strategic and financial advice and transaction execution to clients including leading real estate companies, and investing in real estate companies and assets as a principal.

Professional Background:

•  Chairman of North America Investment Banking at Lazard Frères & Co. (“Lazard”), the investment bank, since 2019 (previously Head of North America Investment Banking, from 2012 to 2019), with responsibility for the management of a range of Financial Advisory/Investment Banking businesses

•  Head of Real Estate & Lodging at Lazard, a position he has held for more than 20 years, serving clients and running its Real Estate and Lodging industry group. In recent years, Mr. Lustig has played an active role in more than $300 billion of advisory assignments and transactions involving leading real estate and lodging companies in the public and private markets

•  Former Chief Executive Officer of the real estate investment business of Lazard and its successors, where he oversaw multiple funds with over $2.5 billion of equity capital invested in REITs and real estate operating companies

•  Director of Ventas, Inc., a REIT with a portfolio of senior housing, research and innovation, and healthcare properties, since May 2011

•  Former Chairman of Atria Senior Living Group, Inc., which was acquired by Ventas in May 2011

•  Former director of several other public and private fund portfolio REITs and companies

Other Leadership Experience, Community

Involvement and Education:

•  Member of the Real Estate Roundtable, the Urban Land Institute, the Pension Real Estate Association (former Board and Executive Committee member) and the Council on Foreign Relations

•  Member of the Real Estate centers at the business schools of Wharton/UPenn (Chairman of the Advisory Board) and Columbia University

•  Member of the Board of Advisors at the School of Foreign Service at Georgetown University

•  Received a BSFS from Georgetown University

Director since: January 2011 Age: 59 Independent Board Committees: • NCG (Chair) Other Public Company Boards: • Current: Ventas, Inc. • Former (past 5 years): None

16	| 2020 Proxy Statement

1›	PROPOSAL 1: ELECTION OF DIRECTORS

OWEN D. THOMAS Chief Executive Officer of Boston Properties, Inc.

Qualifications:

Mr. Thomas is a recognized leader in the real estate industry with more than 33 years of executive leadership, strategic planning and management experience, as well as substantial experience in financial and capital markets.

Professional Background:

•  Chief Executive Officer of Boston Properties, Inc. since April 2013

•  Chairman of the Board of Directors of Lehman Brothers Holdings Inc. (“LBHI”) from March 2012 until March 2013 and continues to serve as a member of the Board of Directors of LBHI

•  Various positions at Morgan Stanley from 1987 to 2011, including Chief Executive Officer of Morgan Stanley Asia Ltd., President of Morgan Stanley Investment Management, Head of Morgan Stanley Real Estate and Managing Director

•  Member of Morgan Stanley’s Management Committee from 2005 to 2011

Other Leadership Experience, Community

Involvement and Education:

•  Global Chairman of the Urban Land Institute

•  Director of the Real Estate Roundtable

•  Member of the Executive Board of Nareit

•  Received a BS in Mechanical Engineering from the University of Virginia and an MBA from Harvard Business School

Director since: April 2013 Age: 58 Other Public Company Boards: • Current: None • Former (past 5 years): None

| 2020 Proxy Statement	17

1›	PROPOSAL 1: ELECTION OF DIRECTORS

DAVID A. TWARDOCK Former President of Prudential Mortgage Capital Company, LLC

Qualifications:

Mr. Twardock has more than 30 years of experience in the real estate finance industry, during which time he has overseen the lending and asset management of billions of dollars of commercial mortgages and other real estate debt financing and the management and disposition of billions of dollars of real estate equity.

Professional Background:

•  Former President of Prudential Mortgage Capital Company, LLC, the real estate finance affiliate of Prudential Financial, Inc., from December 1998 to March 2013, which had more than $70 billion in assets under management and administration as of December 31, 2012 and annually lent billions of dollars in real estate debt financing

•  Various positions with Prudential relating to real estate equity and debt from 1982 to December 1998, including as Senior Managing Director of Prudential Realty Group from 1996 to November 1998

•  Member of the advisory boards of Blue Vista Capital Management and LBA Realty

•  Director of Morgan Stanley Bank, N.A. from 2015 through 2018

Other Leadership Experience, Community

Involvement and Education:

•  Member of the Urban Land Institute and the Economics Club of Chicago

•  Former director of the Real Estate Roundtable and former Chairman of the Real Estate Roundtable Capital Markets Committee

•  Received a BS in Civil Engineering from the University of Illinois and an MBA in Finance and Behavioral Science from the University of Chicago

Director since: May 2003 Age: 63 Board Committees: • Audit (Chair) • Compensation Other Public Company Boards: • Current: None • Former (past 5 years): None

18	| 2020 Proxy Statement

1›	PROPOSAL 1: ELECTION OF DIRECTORS

WILLIAM H. WALTON, III Co-Founder and Managing Member of Rockpoint Group, LLC

Qualifications:

Mr. Walton has 40 years of real estate investment, development and management experience, as well as executive leadership experience having served in various roles and as a director of several public and private companies.

Professional Background:

•  Co-founder and managing member of Rockpoint Group, LLC (“Rockpoint”), a global real estate investment management firm, where Mr. Walton is responsible for the overall operations and management of Rockpoint, as well as overseeing the origination, structuring and asset management of all of Rockpoint’s investment activities; since 1994, the Rockpoint founding managing members have invested in approximately $60 billion of real estate

•  Co-founder of Westbrook Real Estate Partners, LLC (“Westbrook”), a real estate investment management firm

•  Managing director in the real estate group of Morgan Stanley & Co., Inc. prior to co-founding Westbrook

•  Director of Crow Holdings, a privately owned real estate and investment firm, and FRP Holdings, Inc., a company engaged in the real estate business

•  Former trustee of Corporate Office Properties Trust and former director of Florida Rock Industries and The St. Joe Company

Other Leadership Experience, Community

Involvement and Education:

•  Involved with several real estate industry organizations

•  Director or trustee of several non-profit organizations, with a particular interest in educational and policy entities, including the American Enterprise Institute, the Jacksonville University Public Policy Institute, KIPP Jacksonville Schools, Mpala Wildlife Foundation and the University of Florida Investment Corporation

•  Former member of the boards of Communities in Schools, the Episcopal School of Jacksonville, Princeton University and Princeton University Investment Company

•  Received an AB from Princeton University and an MBA from Harvard Business School

Director since: May 2019 Age: 68 Board Committees: • Audit Other Public Company Boards: • Current: FRP Holdings, Inc. • Former (past 5 years): None

| 2020 Proxy Statement	19

1›	PROPOSAL 1: ELECTION OF DIRECTORS

›  SUMMARY OF BOARD NOMINEE QUALIFICATIONS, EXPERIENCE AND DIVERSITY

In addition to the minimum qualifications that our Board of Directors believes are necessary for all directors, the following chart highlights certain qualifications and experience that are relevant to our long-term strategy and therefore relevant when considering candidates for election to our Board. A mark for an attribute indicates that the nominee gained the attribute through a current or prior position other than his or her service on the Boston Properties Board of Directors. Our Board did not assign specific weights to any of these attributes or otherwise formally rate the level of a nominee’s attribute relative to the rating for any other potential nominee. The absence of a mark for an attribute does not necessarily mean that the nominee does not possess that attribute; it means only that when the Board considered that nominee in the overall context of the composition of our Board of Directors, that attribute was not a key factor in the determination to nominate that individual. Further information on each nominee’s qualifications and relevant experience is provided in the individual biographical descriptions above.

NOMINEE QUALIFICATIONS AND EXPERIENCE

Qualification/Experience	Ayotte	Duncan	Dykstra	Einiger	Hoskins	Klein	Linde	Lustig	Thomas	Twardock	Walton
Strategic Planning and Leadership	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑
CEO/Executive Management		🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑
Risk Oversight	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑
REITs/Real Estate		🌑			🌑		🌑	🌑	🌑	🌑	🌑
Asset Management		🌑	🌑	🌑			🌑	🌑	🌑	🌑	🌑
Capital Markets/ Investment Banking		🌑	🌑	🌑			🌑	🌑	🌑	🌑	🌑
Other Public Company Board Experience	🌑	🌑	🌑	🌑		🌑		🌑	🌑		🌑
Government/Public Policy	🌑					🌑					🌑
International	🌑	🌑	🌑	🌑	🌑	🌑		🌑	🌑	🌑	🌑
Financial Literacy	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑
Technology Industry	🌑		🌑		🌑	🌑
Corporate Governance	🌑	🌑		🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑
Sustainability	🌑				🌑		🌑		🌑
Talent Management	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑	🌑

BOARD COMPOSITION

9 of 11	7.2 years	63.2 years	4	1
Independent Directors	Average Tenure of all Nominees	Average Age of all Nominees	Women	Ethnic Minority

20	| 2020 Proxy Statement

1›	PROPOSAL 1: ELECTION OF DIRECTORS

DIRECTOR INDEPENDENCE

Under the rules of the New York Stock Exchange (the “NYSE”), a majority of the Board of Directors must qualify as “independent directors.” To qualify as an “independent director,” the Board of Directors must affirmatively determine that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our Board of Directors established categorical standards to assist it in making the required independence determinations.

Under these categorical standards, any relationship with us shall be deemed not material if:

1.	The relationship does not preclude a finding of independence under Sections 303A.02(b) of the NYSE Listed Company Manual (the “NYSE Disqualifying Rules”); and

2.	The relationship does not involve any of the following, whether currently existing or occurring since the end of the last fiscal year or during the past three fiscal years:

(a)

a director being an executive officer of, or owning, or having owned, of record or beneficially in excess of ten percent (10%) equity interest in, any business or professional entity that has made during any of such fiscal years, or proposes to make during the Company’s current fiscal year, payments to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company for property or services in excess of five percent (5%) of: (i) the Company’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year), or (ii) the other entity’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year);

(b)

a director being an executive officer of, or owning, or having owned, of record or beneficially in excess of ten percent (10%) equity interest in, any business or professional entity to which the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company has made during any of such fiscal years, or proposes to make during the Company’s current fiscal year, payments for property or services in excess of five percent (5%) of: (i) the Company’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year), or (ii) the other entity’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year);

(c)

a director or an immediate family member of the director being an officer, director or trustee of a charitable organization where the annual discretionary charitable contributions of the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in any single year to the charitable organization exceeded the greater of $1 million or two percent (2%) of that organization’s consolidated gross revenues for the fiscal year;

(d)

a director or an immediate family member of a director being indebted to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in an amount in excess of $120,000;

(e)

a director being an executive officer, partner or greater than 10% equity owner of an entity, or being a trustee or a substantial beneficiary of a trust or estate, indebted to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in an amount in excess of the greater of $120,000 or 5% of such entity’s total consolidated assets, or to whom the Company or an entity controlled by an executive officer of the Company is indebted (other than with respect to (i) any publicly traded debt securities of the Company or such entity or (ii) non-recourse loans secured by real estate where both the lender and the Company or such entity intend for the lender to transfer all right to, and control over, the loan within 12 months and the documentation includes customary provisions for loans targeted at the commercial mortgage backed securities (CMBS) or collateralized debt obligation (CDO) markets) in an amount in excess of 5% of the Company’s or such entity’s total consolidated assets;

(f)

a transaction or currently proposed transaction (other than relating to the ownership of securities), which involved or involves the direct or indirect payment in a single year of in excess of $120,000 from the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company to a director or an immediate family member of a director;

| 2020 Proxy Statement	21

1›	PROPOSAL 1: ELECTION OF DIRECTORS

(g)

a director or an immediate family member of a director being an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of an entity that has a co-investment or is a joint venture partner with the Company where the amount of the entity’s equity investment in any single year exceeds the greater of $1 million or 2% of the total consolidated assets of the entity; or

(h)

a director or an immediate family member of a director being an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of an entity (other than the Company) in which an executive officer of the Company or an entity controlled by an executive officer of the Company is an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of the entity.

For purposes of these standards, “immediate family” member has the same meaning as in the NYSE Disqualifying Rules.

Relationships not specifically deemed not material by the above categorical standards may, in the Board’s judgment, be deemed not to be material.

›  2020 INDEPENDENCE DETERMINATIONS

The Board of Directors concluded that the following directors qualify as independent directors under NYSE rules because none of them (1) has any relationships that would disqualify him or her from being considered independent under the minimum objective standards contained in the NYSE rules or (2) has any relationships other than those deemed to be immaterial under the categorical standards adopted by the Board of Directors.

› Kelly A. Ayotte › Bruce W. Duncan › Karen E. Dykstra	› Carol B. Einiger › Diane J. Hoskins › Joel I. Klein	› Matthew J. Lustig › David A. Twardock › William H. Walton, III

In determining that each of Ms. Ayotte and Messrs. Duncan and Twardock qualified as an independent director for purposes of his or her service on the Compensation Committee, our Board considered that (1) each serves or previously served as a non-employee director for a company with which Boston Properties has a commercial relationship and engaged in transactions in the ordinary course of business, (2) each transaction was on arms’-length terms and the director had no direct or indirect involvement in the transaction, and (3) the director had no pecuniary interest in the success of the transaction.

CONSIDERATION OF DIRECTOR NOMINEES

›  SECURITYHOLDER RECOMMENDATIONS

The NCG Committee’s current policy is to review and consider any director candidates who have been recommended by securityholders in compliance with the procedures established from time to time by the NCG Committee. All securityholder recommendations for director candidates must be submitted to our Secretary at Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, who will forward all recommendations to the NCG Committee. We did not receive any securityholder recommendations for director candidates for election at the 2020 annual meeting in compliance with the procedures set forth below. All securityholder recommendations for director candidates for election at the 2021 annual meeting of stockholders must be submitted to our Secretary on or before December 4, 2020 and must include the following information:

•	the name and address of record of the securityholder;

•

a representation that the securityholder is a record holder of our securities, or if the securityholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934;

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1›	PROPOSAL 1: ELECTION OF DIRECTORS

•

the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

•

a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership as approved by the Board from time to time;

•	a description of all arrangements or understandings between the securityholder and the proposed director candidate;

•

the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission (“SEC”).

›  BOARD MEMBERSHIP CRITERIA

The NCG Committee has established criteria for NCG Committee-recommended director nominees. These criteria include the following specific, minimum qualifications that the NCG Committee believes must be met by an NCG Committee-recommended nominee for a position on the Board:

•	the candidate must have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

•	the candidate must be highly accomplished in his or her respective field, with superior credentials and recognition;

•	the candidate must be well regarded in the community and must have a long-term reputation for high ethical and moral standards;

•	the candidate must have sufficient time and availability to devote to our affairs, particularly in light of the number of boards on which the candidate may serve;

•

the candidate’s principal business or occupation must not be such as to place the candidate in competition with us or conflict with the discharge of a director’s responsibilities to us and our stockholders; and

•	to the extent the candidate serves or has previously served on other boards, the candidate must have a history of actively contributing at board meetings.

In addition to the minimum qualifications for each nominee set forth above, the NCG Committee will recommend director candidates to the full Board for nomination, or present director candidates to the full Board for consideration, to help ensure that:

•	a majority of the Board of Directors will be “independent” as defined by the NYSE rules;

•	each of its Audit, Compensation and NCG Committees will be comprised entirely of independent directors; and

•

at least one member of the Audit Committee will have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Finally, in addition to any other standards the NCG Committee may deem appropriate from time to time for the overall structure and composition of the Board, the NCG Committee may consider the following factors when recommending director candidates to the full Board for nomination, or presenting director candidates to the full Board for consideration:

•	whether the candidate has direct experience in the real estate industry or in the markets in which we operate; and

•	whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

›  IDENTIFYING AND EVALUATING NOMINEES

The NCG Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, the Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate.

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1›	PROPOSAL 1: ELECTION OF DIRECTORS

The NCG Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or has been recommended to it by a securityholder in compliance with the NCG Committee’s procedures for that purpose, and conduct inquiries it deems appropriate into the background of these proposed director candidates. In identifying and evaluating proposed director candidates, the NCG Committee may consider, in addition to the minimum qualifications for NCG Committee-recommended director nominees, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence and the needs of our Board. Neither the NCG Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees, although both may consider diversity when identifying and evaluating proposed director candidates. As noted above, the NCG Committee, when recommending director candidates to the full Board for nomination, may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience. Other than circumstances in which we may be legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a securityholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

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2›	CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Boston Properties is committed to strong corporate governance policies, practices, and procedures designed to make the Board effective in exercising its oversight role. Our Board of Directors oversees management performance on behalf of our stockholders to ensure that the long-term interests of our stockholders are being served, to monitor adherence to Boston Properties standards’ and policies, and to promote the exercise of responsible corporate citizenship. Our Board values and considers the feedback we receive from our stockholders, and we have taken a number of actions over the last several years to increase stockholder rights, enhance the Board’s structure, and augment our commitment to sustainability and corporate responsibility taking into account those perspectives.

BOARD LEADERSHIP STRUCTURE

Our Corporate Governance Guidelines provide that our Board of Directors does not have a policy with respect to whether or not the role of Chairman of the Board and CEO should be separate or combined. However, our Board has determined that its leadership structure should include either an independent, non-executive Chairman of the Board or a lead independent director who satisfies our standards for independence. Accordingly, our Corporate Governance Guidelines provide that it is the Board’s policy that if (1) the positions of Chairman of the Board and CEO are held by the same person, (2) the position of Chairman of the Board is held by a non-independent director or (3) none of the directors has been elected to serve as Chairman of the Board, then the independent directors shall select an independent director to serve as lead independent director.

When our Board of Directors amended our Corporate Governance Guidelines in 2014 to create the position of lead independent director, the Board contemplated that in the future it might determine that it is advisable to appoint an independent, non-executive Chairman of the Board. As a result, our Corporate Governance Guidelines provide that an independent director selected to serve as lead independent director will serve in that role until (1) he or she ceases to be an independent director or resigns from the position, (2) a successor is selected by a majority of the independent directors or (3) an independent director is serving as the Chairman of the Board. In addition, if the Chairman of the Board is an independent director, then the Chairman of the Board shall assume the responsibilities of the lead independent director referenced above and there will not be a separate lead independent director.

The independent directors selected Mr. Klein to serve as lead independent director in May 2016, a position he held until May 2019. Our Board of Directors appointed Mr. Klein as independent, non-executive Chairman of the Board, effective immediately following the 2019 annual meeting of stockholders. In addition to responsibilities that may be assigned from time to time by the full Board, Mr. Klein’s responsibilities as Chairman include:

•  Approving information sent to the Board

•  Approving Board meeting agendas and schedules to ensure that sufficient time for all agenda items

•  Coordinating the work of each committee with the activities of the full Board

•  Calling meetings of the independent directors

•  Presiding at all meetings of the Board, including executive sessions of independent directors

•  Attending meetings of Board committees regularly

•  Working with the CEO and the Chair of the NCG Committee to provide strategic direction on all Board and governance matters

•  Serving as liaison between the CEO and the independent directors

•  Working with the CEO on matters of strategic importance to the Board and the Company

•  Ensuring that he is available, if requested by major stockholders, for direct consultation and communication

•  Working with the Compensation Committee to establish and review annual and long-term goals for assessing performance and to evaluate the performance of the CEO

•  Conducting bi-annual interviews with individual directors regarding individual contributions and overall Board composition and planning

•  Independently reviewing with the CEO the Company’s succession plan for executive officers

Our Board believes that Mr. Klein’s appointment as Chairman enhances our independent directors’ oversight of our business and affairs. Our Board of Directors encourages strong communication among all of its independent directors and the CEO, and the Board believes that it has been able to effectively provide independent oversight of our business and affairs, including risks facing the

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2›	CORPORATE GOVERNANCE

Company, through our Chairman of the Board, the independent committees of our Board of Directors, the overall composition of our Board of Directors and contributions from all of our independent directors and other corporate governance processes in place.

BOARD AND COMMITTEE MEETINGS

Number of Meetings and Attendance. Our Board of Directors met eight times during 2019. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of our Board of Directors in 2019 held during the period for which he or she was a director and (2) the total number of meetings in 2019 of all committees of our Board of Directors on which the director served during the periods that he or she served. As a whole, during 2019, our directors attended more than 98% of the aggregate number of Board meetings and meetings of committees on which they served.

Annual Meeting Attendance. Directors are expected to attend annual meetings of our stockholders in person unless doing so is impracticable due to unavoidable conflicts. Nine of the eleven directors then serving, along with two first-time nominees, attended the 2019 annual meeting of stockholders. Two directors then serving did not attend the 2019 annual meeting of stockholders because they were not standing for re-election.

Meetings of Non-Management Directors. Directors who qualify as “non-management” within the meaning of the rules of the NYSE meet on a regular basis in executive sessions without management participation. The executive sessions occur after each regularly scheduled meeting of our entire Board and at such other times that the non-management directors deem appropriate, and they are chaired by our independent, non-executive Chairman of the Board. Each director has the right to call an executive session. Currently, all of our non-management directors are independent.

BOARD REFRESHMENT AND EVALUATIONS

›  DIRECTOR SUCCESSION PLANNING

Led by our Chairman of the Board and our NCG Committee, our Board of Directors remains focused on ensuring a smooth transition if and when directors decide to retire or otherwise leave our Board and that the composition of our Board is systematically refreshed so that, taken as a whole, our Board has the desired mix of skills, experience, reputation and diversity relevant to our strategic direction and operating environment, as well as the knowledge, ability and independence to continue to deliver a high standard of governance expected by investors. Among other aspects of the process, our Board of Directors:

•

identifies the collective mix of desired skills, experience, knowledge, diversity and independence for our Board of Directors, taken as a whole, and identifies potential opportunities for enhancement in one or more of those areas;

•	considers each current director’s experience, skills, principal occupation, reputation, independence, age, tenure, committee membership and diversity (including geography, gender and ethnicity); and

•

considers the results of our Board and committee self-evaluations, as well as feedback received from this bi-annual oral interviews of each director by our Chairman of the Board (see “– Board and Committee Evaluations” below).

Our Board of Directors recognizes the importance of continuity and that refreshment should not be effectuated all at once. Consistent with this approach, between 2016-2019, our Board nominated, and our stockholders elected, five new directors (Mses. Ayotte, Dykstra and Hoskins and Messrs. Duncan and Walton).

Board Committee Rotation. The NCG Committee also considers the periodic rotation of committee members and committee chairs to introduce fresh perspectives and to broaden and diversify the views and experience represented on committees.

Director Tenure and Mandatory Retirement Age. To ensure that our Board has an appropriate balance of experience, continuity and fresh perspective, our Board considers the length of tenure and age when nominating candidates for election. Our Board does not have formal limits on director tenure, but has a policy that provides no person shall be nominated by the Board for election as a non-employee director following his or her 75th birthday.

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2›	CORPORATE GOVERNANCE

›  BOARD AND COMMITTEE EVALUATIONS

The feedback received from each member of our Board during the Board and committee evaluation process plays a critical role in ensuring that our Board and its committees function effectively. To this end, the NCG Committee is responsible for establishing the process used and the criteria for the evaluations.

Topics considered during the Board and committee evaluations include: Board and Committee Operations

• Board and committee membership, including independence, director skills, background, expertise and diversity • Committee structure
• Process for director nominations
• Number and conduct of meetings, including time allocated for, and encouragement of, candid dialogue
• Materials and information, including quality, quantity and timeliness of information received from management, and suggestions for educational sessions
• Culture
Board Performance
• Strategy oversight • Identification of topics that should receive more attention and discussion • Management succession • Financial, cyber and other risk oversight
Committee Performance
• Performance of committee duties under its charter • Effectiveness of outside advisors

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2›	CORPORATE GOVERNANCE

BOARD COMMITTEES

Our Board of Directors has an (1) Audit, (2) Compensation and (3) NCG Committee. Each of the Audit Committee, Compensation Committee and NCG Committee operates pursuant to a charter that was approved by our Board of Directors and that is reviewed and reassessed at least annually. A copy of each of these charters is available on our website at http://www.bxp.com under the heading “Corporate Governance.” Our Board of Directors may from time to time establish other special or standing committees to facilitate the management of Boston Properties or to discharge specific duties delegated by the full Board of Directors.

The membership and the function of each of the Audit Committee, Compensation Committee and NCG Committee, and the number of meetings each held during 2019, are described below.

›  AUDIT COMMITTEE

Members:

David A. Twardock (Chair)*

Karen E. Dykstra*

William H. Walton, III†

Number of Meetings in

2019: 9

*Our Board of Directors determined that each of Ms. Dykstra and Mr. Twardock qualifies as an “audit committee financial expert” as that term is defined in the rules of the SEC.

† Mr. Walton was appointed to the Audit Committee on May 21, 2019.

The Audit Committee’s responsibilities include:

•  sole authority to appoint, retain, terminate and determine the compensation of our independent registered public accounting firm;

•  reviewing with our independent registered public accounting firm the scope and results of the audit engagement;

•  approving professional services provided by our independent registered public accounting firm;

•  reviewing the independence of our independent registered public accounting firm;

•  overseeing the planning and conduct of our annual risk assessment;

•  evaluating the Company’s internal audit function and reviewing the internal audit plan; and

•  performing such other oversight functions as may be requested by our Board of Directors from time to time.

Each member of the Audit Committee is “independent” as that term is defined in the rules of the SEC and the NYSE.

For additional disclosures regarding the Audit Committee, including the Audit Committee Report, see “Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm” beginning on page 84.

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2›	CORPORATE GOVERNANCE

›  COMPENSATION COMMITTEE

Members: Bruce W. Duncan (Chair) Kelly A. Ayotte Carol B. Einiger David A. Twardock Number of Meetings in 2019: 7

The Compensation Committee’s responsibilities include:

•  reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO and certain designated senior executive officers;

•  evaluating the performance of the CEO and designated senior executive officers in light of such goals and objectives and determining and approving compensation of these officers based on such evaluation;

•  reviewing and approving the compensation of other executive officers;

•  reviewing and approving grants and awards under all incentive-based compensation plans and equity-based plans;

•  reviewing and making recommendations to the full Board of Directors regarding the compensation of non-employee directors; and

•  performing other functions and duties deemed appropriate by our Board of Directors.

None of the members of the Compensation Committee is an employee of Boston Properties and each of them is an independent director under the NYSE rules.

The Compensation Committee makes all compensation decisions for all executive officers. The Compensation Committee reviews and approves all equity awards for all employees and delegated limited authority to the CEO to make equity grants to employees who are not executive officers.

In 2019, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to serve as its new independent, third-party advisor to provide a fresh perspective on our overall executive compensation program, advise on the reasonableness of executive compensation levels in comparison with those of other similarly situated companies and consult on the structure of our executive compensation program to optimally support our business objectives. FW Cook also advised on executive compensation trends among REITs and the broader market. Information concerning the nature and scope of FW Cook’s assignments and related disclosures is included under “Compensation Discussion and Analysis” beginning on page 43.

The Compensation Committee Report is included in this proxy statement on page 82.

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2›	CORPORATE GOVERNANCE

›  NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Members: Matthew J. Lustig (Chair) Kelly A. Ayotte Bruce W. Duncan Diane J. Hoskins* Number of Meetings in 2019: 3 *Ms. Hoskins was appointed to the NCG Committee on May 21, 2019.

The NCG Committee is responsible for, among other functions:

•  identifying individuals qualified to become Board members, consistent with criteria established by the NCG Committee, and recommending to the Board director nominees for election at each annual meeting of stockholders;

•  establishing a policy with regard to the consideration by the NCG Committee of director candidates recommended by securityholders;

•  establishing procedures to be followed by securityholders submitting such recommendations and establishing a process for identifying and evaluating nominees for the Board of Directors, including nominees recommended by securityholders; and

•  performing such other functions as may be requested by our Board of Directors from time to time.

The NCG Committee is also responsible for annually reviewing our Corporate Governance Guidelines and recommending any changes to the Board of Directors. These Corporate Governance Guidelines provide that the NCG Committee, together with our Chief Executive Officer, is responsible for coordinating succession planning by the Board of Directors. A copy of the Corporate Governance Guidelines is available on our website at http://investors.bxp.com/governance-guidelines.

Each member of the NCG Committee is an independent director under the NYSE rules.

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2›	CORPORATE GOVERNANCE

BOARD’S ROLE IN RISK OVERSIGHT

Our Board of Directors plays an important role in the risk oversight of Boston Properties. Our Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by our Board of Directors and its committees. In particular, our Board of Directors administers its risk oversight function through:

•	the review and discussion of regular periodic reports to our Board of Directors and its committees on topics relating to the risks that Boston Properties faces, including, among others:

›	market conditions;

›	tenant concentrations and credit worthiness;

›	leasing activity and expirations;

›	the status of current and anticipated development projects;

›	compliance with debt covenants;

›	management of debt maturities;

›	access to debt and equity capital markets;

›	existing and potential legal claims against Boston Properties;

›	climate change and sustainability;

›	potential cyber attacks and intrusions;

›	public health crises, pandemics and epidemics; and

›	various other matters relating to Boston Properties’ business;

•	the required approval by our Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others:

›	acquisitions and dispositions of properties;

›	development projects;

›	new borrowings; and

›	the appointment and retention of Boston Properties’ senior management;

•	the direct oversight of specific areas of Boston Properties’ business by the Audit, Compensation and NCG Committees; and

•

regular periodic reports from Boston Properties’ independent registered public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of Boston Properties as a REIT for tax purposes and Boston Properties’ internal control over financial reporting.

Our Board of Directors also relies on management to bring significant matters impacting Boston Properties to its attention.

Pursuant to the Audit Committee’s charter, the Audit Committee is specifically responsible for discussing the guidelines and policies that govern the process by which Boston Properties’ exposure to risk is assessed and managed by management. As part of this process, the Audit Committee oversees the planning and conduct of an annual risk assessment that is designed to identify and analyze risks to achieving Boston Properties’ business objectives. The results of the risk assessment are then discussed with management and used to develop Boston Properties’ annual internal audit plan. In addition, as one component of Boston Properties’ anti-fraud program, Boston Properties, under the supervision of the Audit Committee, established a hotline that is available for the anonymous and confidential submission of complaints relating to any matter to encourage the reporting of questionable activities directly to our senior management and the Audit Committee (see “– Other Governance Matters – Communications with the Board” below).

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2›	CORPORATE GOVERNANCE

Because of the role of our Board of Directors in the risk oversight of Boston Properties, our Board of Directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to Boston Properties’ operations. Our Board of Directors recognizes that there are different leadership structures that could allow it to effectively oversee the management of the risks relating to Boston Properties’ operations, and while our Board believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason our Board of Directors selected its current leadership structure over other potential alternatives. See the discussion under the heading “– Board Leadership Structure” above for a discussion of why our Board of Directors has determined that its current leadership structure is appropriate.

OTHER GOVERNANCE MATTERS

›  CODE OF BUSINESS CONDUCT AND ETHICS AND OTHER POLICIES

Our Board of Directors adopted the following policies, copies of which are available on our website:

•	Code of Business Conduct and Ethics (the “Code of Ethics”) available on our website at http://investors.bxp.com/code-conduct-and-ethics

The Code of Ethics governs business decisions made and actions taken by our directors, officers and employees. We intend to disclose on this website any amendment to, or waiver of, any provision of this Code of Ethics applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE rules.

•	Corporate Governance Guidelines available on our website at http://investors.bxp.com/governance-guidelines

•	Policy on Company Political Spending available on our website at http://investors.bxp.com/policy-political-spend

›  COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties who wish to communicate with any of our directors or the Board of Directors as a group, may do so by writing to them at Name(s) of Director(s)/Board of Directors of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

Stockholders and other interested parties who wish to contact the Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, may do so by:

•

following any of the “Procedures for Submission of Complaints under the Audit Committee Complaint Procedures” that are attached as Exhibit 1 to our Code of Ethics (see “– Code of Business Conduct and Ethics and Other Policies” above), or

•	writing to the Chair of the Audit Committee of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

You are welcome to make any such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.

Stockholders and other interested parties who wish to communicate with our non-management directors as a group, may do so by writing to Non-Management Directors of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Compliance Officer will be forwarded by the Compliance Officer promptly to the addressee(s).

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2›	CORPORATE GOVERNANCE

›  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation Committee are Mses. Ayotte and Einiger and Messrs. Duncan and Twardock. None of these persons has served as an officer or employee of Boston Properties. None of these persons had any relationships with Boston Properties requiring disclosure under Item 404 of Regulation S-K. None of Boston Properties’ executive officers served as a director or a member of a compensation committee (or other committee serving a similar function) of any other entity, an executive officer of which served as a director of Boston Properties or a member of the Compensation Committee during 2019.

›  PROXY ACCESS BY-LAW PROVISIONS

Our By-laws include a proxy access right for stockholders, pursuant to which a stockholder, or group of no more than five stockholders, meeting specified eligibility requirements, may include director nominees in our proxy materials for annual meetings of our stockholders. In order to be eligible to utilize these proxy access provisions, a stockholder, or group of stockholders, must:

•	have owned shares of common stock equal to at least 3% of the aggregate of the issued and outstanding shares of common stock continuously for at least the prior three years;

•

represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control and that such stockholder or group does not presently have such intent; and

•

provide a notice requesting the inclusion of director nominees in our proxy materials and provide other required information to us not less than 120 days prior to the anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting).

For purposes of the foregoing requirements, issued and outstanding common units, other than those owned by us, Boston Properties Limited Partnership (our “Operating Partnership”) or any of their directly or indirectly wholly owned subsidiaries and excluding issued and outstanding long term incentive units, will be treated as issued and outstanding shares of common stock.

Additionally, all director nominees submitted through these provisions must be independent and meet specified additional criteria, and stockholders will not be entitled to utilize this proxy access right at an annual meeting if we receive notice through our traditional advanced notice by-law provisions that a stockholder intends to nominate a director at such meeting. The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed 25% of the number of directors then in office.

The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in our By-laws.

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3›	EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

Biographies of our executive officers, other than Messrs. Thomas and Linde, are presented below, based on information furnished to Boston Properties by each executive officer. Each executive officer holds office until the regular meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. Information for Messrs. Thomas and Linde is included above under “Proposal I: Election of Directors – Nominees for Election” beginning on page 9.

Raymond A. Ritchey Senior Executive Vice President Age 69

•  Senior Executive Vice President of Boston Properties since January 2016, with responsibility for all business development, leasing and marketing, as well as new opportunity origination in the Washington, DC area and directly oversees similar activities on a national basis

•  Various positions at Boston Properties since 1980, including Executive Vice President, Head of our Washington, DC Office and National Director of Acquisitions and Development and Senior Vice President and Co-Manager of our Washington, DC office

• Joined Boston Properties in 1980, leading our expansion to become one of the dominant real estate firms in the Washington, DC metropolitan area
• A leading commercial real estate broker in the Washington, DC area with Coldwell Banker from 1976 to 1980
• President of the Board of Spanish Education Development (SED) Center
• Member of the Federal City Council and The Economic Club of Washington
• Founding member of the National Association of Industrial and Office Properties (NAIOP), Northern Virginia
• Chair of the JDRF Real Estate Games
• Active volunteer with numerous civic, charitable, and real estate industry organizations

•  Professional honors include: ULI Lifetime Achievement Award; Man of the Year, CREW; Brendan McCarthy Award, GWCAR; Good Scout of the Year, Boy Scouts; Trendsetter of the Year, Transwestern; Developer of the Year (numerous organizations); and Junior Achievement Man of the Year

• Graduate of the U.S. Naval Academy and U.S. Naval Post Graduate School in Monterey, California
Michael E. LaBelle Executive Vice President, Chief Financial Officer and Treasurer Age 56

•  Executive Vice President, Chief Financial Officer and Treasurer of Boston Properties since January 2016, with responsibility for overseeing the finance, accounting, tax, internal audit and investor relations departments and also for capital raising, treasury management, credit underwriting, financial strategy and planning

•  Various positions at Boston Properties since March 2000, including Senior Vice President, Chief Financial Officer and Treasurer from November 2007 to January 2016 and Senior Vice President, Finance from February 2005 to November 2007

• Former Vice President & Relationship Manager with Fleet National Bank from 1991 to 2000, with the responsibility of financing large-scale commercial real estate developments

•  Former Associate National Bank Examiner with the Office of the Comptroller of the Currency in New York City specializing in commercial real estate debt portfolio analysis and valuation in commercial banks located throughout the Mid-Atlantic and Northeastern United States

• Member of the National Advisory Board for the University of Colorado Real Estate Center
• Received a BS in Economics from the University of Colorado

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3›	EXECUTIVE OFFICERS

Peter D. Johnston Executive Vice President, Washington, DC Region Age 61

•  Executive Vice President, Washington, DC Region of Boston Properties since January 2016, with responsibility for all operations, including project development, leasing, construction, property management and administrative activities for our Washington, DC office, with a staff of approximately 181 people

•  Various positions at Boston Properties since 1987, including Senior Vice President and Regional Manager and Head of Development of our Washington, DC office; has been responsible for more than eight million square feet of new development and renovation projects

• Former director of the Northern Virginia Chapter of NAIOP
• Received a BA in Business Administration from Roanoke College, an MA from Hollins College and an MBA from the University of Virginia
Bryan J. Koop Executive Vice President, Boston Region Age 61

•  Executive Vice President, Boston Region of Boston Properties since January 2016, with responsibility for overseeing the operation of our existing regional portfolio in the Boston area, which includes the Prudential Center and Kendall Center and developing new business opportunities in the area

• Senior Vice President and Regional Manager of our Boston office from 1999 to 2016

•  Various positions at Trammell Crow Company from 1982 to 1999, where his career covered high-rise office building leasing and the development of commercial office buildings and shopping centers, including Managing Director and Regional Leader for Trammell Crow Company’s New England region, with responsibility for all commercial office and shopping center operations.

• Director of the Massachusetts Chapter of NAIOP, the Boston Green Ribbon Commission and the Kendall Square Association
• Former chairman of the Back Bay Association
• Received a BBA and an MBA from Texas Christian University
Robert E. Pester Executive Vice President, San Francisco Region Age 63

•  Executive Vice President, San Francisco Region of Boston Properties since January 2016, with responsibility for overseeing existing operations in San Francisco and our other Bay Area properties on the Peninsula and in Silicon Valley, and developing new business opportunities in the area

• Senior Vice President and Regional Manager of our San Francisco office from 1998 to 2016
• Executive Vice President and Chief Investment Officer of Bedford Property Investors, a REIT in Lafayette, California, where he led the acquisitions and development program from 1994 to 1998
• President of Bedford Property Development, a private West Coast development concern that held more than $2 billion in real estate assets from 1989 to 1998
• A leading commercial real estate broker with Cushman & Wakefield in northern California, from 1980 to 1989, where he last served as Vice President
• Received a BA in Economics and Political Science from the University of California at Santa Barbara

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3›	EXECUTIVE OFFICERS

John F. Powers Executive Vice President, New York Region Age 73

•  Executive Vice President, New York Region of Boston Properties since January 2016, with responsibility for overseeing all aspects of our New York and Princeton, New Jersey activities, including development, acquisitions, leasing and building operations

• Senior Vice President and Regional Manager of our New York office from January 2014 to January 2016
• Chairman of CBRE, Inc. for the New York Tri-State Region, from 2004 to 2016 overseeing the strategic direction of CBRE’s Tri-State operations

•  Joined the Edward S. Gordon Company, which was subsequently merged into CBRE, in 1986, where he developed and managed the Consulting Division into a strong and integral part of the firm’s service delivery platform, which facilitated its sustained leadership in the Manhattan office leasing market; also brokered millions of square feet of transactions, representing both tenants and landlords, led numerous strategic consulting assignments for large corporate occupiers and advised on many ground-up developments

• Spent eight years at Swiss Bank Corp (now UBS)
• Frequent speaker on commercial real estate in New York valued for his insight linking economic trends and conditions to their eventual impact on the office market
• Chairman of Right to Dream, Inc.
• Received a BA in Mathematics from St. Anselm College, an MA in Economics from the University of Massachusetts and an MBA from the University of Massachusetts
• Studied international economics at the Graduate Institute of International Studies, Geneva
Frank D. Burt Senior Vice President, Chief Legal Officer and Secretary Age 61	• Senior Vice President, Chief Legal Officer and Secretary of Boston Properties since 2003, with responsibility for overseeing the legal and risk management departments

•  Various positions at Boston Properties since 1986; represented Boston Properties in the acquisition of the Prudential Center in Boston and the Embarcadero Center in San Francisco, as well as in the development activities at the Prudential Center

• Former attorney in the real estate department at Nutter, McClennen & Fish in Boston
• Member of the American College of Real Estate Lawyers and the Boston Bar Association
• Speaker for the American College of Real Estate Lawyers, the Association of Corporate Counsel, Massachusetts Continuing Legal Education, NAIOP and Nareit
• Received a BA, magna cum laude, from Brown University and a JD, cum laude, from the University of Pennsylvania Law School
Michael R. Walsh Senior Vice President, Chief Accounting Officer Age 53

•  Senior Vice President, Chief Accounting Officer of Boston Properties since May 2016, with responsibility for overseeing financial reporting, property accounting and tax compliance and providing transactional support on capital markets activity

•  Executive Vice President, Chief Financial Officer and Treasurer of Paramount Group, Inc., a REIT focused on Class A office properties in New York City, Washington, DC and San Francisco, from March 2015 to March 2016

•  Various positions at Boston Properties from 1986 to 2015, including Senior Vice President, Finance and Capital Markets with responsibility for overseeing its accounting, financial reporting, financial analysis and tax functions and participated extensively in investor relations matters

• Member of Nareit’s Best Financial Practices Council
• Received a BS, magna cum laude, from Eastern Nazarene College

36	| 2020 Proxy Statement

4›	PRINCIPAL AND MANAGEMENT STOCKHOLDERS

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The table below shows the amount of common stock of Boston Properties, Inc. and units of partnership interest in our Operating Partnership beneficially owned as of February 15, 2020 by:

•	each director;

•	each of our named executive officers (“NEOs”);

•	all directors and executive officers of Boston Properties as a group; and

•	each person known by Boston Properties to be the beneficial owner of more than 5% of our outstanding common stock.

On February 15, 2020, there were:

•	154,904,043 shares of our common stock outstanding;

•

16,791,848 common units of partnership interest in our Operating Partnership (“common units”) outstanding (other than the common units held by Boston Properties), each of which is redeemable for one share of Boston Properties’ common stock (if Boston Properties elects to issue common stock rather than pay cash upon such redemption);

•

1,368,429 long term incentive units of partnership interest in our Operating Partnership (“LTIP units”) outstanding that were issued as part of our long-term incentive (“LTI”) program, excluding LTIP units issued pursuant to 2018 Multi-Year Long-Term Incentive Program (“MYLTIP”) awards, 2019 MYLTIP awards and 2020 MYLTIP awards, each of which, upon the satisfaction of certain conditions, is convertible into one common unit; and

•	61,090 deferred stock units outstanding.

All references in this proxy statement to LTIP units exclude LTIP units issued pursuant to 2018 MYLTIP awards, 2019 MYLTIP awards and 2020 MYLTIP awards because the three-year performance periods of these awards had not ended by February 15, 2020. LTIP units issued pursuant to 2018 MYLTIP awards, 2019 MYLTIP awards and 2020 MYLTIP awards are collectively referred to herein as “Unearned Performance Awards.” None of our directors or NEOs beneficially owns preferred units or shares of our preferred stock.

| 2020 Proxy Statement	37

4›	PRINCIPAL AND MANAGEMENT STOCKHOLDERS

	Common Stock			Common Stock and Units
Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned(1)	Percent of Common Stock(2)		Number of Shares and Units Beneficially Owned(1)	Percent of Common Stock and Units(3)
Directors and Named Executive Officers
Kelly A. Ayotte(4)	80	*	*	2,267	*	*
Bruce W. Duncan(5)	—	*	*	4,250	*	*
Karen E. Dykstra(6)	5,689	*	*	6,214	*	*
Carol B. Einiger(7)	19,207	*	*	26,467	*	*
Diane J. Hoskins(8)	1,140	*	*	1,140	*	*
Joel I. Klein(9)	6,642	*	*	12,992	*	*
Douglas T. Linde(10)	259,860	*	*	513,574	*	*
Matthew J. Lustig(11)	7,173	*	*	16,381	*	*
Owen D. Thomas(12)	63,488	*	*	340,708	*	*
David A. Twardock(13)	5,999	*	*	5,999	*	*
William H. Walton, III(14)	465	*	*	1,605	*	*
Raymond A. Ritchey(15)	—	*	*	338,725	*	*
Michael E. LaBelle(16)	28,479	*	*	136,817	*	*
Bryan J. Koop(17)	15,919	*	*	73,182	*	*
All directors and executive officers as a group (19 persons)(18)	470,507	*	*	1,687,979	*	*
5% Holders
The Vanguard Group(19)	20,235,548	13.06%		20,235,548	11.69%
BlackRock, Inc.(20)	15,053,881	9.72%		15,053,881	8.70%
Norges Bank (The Central Bank of Norway)(21)	13,037,554	8.42%		13,037,554	7.53%
State Street Corporation(22)	9,721,252	6.28%		9,721,252	5.62%

*	Unless otherwise indicated, the address is c/o Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

**	Less than 1%.

(1)

The number of shares of common stock “beneficially owned” by each beneficial owner is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. “Number of Shares Beneficially Owned” includes (a) shares of common stock that may be acquired upon the exercise of options that are exercisable on or within 60 days after February 15, 2020 and (b) the number of shares of common stock issuable to directors upon settlement of deferred stock units on or within 60 days after February 15, 2020. The “Number of Shares and Units Beneficially Owned” includes all shares included in the “Number of Shares Beneficially Owned” column plus the number of shares of common stock for which common units and LTIP units may be redeemed (assuming, in the case of LTIP units, that they have first been converted into common units). Under the limited partnership agreement of the Operating Partnership, the holders of the common units and LTIP units (assuming conversion in full into common units, as applicable) have the right to redeem the units for cash or, at our option, shares of common stock, subject to certain conditions. Except as otherwise noted, each beneficial owner has sole voting and investment power over the shares and units. Holders of common units, LTIP units and deferred stock units are not entitled to vote such units on any of the matters presented at the 2020 annual meeting.

(2)

The total number of shares outstanding used in calculating this percentage assumes (a) the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after February 15, 2020 held by the beneficial owner and that no options held by other beneficial owners are exercised and (b) the conversion into shares of common stock of all deferred stock units held by the beneficial owner and that no deferred stock units held by other beneficial owners are converted.

(3)

The total number of shares outstanding used in calculating this percentage assumes (a) that all common units and LTIP units are presented (assuming conversion in full into common units, if applicable) to the Operating Partnership for redemption and are acquired by Boston Properties for shares of common stock, (b) does not separately include outstanding common units held by Boston Properties, as these common units are already reflected in the denominator by the inclusion of all outstanding shares of common stock, (c) the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after February 15, 2020 held by the beneficial owner and that no options held by other beneficial owners are exercised and (d) the conversion into shares of common stock of all deferred stock units.

38	| 2020 Proxy Statement

4›	PRINCIPAL AND MANAGEMENT STOCKHOLDERS

(4)

Represents 80 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 2,187 LTIP units (of which 1,140 are subject to vesting). Excludes 724 deferred stock units, the receipt of which has been deferred to a date later than 60 days after February 15, 2020, pursuant to a specific deferral election (see “Compensation of Directors – Deferred Compensation Program” on page 41).

(5)

Represents, only under the “Number of Shares and Units Beneficially Owned” column, 4,250 LTIP units (of which 1,140 LTIP units are subject to vesting). Excludes 1,066 deferred stock units, the receipt of which has been deferred to a date later than 60 days after February 15, 2020, pursuant to a specific deferral election (see “Compensation of Directors – Deferred Compensation Program” on page 41).

(6)

Includes 5,225 shares of common stock held directly (of which 1,140 shares are subject to vesting) and 464 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 525 LTIP units.

(7)	Represents 19,207 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 7,260 LTIP units (of which 1,140 LTIP units are subject to vesting).

(8)	Represents 1,140 shares of common stock (all of which are subject to vesting).

(9)	Represents 6,642 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 6,350 LTIP units (of which 1,140 LTIP units are subject to vesting).

(10)

Includes 181,492 shares of common stock held directly (of which 2,284 shares are subject to vesting), 700 shares of common stock held by Mr. Linde’s spouse, 2,100 shares of common stock held by Mr. Linde’s children, and 75,568 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 253,714 LTIP units (of which 58,216 LTIP units are subject to vesting). Excludes Unearned Performance Awards. Mr. Linde has shared voting and dispositive power with respect to 700 shares of common stock.

(11)	Represents 7,173 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 9,208 LTIP units (of which 1,140 LTIP units are subject to vesting).

(12)

Includes 9,206 shares of common stock held directly and 54,282 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficiary Owned” column, 277,220 LTIP units (of which 91,118 LTIP units are subject to vesting). Excludes Unearned Performance Awards.

(13)

Includes 5,901 shares of common stock held directly (of which 1,140 shares are subject to vesting) and 98 deferred stock units. Excludes 25,171 deferred stock units, the receipt of which has been deferred to a date later than 60 days after February 15, 2020, pursuant to a specific deferral election (see “Compensation of Directors – Deferred Compensation Program” on page 41).

(14)	Includes 465 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 1,140 LTIP units (all of which are subject to vesting).

(15)

Includes, only under the “Number of Shares and Units Beneficially Owned” column, 99,305 common units held directly, 31,265 common units held by a trust of which Mr. Ritchey is a beneficiary and Mr. Ritchey’s spouse is the sole trustee, and 208,155 LTIP units (of which 9,749 LTIP units are subject to vesting). Excludes Unearned Performance Awards.

(16)

Includes 12,142 shares of common stock held directly (of which 4,394 shares are subject to vesting) and 16,337 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 108,338 LTIP units (of which 18,842 LTIP units are subject to vesting). Excludes Unearned Performance Awards.

(17)

Includes 585 shares of common stock held directly and 15,334 shares of common stock underlying exercisable stock options. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 57,263 LTIP units (of which 15,385 LTIP units are subject to vesting). Excludes Unearned Performance Awards.

(18)

Includes an aggregate of 274,857 shares of common stock, 161,521 shares of common stock underlying exercisable stock options and 34,129 deferred stock units. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 149,344 common units and 1,068,128 LTIP units. See also Notes (4) – (17) above. Excludes 26,961 deferred stock units, the receipt of which has been deferred to a date later than 60 days after February 15, 2020, pursuant to a specific deferral election (see “Compensation of Directors – Deferred Compensation Program” on page 41). Excludes Unearned Performance Awards.

(19)

Information regarding The Vanguard Group (“Vanguard”) is based solely on a Schedule 13G/A filed by Vanguard with the SEC on February 11, 2020. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that Vanguard has sole voting power with respect to 383,360 shares of common stock, shared voting power with respect to 193,756 shares of common stock, sole dispositive power with respect to 19,838,917 shares of common stock and shared dispositive power with respect to 396,631 shares of common stock.

(20)

Information regarding BlackRock, Inc. (“BlackRock”) is based solely on a Schedule 13G/A filed by BlackRock with the SEC on February 5, 2020. BlackRock’s address is 55 East 52nd Street, New York, NY 10055. The Schedule 13G/A indicates that BlackRock has sole voting power with respect to 13,580,239 shares of common stock and sole dispositive power with respect to all of the shares of common stock.

(21)

Information regarding Norges Bank (The Central Bank of Norway) (“Norges Bank”) is based solely on a Schedule 13G/A filed by Norges Bank with the SEC on February 11, 2020. Norges Bank’s address is Bankplassen 2, PO Box 1179 Sentrum, NO 0107 Oslo, Norway. The Schedule 13G/A indicates that Norges Bank has sole voting and dispositive power with respect to all of the shares of common stock.

(22)

Information regarding State Street Corporation (“State Street”) is based solely on a Schedule 13G filed by State Street with the SEC on February 13, 2020. State Street’s address is State Street Financial Center, One Lincoln Street, Boston, MA 02111. The Schedule 13G indicates that State Street has shared voting with respect to 8,047,537 shares of common stock and shared dispositive power with respect to 9,720,354 shares of common stock.

| 2020 Proxy Statement	39

5›	COMPENSATION OF DIRECTORS

COMPENSATION OF DIRECTORS

Our non-employee director compensation is intended to attract, retain and appropriately compensate highly qualified individuals to serve on our Board of Directors. At our 2019 annual meeting of stockholders, our stockholders approved the Boston Properties, Inc. Non-Employee Director Compensation Plan (the “Director Compensation Plan”), effective January 1, 2019. The Director Compensation Plan sets forth the cash and equity compensation that is to be paid to our non-employee directors in a specific, formulaic manner.

Our directors who are also employees receive no additional compensation for their services as directors.

COMPONENTS OF DIRECTOR COMPENSATION

›  CASH COMPENSATION

During 2019, we paid our non-employee directors the following cash compensation pursuant to the Director Compensation Plan:

Role	Annual Cash Retainer($)(1)
All Non-Employee Directors for Board Services	85,000
Chairman of the Board(2)	100,000
Chair of the Audit Committee(2)	20,000
Members of the Audit Committee	15,000
Chairs of other standing committees(2)(3)	15,000
Members of other standing committees(3)	10,000

(1)	The sum of all cash retainers are payable in quarterly installments in arrears, subject to proration for periods of service less than a full quarter in length.

(2)

The retainer payable to the Chairman is in addition to all other retainers to which the Chairman may be entitled and the retainer to each committee chair is in addition to the retainer payable to all members of the committee.

(3)	The term “other standing committees” includes the Compensation and NCG Committees, as well as other committees that may be constituted from time to time.

Under the Director Compensation Plan, non-employee directors do not receive meeting attendance fees for any meeting of our Board of Directors or a committee thereof that he or she attends. Non-employee directors also are reimbursed for reasonable expenses incurred to attend Board of Directors and committee meetings.

›  EQUITY COMPENSATION

The Director Compensation Plan provides for grants of equity to non-employee directors as follows:

•

Annual Grant. Each continuing non-employee director is entitled to receive, on the fifth business day after the annual meeting of stockholders, an annual equity award with an aggregate value of $150,000.

•

Initial Grant. Any new non-employee director that is appointed to our Board of Directors other than at an annual meeting of stockholders would be entitled to receive, on the fifth business day after the appointment, an initial equity award with an aggregate value of $150,000 (prorated based on the number of months from the date the director is first appointed to our Board of Directors to the first anniversary of the Company’s most recently held annual meeting of stockholders).

•

Annual and initial equity awards are made in the form of shares of restricted common stock, or, if offered by the Board of Directors and elected by such director, LTIP units (or a combination of both).

40	| 2020 Proxy Statement

5›	COMPENSATION OF DIRECTORS

•

The actual number of shares of restricted common stock or LTIP units that we grant is determined by dividing the fixed value of the grant by the closing market price of our common stock on the NYSE on the grant date.

•

Annual and initial grants of LTIP units and restricted common stock will vest 100% on the earlier of (1) the first anniversary of the grant date and (2) the date of the next annual meeting of stockholders.

Accordingly, on May 29, 2019, Mses. Ayotte, Einiger, Dykstra and Hoskins and Messrs. Duncan, Klein, Lustig, Twardock and Walton each received 1,140 LTIP units or shares of restricted common stock.

DEFERRED COMPENSATION PROGRAM

Non-employee directors may elect, in accordance with the Boston Properties, Inc. 2012 Stock Option and Incentive Plan (the “2012 Plan”) and our Amended and Restated Rules and Conditions for Directors’ Deferred Compensation Program (the “Directors’ Deferred Compensation Program”), to defer all cash retainers payable to such director and to receive his or her deferred cash compensation in the form of our common stock or in cash following the director’s retirement from our Board of Directors. Each director is credited with the number of deferred stock units determined by dividing the amount of the cash compensation deferred during each calendar quarter by the closing market price of our common stock on the NYSE on the last trading day of the quarter. Hypothetical dividends on the deferred stock units are “reinvested” in additional deferred stock units based on the closing market price of the common stock on the cash dividend payment date. Payment of a director’s account may be made in either a lump sum of shares of our common stock equal to the number of deferred stock units in a director’s account or in ten annual installments following the director’s retirement from our Board of Directors. In addition, non-employee directors who elect a deferred payout following their retirement from the Board may elect to change their notional investment from our common stock to a deemed investment in one or more measurement funds. This election to convert may only be made after the director’s service on the Board ends, the conversion date must be at least 180 days after the latest issuance date of deferred stock units credited to the director’s account, the election is irrevocable and the director must convert 100% of his or her deferred stock account if any is converted. Payment of a director’s account that has been converted to measurement funds will be in cash instead of shares of our common stock. The measurement funds available to directors are the same as those available to our executives under our Nonqualified Deferred Compensation Plan. See “Compensation of Executive Officers – Nonqualified Deferred Compensation” on page 72.

DIRECTOR STOCK OWNERSHIP GUIDELINES

Our Board believes it is important to align the interests of the directors with those of the stockholders and for directors to hold equity ownership positions in Boston Properties. Accordingly, each non-employee director is expected to retain an aggregate number of shares of common stock of the Company, deferred stock units (and related dividend equivalent rights) in the Company, and LTIP units, and common units in the Operating Partnership, whether vested or not, equal to at least five (5) times the value of the then current annual cash retainer paid to non-employee directors for their service on the Board, without respect to service on committees of the Board or as lead independent director or Chairman. Each non-employee director, until such director complies with the ownership guidelines set forth above, is expected to retain all equity awards granted by the Company or the Operating Partnership (less amounts sufficient to fund any taxes owed relating to such equity awards). The deferred stock units (and related dividend equivalent rights) in the Company and LTIP units and common units in the Operating Partnership shall be valued by reference to the market price of the number of shares of common stock of the Company issuable upon the settlement or exchange of such units assuming that all conditions necessary for such settlement or exchange have been met. For shares of common stock of the Company or equity valued by reference to common stock of the Company for purposes of these ownership guidelines, the market price of the common stock of the Company used to value such equity shall be the greater of (1) the market price on the date of purchase or grant of such equity or (2) the market price as of the date compliance with these ownership guidelines is measured.

| 2020 Proxy Statement	41

5›	COMPENSATION OF DIRECTORS

DIRECTOR COMPENSATION TABLE

The following table summarizes the compensation earned by our non-employee directors during the year ended December 31, 2019.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total($)
Kelly A. Ayotte	105,000	135,000	240,000
Bruce W. Duncan	139,190	135,000	274,190
Karen E. Dykstra	110,000	150,000	260,000
Carol B. Einiger	100,852	135,000	235,852
Dr. Jacob A. Frenkel(3)	37,060	—	37,060
Diane J. Hoskins	58,200	150,000	208,200
Joel I. Klein	185,000	135,000	320,000
Matthew J. Lustig	120,000	135,000	255,000
Martin Turchin(3)	39,011	—	39,011
David A. Twardock	130,000	150,000	280,000
William H. Walton, III	61,264	135,000	196,264

(1)

Mses. Ayotte and Einiger and Messrs. Duncan, Klein, Lustig, Turchin, Twardock and Walton deferred their cash fees earned during 2019 and received in lieu thereof deferred stock units. The following table summarizes the deferred stock units credited to the director accounts during 2019.

Name	Deferred Stock Units Earned During 2019 (#)
Kelly A. Ayotte	790.07
Bruce W. Duncan	1,048.22
Carol B. Einiger	758.94
Joel I. Klein	1,394.75
Matthew J. Lustig	928.49
Martin Turchin(3)	292.38
David A. Twardock	981.00
William H. Walton, III	459.26

(2)

Represents the total fair value of common stock and LTIP unit awards granted to non-employee directors in 2019, determined in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 718 “Compensation – Stock Compensation” (“ASC 718”), disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 16 to our 2019 audited financial statements beginning on page 174 of our Annual Report on Form 10-K for the year ended December 31, 2019 included in the annual report that accompanied this proxy statement. Our non-employee directors had the following unvested equity awards outstanding as of December 31, 2019: Ms. Ayotte – 1,140 LTIP units; Mr. Duncan – 1,140 LTIP units; Ms. Dykstra – 1,140 shares of restricted common stock; Ms. Einiger – 1,140 LTIP units; Ms. Hoskins – 1,140 shares of restricted common stock; Mr. Klein – 1,140 LTIP units; Mr. Lustig – 1,140 LTIP units; Mr. Twardock – 1,140 shares of restricted common stock; and Mr. Walton – 1,140 LTIP units.

(3)

Messrs. Frenkel and Turchin retired from the Board of Directors as of May 21, 2019. On May 21, 2019, the Company issued 17,949 shares of common stock to Mr. Turchin in partial settlement of his deferred stock award account.

42	| 2020 Proxy Statement

6›	COMPENSATION DISCUSSION AND ANALYSIS
I. EXECUTIVE OVERVIEW

COMPENSATION DISCUSSION AND ANALYSIS

This “Compensation Discussion and Analysis,” or “CD&A,” sets forth our philosophy and objectives regarding the compensation of our named executive officers (“NEOs”), including how we determine the elements and amounts of executive compensation. When we use the term “Committee” in this CD&A, we mean the Compensation Committee of the Board of Directors of Boston Properties, Inc. Our NEOs for 2019 were:

Owen D. Thomas	Douglas T. Linde	Raymond A. Ritchey	Michael E. LaBelle	Bryan J. Koop

Chief Executive Officer	President	Senior Executive Vice President	Executive Vice President, Chief Financial Officer and Treasurer	Executive Vice President, Boston Region

I. EXECUTIVE OVERVIEW

›  POLICY CHANGES TO COMPENSATION PROGRAM

During 2019, based on feedback received from investors following the voting results on our 2019 Say-on-Pay resolution and in connection with the onboarding of, and advice received from, Frederic W. Cook & Co., Inc. (“FW Cook”), the Committee’s new compensation consultant, the Committee made significant changes to the design and structure of our executive compensation program.

Engaged FW Cook as New Consultant(April 2019)Annual Meeting Say-on-Pay Results(May 2019)Investor Outreach(July Oct. 2019)Evaluated Feedback & Advice;Modified & Improved Policies2019Pensation"Increased performance-based equity allocation"Decreased cash compensation2020 CompensationEstablished new 2020 Annual Incentive Plan

At our 2019 annual meeting, our stockholders voted on a non-binding, advisory resolution to ratify the compensation paid to our NEOs (the “Say-on-Pay resolution”). Although the core philosophy and design of our compensation program remained materially consistent with prior years, Institutional Shareholder Services (“ISS”), a proxy advisory firm, recommended that its clients vote against our 2019 Say-on-Pay resolution and the percentage of votes cast in favor of the Say-on-Pay resolution decreased from approximately 91% at our 2018 annual meeting to approximately 67% at our 2019 annual meeting. The outcome of the vote in 2019 was sufficient to approve the resolution, but the level of support was less than we expected, less than we received on our Say-on-Pay resolution in any of the last five years and less than we desire.

In light of the voting results, our Board, led by the Chairman of the Board and the Chair of our Compensation Committee, directly engaged with our larger institutional investors, some of whom voted against the Say-on-Pay resolution, to solicit feedback on our overall executive compensation program and corporate governance and to better understand their individual concerns. After evaluating the feedback received from our investors and the advice of FW Cook, the Committee made policy changes that impacted compensation paid with respect to 2019 and will impact 2020 compensation decisions, including the establishment of the new 2020 Annual Incentive Plan (see “II. Say-on-Pay Results & Investor Outreach” and “VII. New 2020 Annual Incentive Plan”).

As discussed in this CD&A, for 2019, total compensation paid to our CEO did not change from 2018 and, for our NEOs as a group, total compensation was essentially flat compared to 2018 (a decrease of (0.7%)).

| 2020 Proxy Statement	43

6›	COMPENSATION DISCUSSION AND ANALYSIS
I. EXECUTIVE OVERVIEW

›  2019 PERFORMANCE HIGHLIGHTS

The Committee determined that the NEO’s performance in 2019 was strong, particularly given that it followed very strong performance in 2018. Overall, management met or exceeded the primary corporate goals for 2019 that were established at the beginning of the year. These goals and our NEOs’ performance against each are detailed in “V. Assessing Performance – 2019 Corporate Goals” below. We believe our NEOs’ overall strong performance in 2019 is reflected in the following highlights:

2019 Performance Highlights

11%	7.6 Million	9%	26%

Y-o-Y Growth in Diluted FFO per Share*	Square Feet Leased	Y-o-Y Increase in Cash Dividend	Total Stockholder Return (“TSR”) for 2019

6.7%	5.4%	8th	5th

Y-o-Y Growth in Same Property NOI (BXP’s Share)**	Y-o-Y Growth in Same Property NOI – Cash (BXP’s Share)**	Consecutive Green Star Recognition from GRESB	Nareit “Leader in the Light Award” since 2014

*

Refer to pages 95 through 97 of our Annual Report on Form 10-K for the year ended December 31, 2019 for information relating to and the reconciliations of diluted FFO per share to net income attributable to Boston Properties, Inc. common shareholders.

**

Refer to Appendix A to this proxy statement for reconciliations and other information regarding our share of Same Property NOI and our share of Same Property NOI – Cash for the fiscal years ended December 31, 2019 and 2018.

›  HIGHLIGHTS OF 2019 COMPENSATION DECISIONS

Based on the Committee’s assessment of 2019 performance, the Committee awarded total compensation that was unchanged from 2018 for our CEO and was essentially flat for all NEOs as a group. In addition, the Committee (1) reallocated a portion of total compensation from cash compensation to long-term incentive (LTI) equity compensation and (2) increased the amount of performance-based LTI equity compensation as a percentage of total compensation. The following are highlights of 2019 compensation:

2019 Compensation Highlights

CEO:

No Change	93%	72%	(11.3)%	55%

in total compensation from 2018	of pay that is variable and not guaranteed	paid in equity* with remaining 28% paid in cash	decrease in cash bonus from 2018	of total equity awarded as TSR-based performance equity (increase from 50% for 2018*)

All NEOs (as a group):

(0.7)%	90%	64%	(9.9)%	52%

decrease in total compensation from 2018	of pay that is variable and not guaranteed	paid in equity* with remaining 36% paid in cash	decrease in cash bonus from 2018	of total equity awarded as TSR-based performance equity

*	Equity incentives for 2019 performance were granted in 2020, and equity incentives for 2018 performance were granted in 2019.

44	| 2020 Proxy Statement

6›	COMPENSATION DISCUSSION AND ANALYSIS
I. EXECUTIVE OVERVIEW

›  COMPENSATION GOVERNANCE

The objectives of our executive compensation program are to attract, retain and reward executives who have the motivation, experience and skills to lead the Company and continue our long-term track record of profitability, growth and TSR. The following table highlights key features of our executive compensation program that demonstrate the Company’s ongoing commitment to promoting stockholder interests through sound compensation governance practices.

WHAT WE DO

✓	The vast majority of total compensation is variable pay (i.e., not guaranteed) and salaries comprise a small portion of each NEO’s total compensation opportunity.

✓	Starting in 2020, annual cash bonuses for each NEO are linked to performance against goals in three categories, and each NEO has target and maximum bonus opportunities.

✓	We align our NEOs with our long-term investors by awarding a significant percentage of total compensation in the form of equity and awarding a significant percentage of total equity in the form of multi-year, performance-based equity awards that use relative TSR as the metric.

✓	We have a clawback policy that allows for the recovery of previously paid incentive compensation in the event of a financial restatement.

✓	We have robust stock ownership guidelines for our executives (for our CEO, 6.0x base salary).

✓	We engage an independent compensation consultant to advise the Committee.

WHAT WE DON’T DO

×	We do not provide any new executive with tax gross-ups with respect to payments made in connection with a change of control.

×	We do not allow hedging or pledging of Company securities.

×	We do not encourage unnecessary or excessive risk taking as a result of our compensation policies; incentive compensation is not based on a single performance metric and we do not have guaranteed minimum payouts.

×	We do not allow for repricing of stock options.

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6›	COMPENSATION DISCUSSION AND ANALYSIS
II. SAY-ON-PAY RESULTS & INVESTOR OUTREACH

II. SAY-ON-PAY RESULTS & INVESTOR OUTREACH

The following timeline highlights the key events that factored into the Committee’s compensation decisions for 2019 and other policy changes, including the establishment of the new 2020 Annual Incentive Plan:

April 2019 Filed Proxy Statement & Retained New Compensation Consultant	• 2019 Proxy Statement filed • Committee retained FW Cook to serve as its new consultant and provide fresh perspective on our overall executive compensation program
May 2019 2019 Annual Meeting of Stockholders	• Management conducted pre-meeting investor outreach efforts • ISS recommended that its clients vote against our Say-on-Pay resolution • Received 67% support on Say-on-Pay resolution
July – Oct 2019 Engaged Investors & Evaluated Feedback

•  Our independent directors directly engaged larger institutional investors to solicit feedback and better understand individual concerns

•  Received benchmarking analyses, trend information and advice on the overall executive compensation program from FW Cook

Nov 2019 – Jan 2020 Implemented Policy Changes	• Made policy changes that impacted 2019 compensation decisions • Established new 2020 Annual Incentive Plan

›  Historical Say-on-Pay Results

At the 2019 annual meeting of stockholders, our stockholders voted on the Say-on-Pay resolution to ratify the compensation paid to our NEOs. Although the core philosophy and design of our compensation program remained materially consistent with prior years, ISS recommended that its clients vote against our 2019 Say-on-Pay resolution and the percentage of votes cast in favor of the Say-on-Pay resolution decreased from approximately 91% at our 2018 annual meeting to approximately 67% at our 2019 annual meeting.

SAY-ON-PAY RESULTS

2019	2018	2017	2016	2015

67%	91%	92%	90%	86%

The outcome of the vote in 2019 was sufficient to approve the resolution, but the level of support was less than we expected, less than we received on our Say-on-Pay resolution in any of the last five years and less than we desire.

›  Investor Outreach

Stockholder Engagement Process

In light of the voting results on the Say-on-Pay resolution, our Board directly engaged with our larger institutional investors, some of whom voted against the resolution, to solicit feedback and better understand their individual concerns on our overall executive compensation program and corporate governance. Between July and October 2019, one or more of the Chair of our Compensation Committee (Bruce W. Duncan), the Chairman of the Board (Joel I. Klein), a member of the Compensation

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6›	COMPENSATION DISCUSSION AND ANALYSIS
II. SAY-ON-PAY RESULTS & INVESTOR OUTREACH

Committee (Sen. Kelly A. Ayotte) and the Chair of the NCG Committee (Matthew J. Lustig) met in person with ten (10) of our largest institutional investors representing ownership of more than 40% of the outstanding shares of BXP common stock.

•	Mr. Duncan attended nine of the ten meetings

•

Messrs. Duncan and Klein also participated in a teleconference with representatives of ISS to better understand the methodology and key policies underlying its negative voting recommendation, and to discuss potential changes to the overall program

•	Neither our CEO, nor any other NEO, participated in any of these meetings with investors or ISS

Although our Board sought specific feedback on the topics identified as issues of concern in ISS’ 2019 proxy report on the Company, we did not limit the agenda, and the meetings generally allowed for free-flowing discussions. In addition to executive compensation, these discussions included topics such as:

•	our strategy and growth drivers,

•	overall business trends,

•	Board composition, director tenure, director succession and recruitment, and the process used to conduct Board and committee self-evaluations,

•	diversity and human capital strategy,

•	ESG and sustainability, and

•	corporate governance policies, generally.

All of the feedback received was shared with the full Board of Directors.

Feedback from Stockholders

The general feedback our Board received included support for our strategy, confidence in the strength of our management team and Board, and our demonstrated leadership among REITs in ESG and sustainability. Investors also openly shared their policies and perspectives with respect to our compensation program. Overall, they conveyed that our CEO’s pay and performance were reasonably aligned in 2018 and that our benchmarking peer group included appropriate and high-quality REITs. While acknowledging the limitations inherent in using relative TSR as the performance metric for our MYLTIP program (which is the performance-based component of LTI equity awards) and being open to the use of one or more operational metrics, investors generally support the MYLTIP program as currently designed.

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6›	COMPENSATION DISCUSSION AND ANALYSIS
II. SAY-ON-PAY RESULTS & INVESTOR OUTREACH

While the general consensus was positive, our investors also offered some specific suggestions to improve our program. The Committee evaluated the feedback received and responded as summarized below.

WHAT WE HEARD	HOW WE RESPONDED

Desire for more objectivity and structure in annual incentive program.

Our investors did not insist that we have a formulaic bonus plan that eliminates the application of any discretion by the Committee, but they expressed a preference for more objectivity, including specific weightings ascribed to each measure and transparent disclosure of goals and results.

High number of goals used in assessing performance.

Due to the high number of performance goals used in assessing performance, investors expressed a desire to better understand which goals were most important and how much the Committee factored them into the compensation decisions.

Adopted new annual incentive plan.

The Committee established a new annual incentive plan, effective in 2020, under which our NEOs’ bonuses will be directly linked to performance against goals in three, independent categories. Consistent with feedback from investors, the categories include:

•  FFO per Share

•  Leasing

•  Business/Individual goals

For all NEOs except our CFO, each category is equally weighted. See “—VII. New 2020 Annual Incentive Plan.”

Preference for pre-established target and maximum bonus opportunities. Our investors prefer that each NEO have a defined range of bonus opportunities, with a specific target and maximum.

Established target and maximum bonus opportunities.

Under the new 2020 Annual Incentive Plan, all NEOs have target and maximum annual cash bonus opportunities, and the performance categories are weighted. See “—VII. New 2020 Annual Incentive Plan.”

Weighting of performance-based awards in annual equity grant mix.

Our investors generally accept a 50%-50% allocation between performance-based and time-based equity. However, some expressed a preference for a greater allocation to performance-based equity in certain circumstances.

Increased CEO’s performance-based equity allocation to 55%.

Considering the overall feedback received from investors, the Committee increased the allocation to performance-based equity from 50% to 55% for equity awards granted to our CEO in 2020 (for 2019 performance). In addition, by reallocating a portion of total compensation from cash compensation to equity, the Committee increased the amount of performance-based LTI as a percentage of total compensation for all NEOs.

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6›	COMPENSATION DISCUSSION AND ANALYSIS
III. 2019 COMPENSATION DECISIONS

III. 2019 COMPENSATION DECISIONS

Based on the Committee’s assessment of 2019 performance, investor feedback and the advice of FW Cook, the Committee awarded total compensation that was unchanged from 2018 for our CEO and essentially flat for all NEOs as a group. In addition, the Committee (1) reallocated a portion of total compensation from cash compensation to LTI equity compensation and (2) increased the amount of performance-based LTI equity compensation as a percentage of total compensation. When determining specific individual compensation amounts, the Committee considered the following factors:

•	performance against pre-established operational, capital and management goals (see “—V. Assessing Performance”),

•	individual contributions to overall results and development opportunities,

•	results of a compensation benchmarking analysis among peers with respect to 2018 compensation, and

•	anticipated market compensation increases and trends.

The following table presents the total direct compensation of our NEOs, inclusive of salary, bonus and LTI equity awards, for 2019 compared to 2018. LTI equity includes MYLTIP awards whose ultimate value will be determined over a three-year period from the grant date based on our relative TSR. To link annual awards of long-term equity incentive compensation to annual performance, the Committee typically makes equity awards for a particular year in late January or early February of the following year. SEC rules for equity awards (unlike for cash bonuses) require that they be presented as compensation for the year in which the awards were actually granted, and therefore equity awards shown in the Summary Compensation Table presented under “Compensation of Executive Officers” on page 68 lag one year (i.e., awards made in January 2020 to reward performance in 2019 are not reflected in this year’s Summary Compensation Table).

	Salary(1)			Cash Bonus

Executive	2019	2018	% Change	2019	2018	% Change
Owen D. Thomas	$900,000	$875,000	2.9%	$2,550,000	$2,875,000	(11.3)%
Douglas T. Linde	$750,000	$725,000	3.4%	$2,095,000	$2,180,000	(3.9)%
Raymond A. Ritchey	$740,000	$720,000	2.8%	$1,820,000	$2,080,000	(12.5)%
Michael E. LaBelle	$510,000	$500,000	2.0%	$1,295,000	$1,450,000	(10.7)%
Bryan J. Koop	$410,000	$400,000	2.5%	$1,370,000	$1,550,000	(11.6)%
Total	$3,310,000	$3,220,000	2.8%	$9,130,000	$10,135,000	(9.9)%

	LTI Equity Awards			Total Compensation

Executive	2019	2018	% Change	2019	2018	% Change
Owen D. Thomas	$9,050,000	$8,750,000	3.4%	$12,500,000	$12,500,000	0%
Douglas T. Linde	$5,655,000	$5,395,000	4.8%	$8,500,000	$8,300,000	2.4%
Raymond A. Ritchey	$4,240,000	$4,200,000	1.0%	$6,800,000	$7,000,000	(2.9)%
Michael E. LaBelle	$1,945,000	$1,950,000	(0.3)%	$3,750,000	$3,900,000	(3.8)%
Bryan J. Koop	$1,370,000	$1,300,000	5.4%	$3,150,000	$3,250,000	(3.1)%
Total	$22,260,000	$21,595,000	3.1%	$34,700,000	$34,950,000	(0.7)%

(1)	For 2020 compensation, the Committee did not increase the base salary of any of the NEOs.

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6›	COMPENSATION DISCUSSION AND ANALYSIS
III. 2019 COMPENSATION DECISIONS

›  2019 PAY MIX

For each NEO, the Committee approved the appropriate level and mix of pay based on his role, responsibilities and performance. The Committee believes that our executive compensation is well-aligned with our stockholders’ interests and in line with the Benchmarking Peer Group (see “VI. Determining Executive Compensation – Benchmarking Peer Group & Compensation Advisor’s Role”). Variable pay, consisting of annual cash bonuses and LTI equity awards, constitutes the vast majority of our executive compensation. For our CEO and NEOs as a group, variable pay for 2019 was 93% and 90%, respectively. This emphasis on variable pay allows the Committee to reward good performance and penalize poor performance.

The following present the allocations of total pay for 2019 among each component of compensation for (1) our CEO and (2) all NEOs as a group:

2019 Pay Mix

›  ALLOCATION OF LTI AWARDS

The Committee approved LTI equity awards to NEOs for 2019 performance as a mix of performance-based MYLTIP awards and time-based, full-value equity awards. The MYLTIP awards were denominated in a fixed number of LTIP units as of February 4, 2020, the date of initial grant. After evaluating the feedback received from investors, the Committee increased the amount of performance-based equity as a percentage of total LTI equity for our CEO so that his allocation was 55% performance-based and 45% time-based. For the other NEOs, the Committee maintained the allocation at 50% performance-based and 50% time-based, which is generally accepted by our investors. In total for 2019, performance-based equity awards for all NEOs represent a greater percentage of total direct compensation than they did for 2018, and the total amount of LTI equity as a percentage of total compensation for all NEOs as a group also increased to 64%.

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6›	COMPENSATION DISCUSSION AND ANALYSIS
III. 2019 COMPENSATION DECISIONS

The following table sets forth the dollar values of the performance-based and time-based equity awards granted to NEOs in 2020 for performance in 2019:

Executive	Total LTI Equity Awards	Total LTI Equity Awards as % of Total Compensation	Performance- Based LTI Equity Awards	% of Total Equity Awards	Time-Based LTI Equity Awards	% of Total Equity Awards
Owen D. Thomas	$ 9,050,000	72%	$ 4,977,500	55%	$ 4,072,500	45%
Douglas T. Linde	$ 5,655,000	67%	$ 2,827,500	50%	$ 2,827,500	50%
Raymond A. Ritchey	$ 4,240,000	62%	$ 2,120,000	50%	$ 2,120,000	50%
Michael E. LaBelle	$ 1,945,000	52%	$ 972,500	50%	$ 972,500	50%
Bryan J. Koop	$ 1,370,000	43%	$ 685,000	50%	$ 685,000	50%

Total	$22,260,000	64%	$11,582,500		$10,677,500

The performance-based portion of LTI equity awards for 2019 performance was granted in the form of 2020 MYLTIP awards, which have a three-year performance period (February 4, 2020 to February 3, 2023), and an additional year of time-based vesting. The dollar values of the awards were converted into a fixed number of MYLTIP units on the initial grant date, and the number of units initially granted equals 200% of the target number of units, and it is the maximum number of units that may be earned. Following completion of the three-year performance period, the Committee will determine the final payout based on computations from our appraisal expert for this plan, AON plc, and if the number of units initially awarded exceeds the number of units ultimately earned, then the excess will be forfeited. Therefore, while the award of 2020 MYLTIP units is in recognition for performance in 2019, award recipients must continue to perform over the three-year term of the 2020 MYLTIP program in order to earn and vest in any of the MYLTIP units and must generally remain employed for the four years to earn the full amount. The aggregate target number of units for NEOs is approximately 85,663 LTIP units and an aggregate payout opportunity ranging from zero to a maximum of 171,326 LTIP units. The baseline share price for 2020 MYLTIP awards was $143.52 (the average closing price per share of our common stock on the NYSE for the five trading days prior to and including February 4, 2020).

The 2020 MYLTIP awards are generally amortized into earnings over the four-year plan period under the graded vesting method, unless accelerated in certain circumstances such as a “Qualified Retirement” as defined under “– Potential Payments Upon Termination or Change in Control – Retirement Eligibility Provisions for LTI Equity Awards.” Under the Financial Accounting Standards Board’s Accounting Standards Codification 718 “Compensation – Stock Compensation” (“ASC Topic 718”), we expect that 2020 MYLTIP awards to NEOs will have an aggregate value of approximately $11.6 million.

The time-based LTI equity awards granted to the NEOs for 2019 performance consisted of LTIP units or restricted shares of our common stock that generally vest ratably over a four-year period (25% per year), subject to acceleration in certain circumstances including attaining retirement eligibility. See “– Potential Payments Upon Termination or Change in Control – Retirement Eligibility Provisions for LTI Equity Awards.” Pursuant to our Equity Award Grant Policy discussed below, time-based LTI equity awards were issued as of the close of business on January 31, 2020 based on the closing price per share of our common stock on the NYSE on that date of $143.35.

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6›	COMPENSATION DISCUSSION AND ANALYSIS
IV. COMPONENTS OF EXECUTIVE COMPENSATION

IV. COMPONENTS OF EXECUTIVE COMPENSATION

›  OUR EXECUTIVE COMPENSATION PROGRAM

COMPONENT	WHY WE PAY IT

Base Salary	Provide a fixed, competitive level of cash compensation that reflects the NEO’s leadership role and the relative market rate for the executive’s experience and responsibilities

Annual Cash Incentive

Reward NEOs for achievement of annual financial and strategic goals that drive stockholder value, thereby aligning our NEOs’ interests with those of our stockholders

A significant portion of the annual compensation for each NEO should be “at risk” and contingent upon the performance of the Company and the NEO versus their goals

•  Starting in 2020, annual cash bonuses for each NEO are linked to performance against goals in three weighted categories and each NEO has target and maximum bonus opportunities. (See “VII. New 2020 Annual Incentive Plan”)

Performance-Based Equity (MYLTIP)

Align the interests of our NEOs with those of our stockholders

Motivate, retain and reward NEOs to achieve multi-year strategic business objectives that drive relative TSR out-performance

•  Create a direct link between executive pay and long-term relative TSR performance

Time-Based Equity

Align the interests of our NEOs with those of our stockholders

Motivate, retain and reward NEOs to achieve multi-year strategic business objectives that drive absolute TSR out-performance

•  Enhance executive officer retention with time-based, multi-year vesting schedules for equity incentive awards

›  CASH COMPENSATION

Base Salary

The base salary for each NEO is determined by the Committee and is intended to provide a fixed level of compensation that reflects the NEO’s leadership role and the relative market rate for similarly-situated executives in the NEO’s position. The Committee determines whether to adjust base salaries based on a range of factors, including benchmark versus peers and changes in individual duties and responsibilities. Any increases to base salaries are generally determined in January of the compensation year and become effective in February of the compensation year.

The 2019 base salaries represented an increase of 2.8% over 2018 for all NEOs as a group. For the 2020 compensation year, the Committee did not increase base salaries for the NEOs.

Annual Incentive Program

The annual incentive program is designed to provide NEOs with the opportunity to earn cash bonuses based on the achievement of pre-established corporate and individual goals. For 2019 and prior years, rather than rely on a strict formulaic framework, the Committee combined a quantitative and a qualitative assessment against the goals to:

•

evaluate management’s performance annually while taking into account our focus on value creation over the long-term and the difficulty of making precise comparisons to peers with different investment objectives and different strategies (see “—V. Assessing Performance – Focus on Long-Term Value Creation”);

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6›	COMPENSATION DISCUSSION AND ANALYSIS
IV. COMPONENTS OF EXECUTIVE COMPENSATION

•	strike the appropriate balance between short-term objectives and long-term strategies; and

•	properly emphasize quantitative results while also considering qualitative factors when assessing management’s performance.

For 2020, the Committee established a new annual cash incentive plan under which annual cash bonuses payable to our executive officers will have a direct link to the achievement of specific, pre-established goals. (See “—VII. New 2020 Annual Incentive Plan”)

›  LTI EQUITY COMPENSATION

The Committee’s assessment of management’s performance against operational, capital and management goals is a material factor in determining the annual compensation awards. What our NEOs actually earn is driven to a significant extent by our TSR through LTI equity awards consisting of a mix of time-based and performance-based LTIP unit awards.

Time-Based Equity Awards

Time-based LTI equity awards generally vest ratably over a four-year period (25% per year), subject to acceleration in certain circumstances (e.g., death, disability or retirement), and are intended to align the interests of management with those of stockholders because the ultimate value of the award is directly tied to the value of our stock over the vesting period.

Performance-Based Equity Awards – Multi-Year Long-Term Incentive Program (MYLTIP)

The performance-based portion of LTI equity awards are granted under our Multi-Year Long-Term Incentive Program, or “MYLTIP.” The value of these awards is linked by formula to our relative TSR over three-year, overlapping measurement periods.

Consistent with the 2019 MYLTIP, under the 2020 MYLTIP:

•

the Company’s relative TSR performance is measured against a single index – the FTSE Russell Nareit Office Index (the “Nareit Office Index”) (which is adjusted to include Vornado Realty Trust because it is one of the six publicly-traded office REITs that we consider our most directly comparable peers (the “Office Peers”) despite being categorized as a diversified REIT by FTSE Nareit);

•	the awards are denominated in LTIP units; and

•	relative TSR is the sole determinant of how many LTIP units are earned and eligible to vest; there are no upside or downside absolute TSR modifiers.

For 2020 MYLTIP awards, the number of LTIP units that can be earned, whether in whole, in part or not at all, is based on levels of payout opportunity ranging from zero to 200% of the target number of LTIP units issued, on a straight-line basis depending on relative TSR performance compared to the Nareit Office Index (as adjusted) as follows:

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6›	COMPENSATION DISCUSSION AND ANALYSIS
IV. COMPONENTS OF EXECUTIVE COMPENSATION

Reported Pay vs. Realized Pay

The Committee recognizes that a perfect correlation does not exist between the successful execution of our long-term strategy, as demonstrated over time through the achievement of goals set for management, and our TSR, particularly on a relative basis. This is particularly true when TSR is compared over a limited period of time.

The following graph shows for our CEO (1) the reported value of the MYLTIP awards as of the respective grant dates, (2) the actual realized pay for the 2015-2017 MYLTIP awards for which the measurement periods have ended and (3) the interim valuations as of December 31, 2019 for the 2018 and 2019 MYLTIP awards:

(1)

Interim Valuation amounts and Payout as % of Reported Pay percentages shown for the 2018 and 2019 MYLTIP are estimates as of December 31, 2019 based on interim valuations performed by our valuation expert (which could change materially up or down over the remainder of the respective measurement periods). All percentages are rounded.

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6›	COMPENSATION DISCUSSION AND ANALYSIS
V. ASSESSING PERFORMANCE

V. ASSESSING PERFORMANCE

›  COMPANY STRATEGY

The key tenets of our business strategy are to:

•	maintain a keen focus on select markets that exhibit the strongest economic growth and investment characteristics over time — currently Boston, Los Angeles, New York, San Francisco and Washington, DC;

•

invest in the highest quality buildings (primarily office) with unique amenities and desirable locations that are able to maintain high occupancy rates and achieve premium rental rates through economic cycles;

•

maintain scale and a full-service real estate capability (leasing, development, construction and property management) in our markets to ensure we (1) see all relevant investment deal flow, (2) maintain an ability to execute on all types of real estate opportunities, such as acquisitions, dispositions, repositioning and development, throughout the real estate investment cycle, (3) provide superior service to our tenants and (4) develop and manage our assets in the most sustainable manner possible;

•

be astute in market timing for investment decisions by acquiring properties in times of opportunity, developing new properties in times of growth and selling assets at attractive prices, resulting in continuous portfolio refreshment;

•	ensure a strong balance sheet to maintain consistent access to capital and the resultant ability to make new investments at opportune points in time; and

•

foster a culture and reputation of integrity, excellence and purposefulness, making us the employer of choice for talented real estate professionals, the landlord and developer of choice for our customers and the counterparty of choice for real estate industry participants.

›  FOCUS ON LONG-TERM VALUE CREATION

We are a fully integrated real estate company, organized as a real estate investment trust (“REIT”), that develops, manages, operates, acquires and owns a diverse portfolio of primarily Class A office space. We are well-known for our development expertise, in-house building management and responsiveness to tenants’ needs, and we hold a superior track record of developing and operating premium Central Business District office buildings, successful mixed-use complexes and build-to-suit projects for a diverse array of creditworthy tenants. The real estate business is long-term in nature, and our success requires that we make business decisions with a focus on our long-term objectives. As a result, our Committee strives to make compensation decisions that provide management with appropriate incentives to execute our strategy and promote the best interests of the Company and its stockholders over the long term.

Execution of our strategy spans multiple markets with different economic drivers over long periods. Development projects, which are particularly important to our strategy, take time to identify, acquire, permit, construct, lease and stabilize. This strategy of creating value for investors is multifaceted and differs from that of many of our competitors in the office REIT segment, which makes direct comparisons difficult and underlies our less formulaic approach to assessing performance, as contrasted with a purely quantitative “actual versus target” framework.

In addition to maintaining a full-service real estate platform and providing superior service to our tenants, our focus on long-term performance involves management of capital and liquidity, leverage ratios, interest-rate risk, capital commitments and debt maturities to reduce the impact of capital market volatility and provide us with the flexibility to take advantage of opportunities as they arise.

For all of these reasons, we look at performance not only for the latest year and on a year-over-year basis, but also with a view to appropriately compensate, incentivize and retain our executives.

›  PERFORMANCE METRICS

We focus on key drivers of value creation such as growth in diluted FFO per share, leasing, development starts, deliveries and economics, and new investments. While the Committee is aware that different companies may calculate relevant performance

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6›	COMPENSATION DISCUSSION AND ANALYSIS
V. ASSESSING PERFORMANCE

metrics differently, particularly non-GAAP financial measures, the Committee finds it useful to compare our performance to what the Office Peers disclose for similar measures, even though information is not always directly comparable among companies.

The Committee believes that internal and external data are important tools in the design and implementation of optimal compensation programs and that benchmarking against peers provides the Committee with a market check of its compensation awards. Different sections of this CD&A discuss in detail the data on which the Committee relied to make sure that different elements of compensation align with our performance. In addition, the Committee utilizes its collective experiences and judgment when establishing the appropriate types and amounts of compensation.

The Committee’s evaluation of our NEOs places strong emphasis on their contributions to overall Company performance because the Committee believes that the NEOs share responsibility for achieving the goals of the Company as a whole, and the goals are set with a view towards how they help achieve the overall long-term strategy set by the Board. We also value and seek to reward performance that develops talent at all levels of our organization, promotes our culture of excellence, enhances our reputation and extends our track record of profitability and growth.

›  DIRECT OFFICE PEER COMPETITORS

In addition to assessing our performance against our pre-established internal goals, the Committee also reviews our performance against metrics from other companies to assess our performance relative to our peers’ performance and to ensure the goals are sufficiently challenging. Given our scale, national focus and development skills, we do not have a directly comparable peer in the public market. We often compete with larger, privately-owned and, in some cases, global office development companies for which performance data is not publicly available. In the public market where operating data is available, we assess our specific performance relative to the following six Office Peers (with their approximate total capitalizations as of December 31, 2019 shown in parentheses), some of which we compete with in a single market and some of which do not have development capabilities or pursue significant development strategies.

•	Douglas Emmett, Inc. ($13.6 billion)

•	JBG Smith Properties ($7.6 billion)

•	Kilroy Realty Corporation ($12.9 billion)

•	Paramount Group, Inc. ($7.8 billion)

•	SL Green Realty Corp. ($14.2 billion)

•	Vornado Realty Trust ($22.9 billion)

Boston Properties’ total capitalization as of the same date was approximately $38.0 billion (see “VI. Determining Executive Compensation – Benchmarking Peer Group & Compensation Advisor’s Role”).

›  2019 CORPORATE GOALS

In early 2019, the Committee established for management a rigorous set of operational, capital and management goals that the Committee believed challenged management to perform for our investors, while not creating a strictly formulaic framework. The Committee believes that:

•	the focus should be on performance over a time span that is consistent with the different core elements of our long-term strategy for creating value;

•	excessive reliance on short-term goals could have negative implications for the execution of our strategy;

•

business conditions and unforeseen developments during the year that lead our Board and management to make decisions that impact actual performance against the goals as originally established must be taken into account; and

•

calculations that formulaically determine the amount of compensation paid based on performance versus goals, without the ability to exercise judgment to evaluate the quality of the results, may have unintended results.

During our outreach efforts, our investors told us that we use a relatively high number of performance goals when assessing performance, and they expressed a desire to better understand which goals were most important and how much the

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6›	COMPENSATION DISCUSSION AND ANALYSIS
V. ASSESSING PERFORMANCE

Committee factored them into the compensation decisions. The Committee attributes greater relative importance to certain goals based on what the Committee deems most important in the execution of our strategy in that year and, for 2019, categorized all goals as “primary” or “secondary” goals. The table below lists the primary operational and capital goals for 2019 and the Committee’s overall assessment of management’s performance with respect to each denoting whether a goal was “exceeded,” “met” or “not met.” Although no specific formulaic weightings were attributed to the goals, the Committee’s assessment of performance against the primary goals was the most material factor in their determination of 2019 compensation.

›  PRIMARY GOALS

2019 Primary Goals	Overall Assessment
Growth in Diluted FFO per Share	Exceeded
Leasing	Exceeded
Key Individual Leasing	Met
Development Deliveries & Economics	Met
Development Starts	Met
New Investments	Not Met

Growth in Diluted FFO per Share	Overall Assessment: Exceeded

Why it is important: FFO is a non-GAAP financial measure that, when combined with the presentation of required GAAP financial measures, has improved the understanding of operating results of REITs among the investing public and has helped make comparisons of REIT operating results more meaningful. Management generally considers FFO and FFO per share to be useful measures for understanding and comparing our operating results because, by excluding real estate-related depreciation and amortization (which can differ across owners of similar assets in similar condition based on historical cost accounting and useful life estimates), impairment losses on depreciable real estate and gains or losses associated with disposition activities, FFO and FFO per share can help investors compare the operating performance of a company’s real estate across reporting periods and to the operating performance of other companies. Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current Nareit definition or that interpret the current Nareit definition differently.

Goal:	2019 Performance:	Office Peer Comparison:
$6.75 - $6.92 per diluted share, or 7.1% - 9.8% growth (subject to adjustments for acquisitions, dispositions, financings and similar transactions approved by the Board)

$7.01 per diluted share*, representing year-over-year growth of 11.3%; excluding acquisitions, dispositions and financings, FFO per diluted share would have been $7.17 per share, or 13.8% year-over-year growth**

Greater year-over-year growth than five of the six Office Peers; excluding the impact of acquisitions, dispositions and financings, our growth would have exceeded all six Office Peers

*

Refer to pages 95 through 97 of our Annual Report on Form 10-K for year ended December 31, 2019 for information relating to and the reconciliations of FFO and diluted FFO per share to net income attributable to Boston Properties, Inc. common shareholders.

**

2019 diluted FFO per share of $7.01 included the unbudgeted loss on extinguishment of debt of $0.16 per share resulting from the early redemption in September 2019 of $700 million of 5.625% unsecured senior notes that were scheduled to mature in November 2020. Excluding this loss, our diluted FFO per share would have been $7.17, or growth of 13.8% over 2018.

Leasing	Overall Assessment: Exceeded

Why it is important: We generate revenue and cash primarily by leasing our operating and development properties. When making leasing decisions, we consider, among other things, the creditworthiness of the tenant, the term of the lease, the rental rate to be paid at inception and throughout the lease term, the costs of tenant improvements and other landlord concessions,

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6›	COMPENSATION DISCUSSION AND ANALYSIS
V. ASSESSING PERFORMANCE

current and anticipated operating expenses, real estate taxes, overall vacancy, anticipated rollover and expected future demand for the space, the impact of any expansion rights and general economic factors.

Goal:*	2019 Performance:*	Office Peer Comparison:
• 6.0 million square feet (MSF) of total leasing at our in-service portfolio • 92.0% year-end occupancy for our in-service portfolio	• 7.6 MSF of total leasing, or 16.9% of our in-service portfolio • 93.0% year-end occupancy for our in-service portfolio

•  Greater leasing volume than all six Office Peers, and leased a greater percentage of our in-service portfolio* than four of the six Office Peers

•  Greater occupancy percentage than one of the six Office Peers

*	Excludes hotel and residential properties

Key Individual Leasing	Overall Assessment: Met

Why it is important: In addition to overall leasing volume, we established individual leasing goals for specific properties that are intended to motivate our executives to (1) anticipate and proactively manage rollover and lease terminations at our in-service properties and (2) lease and stabilize our development properties. The specific leases and properties that comprise the goal are important components of our annual business plan.

Goal:	2019 Performance:
2.9 MSF of leasing across seven in-service properties and one development property	Completed 2.9 MSF of leasing across eight properties

Development Deliveries & Economics	Overall Assessment: Met

Why it is important: Development deliveries measure our ability to execute our development pipeline on time and within budget. In addition, the success of our development projects and realization of our plans for growth depend on the stabilized unleveraged cash yields we generate.

Goal:	2019 Performance:	Office Peer Comparison:

•  Deliver three office development projects aggregating 1.1M SF at a total budgeted cost of approximately $667M.

•  Achieve approved economics (% leased at delivery or year-end, as applicable, and cash-on-cash (“CoC”) return) for five office and residential development projects representing an aggregate weighted-average lease percentage of 91% and aggregate weighted-average CoC return of 7.3%.

•  BXP delivered two of the three office projects representing an aggregate of approximately 865K SF with our share of total costs of approximately $488M, representing 2.3% of gross book value (“GBV”).

•  BXP achieved a weighted-average of 91% leased and weighted-average CoC return of 8.1% for four of the five projects. Although BXP delivered space to the tenant for the fifth project (i.e., 159 E 53rd Street), revenue recognition has been delayed due to accounting policies.

Deliveries represent a greater percentage of GBV than four of the six Office Peers

Development Starts	Overall Assessment: Met

Why it is important: Development starts are a useful indicator of future external growth, and they help us assess our ability to identify, underwrite and acquire new land parcels and air rights or redevelop existing properties, secure anchor tenants with significant pre-leasing commitments, obtain financing and/or joint venture partners, and commence construction of the building. Our investments in new developments and redevelopments are a product of the execution of our strategy to drive future growth, and the commencement of these projects substantiates our reputation and expertise in this area.

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6›	COMPENSATION DISCUSSION AND ANALYSIS
V. ASSESSING PERFORMANCE

Goal:	2019 Performance:	Office Peer Comparison:
Commence two development projects totaling approximately 908K SF and approximately $850M of budgeted costs

Commenced development at 325 Main Street in Cambridge, MA, and 2100 Pennsylvania Avenue in Washington, DC. In addition, BXP commenced redevelopment of 200 West Street in Waltham, MA. In total, BXP commenced more than 1.0M SF of development with aggregate total budgeted costs of $822M, representing GBV of 3.1%.

Greater GBV than four of the six Office Peers

New Investments	Overall Assessment: Not Met

Why it is important: New investments help sustain our market-leading position and growth prospects, and new partnerships provide additional sources of capital and validate our strong reputation as a preeminent owner and developer.

Goal:	2019 Performance:	Office Peer Comparison:
Consisted of seven transactions to either pursue or complete in 2019

Completed or pursued four of the seven targeted transactions. Although not completed until January 2020, BXP pursued to near completion in 2019 the joint venture for our Gateway properties. In addition, although not included in the goal, we acquired 880 and 890 Winter Street in Waltham, MA. In total, BXP’s new investments in 2019 represented, in the aggregate, 1.4% of GBV.

Greater GBV than two of the six Office Peers

›  SECONDARY GOALS

In addition to the primary goals, the Committee established the goals listed below for our executive officers for 2019. Although the Committee considered these secondary goals as part of the overall assessment of the NEOs’ performance for the year, no single goal was a material factor in awarding compensation for 2019.

2019 Secondary Goals	Overall Assessment
Environmental, Social and Governance	Exceeded
Same Property Performance NOI & NOI – Cash	Exceeded
Dispositions	Met
Financings	Met
General & Administrative Expense	Met
Capital Expenditures & Repositioning	Met
New Development Milestones	Not Met
Redevelopment Milestones	Met
Entitlements	Met

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6›	COMPENSATION DISCUSSION AND ANALYSIS
VI. DETERMINING EXECUTIVE COMPENSATION

VI. DETERMINING EXECUTIVE COMPENSATION

›  PROCESS FOR DETERMINING EXECUTIVE COMPENSATION

Our Committee followed the same general process when setting executive compensation for 2019 as in recent years, which includes:

•

using the median (50th percentile) of a peer group of 16 REITs that are constituents of the S&P 500 Index (the “Benchmarking Peer Group”) as the beginning reference point and as an indicator of competitive market trends;

•

considering an analysis prepared by FW Cook that benchmarks each executive officer, and the NEOs as a group, against the Benchmarking Peer Group to determine their relative placement with respect to compensation for the prior year;

•	assessing performance not only against our own pre-established corporate goals, but also against the same performance metrics for six Office Peers;

•	considering total NEO compensation over time, both on an awarded basis and on a realized basis after forfeitures;

•	considering projections for compensation increases and decreases among our peers and the market generally, and other input received from FW Cook; and

•

based on the foregoing, establishing a dollar amount for total compensation for each NEO and then allocating it among base salary, cash bonus and LTI equity awards (including time-based LTI awards and performance-based LTI awards that use relative TSR over overlapping three-year measurement periods as the performance metric, to further align management’s objectives with the interests of our investors).

›  BENCHMARKING PEER GROUP & COMPENSATION ADVISOR’S ROLE

The Committee monitors the effectiveness of our executive compensation program on an ongoing basis. For it to be effective, among other things, we believe it is necessary for compensation to be competitive with other large public real estate companies with which we compete for executive talent. The Committee uses industry peer group data as one tool in assessing and determining pay for our executive officers. Other REITs, however, both in the office sector and in other sectors, are not always comparable to us because of differences in underlying business fundamentals. Peer group data is intended to provide the Committee with insight into overall market pay levels, market trends, “best” governance practices, and overall industry performance. The median (50th percentile) serves as a reference point and indicator of competitive market trends and the Committee uses it as the starting point when setting our executive compensation. We believe this use of peer company data is consistent with how stockholders and proxy advisory firms use such data.

In 2019, the Committee retained FW Cook to serve as its new independent, third-party compensation consultant. FW Cook reports directly to the Committee and does not provide services to management that are not under the Committee’s purview. A representative of FW Cook attends meetings of the Committee, as requested, and communicates with the Committee Chair between meetings. Consistent with its charter and as required by SEC rules and NYSE listing standards, prior to retaining FW Cook as its consultant, the Committee considered all factors relevant to FW Cook’s independence from management.

The Committee engaged FW Cook to provide a fresh perspective on our overall executive compensation program, advise the Committee on the reasonableness of executive compensation levels in comparison with those of other similarly situated companies and consult on the structure of our executive compensation program to optimally support our business objectives. It also advised the Committee on executive compensation trends among REITs and the broader market, noting specifically that, in aggregate, total direct compensation levels for the NEOs were competitive and reasonably aligned with relative performance, but the pay mix was more heavily weighted to cash and less to equity than the peer group overall. As a result, the Committee initiated its plan to gradually reduce cash compensation and shift the pay mix toward LTI equity awards for all NEOs. Accordingly, the Committee awarded aggregate cash bonuses to the NEOs that were (9.9)% less than awarded to the same NEOs for 2018, and the performance-based equity awards for all NEOs in 2019 represent a greater percentage of total direct compensation than they did in 2018. FW Cook also recommended changes to the 2020 compensation program design and structure. The Committee relied on this advice, and the feedback received from the investor outreach process, in deciding to establish the 2020 Annual Incentive Plan (see “—VII. New 2020 Annual Incentive Plan”).

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6›	COMPENSATION DISCUSSION AND ANALYSIS
VI. DETERMINING EXECUTIVE COMPENSATION

Benchmarking Peer Group

The Committee selected the same peer group for benchmarking 2019 executive compensation that it used for 2018. That peer group consists of sixteen publicly traded real estate companies that are of comparable size to the Company in terms of total capitalization and assets, irrespective of property focus. FW Cook (i) advised the Committee that size, as measured by total capitalization, best depicts the scale, complexity and breadth of the Company’s operations, as well as the amount of capital and assets managed, and therefore is the most appropriate scope measure for peer company selection and (ii) reviewed the peer group for 2018 and recommended that the Committee maintain the same peer group for 2019. Notably, fourteen out of the sixteen members of this Benchmarking Peer Group also list us as a peer company in their 2019 proxy statements.

The following table provides the names and key information for each peer company:

			Number of Employees(1)	UPREIT Market Capitalization (in millions)(2)	Total Capitalization (in millions)(3)
Alexandria Real Estate Equities, Inc.	Office	Pasadena, CA	439	$19,519	$27,869
American Tower Corporation	Specialty	Boston, MA	5,454	$101,785	$134,377
AvalonBay Communities, Inc.	Multifamily	Arlington, VA	3,122	$29,495	$36,932
Digital Realty Trust, Inc.	Specialty	San Francisco, CA	1,550	$26,073	$38,544
Equity Residential	Multifamily	Chicago, IL	2,700	$31,187	$40,593
Essex Property Trust, Inc.	Multifamily	San Mateo, CA	1,822	$20,577	$26,683
Host Hotels & Resorts, Inc.	Hotel	Bethesda, MD	175	$13,375	$17,781
Prologis, Inc.	Industrial	San Francisco, CA	1,712	$57,998	$73,220
Public Storage	Self-Storage	Glendale, CA	5,900	$37,194	$43,178
Regency Centers Corporation	Shopping Center	Jacksonville, FL	450	$10,619	$14,802
Simon Property Group, Inc.	Regional Mall	Indianapolis, IN	3,750	$52,674	$77,619
SL Green Realty Corp.	Office	New York, NY	1,033	$7,663	$14,186
UDR, Inc.	Multifamily	Highlands Ranch, CO	1,341	$14,776	$19,841
Ventas, Inc.	Health Care	Chicago, IL	516	$21,697	$34,309
Vornado Realty Trust	Diversified	New York, NY	4,008	$13,509	$22,917
Welltower Inc.	Health Care	Toledo, OH	443	$33,551	$50,382
Median			1,631	$23,885	$35,621
Average			2,151	$30,731	$42,077
Boston Properties, Inc.			760	$23,808	$37,981
Relative Percentile Rank			30%-ile	50%-ile	58%-ile

Source: Market Intelligence, a Division of S&P Global. Data as of December 31, 2019.

(1)	Represents the number of employees on a full-time equivalent basis.

(2)	Represents market value of outstanding common stock. May include the value of OP units, where available.

(3)	Total capitalization includes debt and the book value of any preferred stock.

The benchmarking review was based, in part, on information disclosed in the peer companies’ proxy statements filed in 2019 (the latest year for which comprehensive data were publicly available), supplemented by data from the 2019 Nareit Compensation Survey.

›  ROLE OF MANAGEMENT IN COMPENSATION DECISIONS

Our CEO and President make recommendations to the Committee on the compensation of the other executive officers, and our CEO makes recommendations to the Committee on the compensation of our President, in each case, based on their assessment of performance versus corporate and individual goals and a variety of other factors (e.g., compensation history, tenure, responsibilities, market data for competitive positions and retention concerns). All executive compensation decisions are made by the Committee.

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6›	COMPENSATION DISCUSSION AND ANALYSIS
VII. NEW 2020 ANNUAL INCENTIVE PLAN

VII. NEW 2020 ANNUAL INCENTIVE PLAN

Based on feedback received from our investors and advice received from FW Cook, the Committee established a new annual cash incentive plan for 2020 under which annual cash bonuses payable to our executive officers will have a direct link to the achievement of specific, pre-established goals.

Beginning in 2020 (the first fiscal year following the 2019 Say-on-Pay vote), individual target bonus opportunities will be expressed in fixed dollar amounts. Actual earned amounts may range from zero (0) to 150% of target, depending on performance versus pre-established annual goals in each category.

Performance Level for Each Category	Payout (% of Target)
>= Maximum	150%
Target	100%
Threshold	50%
<Threshold	0

Annual bonuses will be based on performance in three categories: FFO per share, leasing and business/individual goals.

•

FFO per Share. FFO per share was selected as a key financial metric for the 2020 Annual Incentive Plan because it is the earnings metric most commonly used by investors and analysts to evaluate our performance on an absolute basis and relative to other REITs. The FFO per share goal is subject to adjustment for acquisitions, dispositions, financings, lease terminations and similar transactions and circumstances.

•

Leasing. For the 2020 Annual Incentive Plan, the Committee established specific corporate and regional leasing goals. Leasing will be evaluated in terms of short-term leasing and total leasing to encourage the executives to focus on current addressable vacancies and near-term roll-over, and to avoid scenarios in which leasing goals are met solely due to unexpected early renewals.

•

Business/Individual Goals. Business goals include milestone-oriented objectives related to acquisitions, dispositions, joint ventures, securing entitlements, and/or launching new developments. Business goals are based on regional priorities for the regional EVPs. For the CEO and President, business goals include a relevant subset of those regional goals, as well as goals related to executive management of the Company. For the CFO, business goals relate to balance sheet management, capital raising, and other finance department priorities. Individual goals include leadership and professional development goals, diversity initiatives, succession planning and other ESG priorities for each executive. Assessment of performance against the goals in this category will be determined based on an analysis of performance versus the pre-established goals, as well as other relevant factors (including, e.g., degree of difficulty, importance to BXP, headwinds and tailwinds during the year and other similar factors).

The following table summarizes the performance measurement categories and weightings under the new 2020 Annual Incentive Plan.

	Weightings
Annual Incentive Performance Measures	Thomas	Linde	LaBelle	Ritchey	Koop
FFO per Share	33.3%	33.3%	33.3%	33.3%	33.3%
Leasing (Short-Term and Total)
Overall BXP	33.3%	33.3%	16.7%
LA Region + DC Region				33.3%
Boston Region					33.3%
Business & Individual Goals
Overall BXP	33.3%	33.3%
Finance – Capital Raising			25.0%
Finance – Other			25.0%
LA Region + DC Region				33.3%
Boston Region					33.3%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

The Committee approved the foregoing categories and specific goal targets in January 2020, prior to the COVID-19 outbreak becoming a global pandemic that has had a material adverse effect on the global economy. In light of the changing business environment, the Committee may re-evaluate the categories and targets, as appropriate.

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6›	COMPENSATION DISCUSSION AND ANALYSIS
VIII. OTHER COMPENSATION POLICIES

VIII. OTHER COMPENSATION POLICIES

›  DOUBLE-TRIGGER ACCELERATION OF VESTING OF EQUITY AWARDS UPON A CHANGE OF CONTROL

All time-based equity awards made after 2014 include “double-trigger” vesting, meaning that, if there is a “change of control” and the awards are not otherwise cancelled in connection with the change of control transaction, then they only become fully vested if, within 24 months after the change of control, the executive’s employment is terminated by the Company or its successor without “cause” or the executive resigns for “good reason.” We believe that this policy regarding acceleration of vesting upon a change of control is in line with current best practice while also continuing to remove potential disincentives for executives to pursue a change of control transaction that would benefit stockholders. Although not required, the Committee decided to make the policy applicable to senior officers, including our CEO, who were entitled to single-trigger vesting under their employment agreements, and those executives voluntarily agreed to the change. The Committee believes that this demonstrates its and management’s responsiveness to stockholders and that the policy addresses two key objectives:

•

Aligning executives’ interests with stockholders’ interests: When a change of control may be imminent, it is important to ensure that executives’ interests are aligned with stockholders to maximize stockholder value.

•

Minimizing conflicts of interest: Double-trigger vesting in the context of a potential change of control (1) reduces distraction and the risk that executives leave the Company before a transaction is completed and (2) prevents executives from receiving a windfall because executives’ time-based equity vests only if their employment is terminated.

›  CLAWBACK POLICY

We have a formal “clawback” policy, which allows us to recoup from all executive officers and certain other specified officers’ incentive compensation paid on the basis of financial results that are subsequently restated. Under the policy, if we are required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement, the Committee may require those officers to repay or forfeit “excess compensation,” which includes annual cash bonus and long-term incentive compensation in any form (including stock options, restricted stock and LTIP units, whether time-based or performance-based) received by them during the three-year period preceding the publication of the restated financial statements, that the Committee determines was in excess of the amount that they would have received had such compensation been determined based on the financial results reported in the restated financial statements.

The Committee may take into account any factors it deems reasonable in determining (1) whether to seek recoupment of previously paid excess compensation, (2) the amount of excess compensation to recoup from each individual officer, which may reflect whether the Committee concluded that he or she engaged in wrongdoing or committed grossly negligent acts or omissions, and (3) the form of the compensation to be recouped. The Committee intends to periodically review this policy and, as appropriate, conform it to any applicable final rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.

›  GROSS-UP FOR EXCESS PARACHUTE PAYMENTS

In January 2014, we adopted a formal “no tax gross-up” policy with respect to our senior executives. Pursuant to this policy, we will not make or promise to make any tax gross-up payment to any senior executive in the future, other than payments in accordance with obligations existing at the time of the policy’s adoption or pursuant to arrangements applicable to our management employees generally, such as a relocation policy. All of the employment agreements that we have entered into with senior executives since 2013, including our original and current employment agreements with our CEO, Mr. Thomas, do not provide for tax gross-up payments. Accordingly, this policy formalized the Committee’s then-existing practice with respect to tax gross-ups. In addition, our Senior Executive Severance Plan and Executive Severance Plan provide that executives who become eligible to participate in these plans will not be entitled to any tax gross-up payments under the plans.

›  POLICY CONCERNING HEDGING AND PLEDGING TRANSACTIONS

We prohibit all employees, including our executive officers, and directors from engaging in short sales and derivative transactions, purchasing our securities on margin and pledging our securities as collateral for a loan. Transactions such as purchases and sales of publicly traded put and call options, short sales, hedging transactions such as prepaid variable forwards,

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6›	COMPENSATION DISCUSSION AND ANALYSIS
VIII. OTHER COMPENSATION POLICIES

equity swaps and collars create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an employee or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Our Board has never been asked to grant a waiver, nor has it ever granted such a waiver, of this policy.

›  MANDATORY MINIMUM EQUITY OWNERSHIP POLICY FOR SENIOR EXECUTIVES

To align senior management with our stockholders and demonstrate to the investment community that our senior management is personally committed to our continued financial success, we have a policy that requires the following officer positions to maintain equity ownership equal to a multiple of their base salaries as follows:

Title	Multiple of Base Salary
Chief Executive Officer	6.0x
President	5.0x
Senior Executive Vice President	5.0x
Executive Vice President, Chief Financial Officer	3.0x
Executive Vice President, Regional Manager	2.0x
Senior Vice President	1.5x

If an executive’s ownership falls below the applicable guideline due solely to a decline in the value of our common stock, the executive will not be required to acquire additional shares to meet the guideline, but he or she will be required to retain all shares then held (except for shares withheld to pay withholding taxes or the exercise price of options) until such time as the executive again attains the target multiple.

Employees who are hired or promoted to senior management positions will have a five-year period beginning on January 1 of the year following their appointment to achieve this ownership requirement. Exceptions may be made for significant extenuating personal circumstances. The types of securities that will be counted toward the equity ownership requirement include shares of our common stock, common units and LTIP units (excluding performance-based LTIP units until and unless they have been earned), in each case both vested and unvested, as well as shares acquired and held through our stock purchase and dividend reinvestment plans. Stock options will not be counted.

›  LTIP UNITS

Since 2003, we have used a class of partnership interests in our Operating Partnership, called long-term incentive units, or LTIP units, as a form of equity-based award for annual long-term incentive equity compensation. LTIP units are designed to qualify as “profits interests” in the Operating Partnership for federal income tax purposes, meaning that initially they are not economically equivalent in value to a share of our common stock, but over time can increase in value to one-for-one parity with common stock by operation of special tax rules applicable to profits interests. LTIP units are designed to offer executives a long-term incentive comparable to restricted stock, while allowing them to enjoy a more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under our incentive equity plan. The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common units, but can achieve such parity over time upon the occurrence of specified events in accordance with partnership tax rules. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock.

Under the MYLTIP awards, during the performance period holders of LTIP units will receive distributions equal to one-tenth (1/10th) of the amount of regular quarterly distributions paid on a common unit, but will not receive any special distributions. After the end of the performance period, holders of earned LTIP units, both vested and unvested, will be entitled to receive

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6›	COMPENSATION DISCUSSION AND ANALYSIS
VIII. OTHER COMPENSATION POLICIES

distributions in an amount per LTIP unit equal to the distributions, both regular and special, payable on a common unit (which equal per share dividends (both regular and special) on our common stock). LTIP units awarded with time-based vesting conditions only, both vested and unvested, are entitled to receive distributions in an amount per LTIP unit equal to the distributions, both regular and special, payable on a common unit.

›  EMPLOYMENT AGREEMENTS

We have employment agreements with each of our NEOs. (See “Compensation of Executive Officers – Employment Agreements”) For NEOs other than Mr. Thomas, these agreements provide for a certain level of severance, generally the sum of base salary plus the prior year’s cash bonus, 12 additional months of vesting in equity-based awards and participation in our health plan for up to 12 months, in the event of a termination of employment by us without cause or by the executives for good reason. The employment agreement with Mr. Thomas provides for stipulated severance benefits in lieu of participation in severance plans for which other NEOs are eligible. In return, each NEO agrees, during the term of employment and for one year thereafter, not to compete with us, solicit our tenants or employees or interfere with our relationship with our tenants, suppliers, contractors, lenders, employees or with any governmental agency. We believe that these agreements are fair to the NEOs and to our stockholders and, because the severance benefits are negotiated at the time of the agreement, avoid the need for protracted negotiations in the event of termination.

›  CHANGE IN CONTROL ARRANGEMENTS

We have an employment agreement with Mr. Thomas that provides him with cash severance and certain benefits in the event of his termination under certain circumstances within 24 months following a change in control. Although Mr. Thomas was entitled to “single-trigger” vesting upon a change in control under his original employment agreement, he has agreed to be subject to the “double-trigger” vesting policy adopted for all time-based LTI equity awards made after 2014. We also have two change in control severance plans, one for our President, Senior Executive Vice President and Executive Vice Presidents, and the other for our Senior Vice Presidents and those Vice Presidents with ten (10) or more years of tenure with us. These plans also provide cash severance and certain benefits in the event of termination of employment under certain circumstances within 24 months following a change in control. The two change in control severance plans are “double trigger” arrangements, providing severance benefits only upon involuntary termination or constructive termination of the executive officer following a change in control. (See “Compensation of Executive Officers – Potential Payments Upon Termination or Change in Control”) Officers who became eligible under the two severance plans described above prior to their amendment in January 2014 upon adoption by the Committee of a formal “no tax gross-up” policy are entitled to a gross-up payment in the event they become subject to the 20% golden parachute excise tax. This was market practice when these plans were adopted in 1998. Mr. Thomas is not entitled to a tax gross-up payment under his employment agreement.

In our experience, change in control cash severance protection for executive officers is common in the REIT industry. Our Committee believes it is fair to provide severance protection in the event of an involuntary termination or constructive termination of employment following a change in control because very often senior manager positions are eliminated following a change in control. The Committee believes that agreeing in advance to provide severance benefits in the event of an involuntary termination or constructive termination of employment following a change in control helps reinforce and encourage the continued attention and dedication of senior management to their assigned duties without distraction in the face of an actual or threatened change in control and helps ensure that management is motivated to negotiate the best consideration for our stockholders. For treatment of equity awards in the event of a change in control, please see “– Double-Trigger Acceleration of Vesting of Equity Awards upon a Change of Control” above.

›  PERQUISITES

We provide Messrs. Linde, Ritchey and Koop a monthly car allowance of $750 and we provide all of our executive officers a designated parking space. Mr. Thomas’ employment agreement provides that he is entitled to the use of a Company-owned or leased vehicle, but Mr. Thomas has declined this benefit at all times since 2013. Apart from these arrangements, we do not provide any other perquisites to our executive officers.

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6›	COMPENSATION DISCUSSION AND ANALYSIS
VIII. OTHER COMPENSATION POLICIES

›  DEFERRED COMPENSATION PLAN

We offer a deferred compensation plan that enables our executives to defer up to 20% of their base salaries and bonuses. The amounts deferred are not included in the executive’s current taxable income and, therefore, are not currently deductible by us. The executives select from a limited number of mutual funds, which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the mutual fund investments. Because the measurement funds are publicly traded securities, we do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any executive officer who participates in this plan, other than a limited amount to make up for any loss of matching contributions under our Section 401(k) plan. We have made this plan available to our executives in order to ensure that our benefits are competitive. See “Compensation of Executive Officers – Nonqualified Deferred Compensation.”

›  RETIREMENT AND HEALTH AND WELFARE BENEFITS

We have never had a traditional or defined benefit pension plan. We maintain a Section 401(k) retirement plan in which all salaried employees can participate, which provides a Company matching contribution of 200% of the first 3% of compensation contributed to the plan (utilizing earnings not in excess of an amount established by the Internal Revenue Service ($280,000 in 2019)). Other benefits, such as health and dental plans, group term life insurance, short- and long-term disability insurance and travel accident insurance, are also available generally to all of our salaried employees. Our executives participate in Company-sponsored benefit programs available broadly to generally all of our salaried employees, including our employee stock purchase plan and our Section 401(k) plan.

›  DEDUCTIBILITY OF EXECUTIVE COMPENSATION

The Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a publicly-held corporation may not deduct compensation of more than $1 million paid to any “covered employee.” Substantially all of the services rendered by our executive officers were performed on behalf of our operating partnership or its subsidiaries. The Internal Revenue Service has issued a series of private letter rulings which indicate that compensation paid by an operating partnership to executive officers of a REIT that serves as its general partner is not subject to limitation under Section 162(m) to the extent such compensation is attributable to services rendered to the operating partnership. We have not obtained a ruling on this issue, but have no reason to believe that the same conclusion would not apply to us. However, in December 2019, the Internal Revenue Service proposed new regulations that may cause the limits on deductibility under Section 162(m) to apply to such compensation. To the extent that compensation paid to our executive officers is subject to and does not qualify for deduction under Section 162(m), our Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to establish compensation programs that we believe provide appropriate incentives and reward our executives relative to their performance. Because we qualify as a REIT under the Code, we generally distribute at least 100% of our net taxable income each year and therefore do not pay federal income tax. As a result, and based on the level of cash compensation paid to our executive officers, the possible loss of a federal tax deduction would not be expected to have a material impact on us.

›  ACCOUNTING FOR STOCK-BASED COMPENSATION

We account for stock-based awards in accordance with the requirements of ASC Topic 718.

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6›	COMPENSATION DISCUSSION AND ANALYSIS
VIII. OTHER COMPENSATION POLICIES

›  ASSESSMENT OF COMPENSATION-RELATED RISKS

The Committee is responsible for overseeing the risks relating to compensation policies and practices affecting senior management on an ongoing basis. The Committee believes that, because of the following factors, there is a low likelihood that our compensation policies and practices would encourage excessive risk-taking:

Risk Mitigation Factors

•  our policies and programs are generally intended to encourage executives to focus on long- term objectives;

•  overall compensation is maintained at levels that are competitive with the market;

•  the mix of compensation rewards long-term performance with a significant at-risk component;

•  beginning with bonuses for 2020 (paid in 2021), annual cash bonuses for executives will be linked to performance against goals in three categories with specific weightings and each executive has target and maximum bonus opportunities;

•  except for those employees who satisfy the conditions for Qualified Retirement, all equity awards are subject to multi-year vesting (see “– Potential Payments Upon Termination or Change in Control – Retirement Eligibility Provisions for LTI Equity Awards”);

•  executive officers are subject to minimum stock ownership guidelines and limitations on trading in our securities, including prohibitions on hedging and pledging; and

•  a clawback policy permits the Company to recoup compensation paid on the basis of financial results that are subsequently restated.

›  EQUITY AWARD GRANT POLICY

We have a policy that annual grants to employees are approved by the Committee in late January or early February of each year, with an effective grant date immediately following the closing of the NYSE on the second trading day after we publicly release financial results for the prior year. We believe this policy provides the necessary certainty and transparency for both employees and stockholders, while allowing the Committee desired flexibility.

Our Committee approves equity awards in dollar values. To the extent these awards are paid in the form of full-value awards (either shares of restricted stock and/or LTIP units), the number of shares/units granted is calculated by dividing the dollar value of the approved awards by the closing market price on the NYSE of a share of our common stock on the effective date of grant. To the extent these awards are made in the form of stock options, the number of shares underlying option grants is determined by dividing the dollar value of the approved awards by the fair value of a ten-year option with the exercise price equal to the closing market price on the NYSE of a share of our common stock on the effective date of grant, as calculated by an independent valuation expert in accordance with ASC Topic 718 using assumptions approved by the Committee. The Equity Award Grant Policy does not apply to MYLTIP awards because they are not “full-value” awards upon issuance and their value depends on our future TSR performance; accordingly, consistent with past practice for performance- based equity awards, the Committee determined that the MYLTIP baseline share price, from which TSR performance is measured, should be based on the average closing stock price for the five trading days prior to and including the effective date of grant.

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7›	COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table shows the compensation for each of our NEOs in accordance with Item 402(c) of Regulation S-K.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		All Other Compensation ($)(6)	Total ($)(7)
Owen D. Thomas Chief Executive Officer	2019	898,077	2,550,000	8,452,063	(3)	17,460	11,917,600
	2018	875,000	2,875,000	7,927,786	(4)	17,160	11,694,946
	2017	875,000	2,425,000	6,745,617	(5)	16,680	10,062,297
Douglas T. Linde President	2019	748,077	2,095,000	5,211,300	(3)	34,680	8,089,057
	2018	725,000	2,180,000	5,163,416	(4)	34,380	8,102,796
	2017	725,000	1,935,000	4,777,500	(5)	33,600	7,471,100
Raymond A. Ritchey Senior Executive Vice President	2019	738,462	1,820,000	3,990,000	(3)	33,876	6,582,338
	2018	720,000	2,080,000	4,278,466	(4)	33,576	7,112,042
	2017	720,000	2,080,000	4,077,125	(5)	33,096	6,910,221
Michael E. LaBelle Executive Vice President, Chief Financial Officer and Treasurer	2019	509,231	1,295,000	1,916,801	(3)	25,680	3,746,712
	2018	500,000	1,450,000	1,973,150	(4)	25,380	3,948,530
	2017	500,000	1,325,000	2,100,000	(5)	24,600	3,949,600
Bryan J. Koop Executive Vice President, Boston Region	2019	409,231	1,370,000	1,235,000	(3)	34,680	3,048,911
	2018	400,000	1,550,000	1,257,523	(4)	34,380	3,241,903
	2017	400,000	1,280,000	1,316,874	(5)	33,600	3,030,474

(1)

Represent cash bonuses paid to the NEOs in recognition of performance in the year reported. Such bonuses are paid in the subsequent year (e.g., the bonuses paid in recognition of performance in 2019 were paid in 2020).

(2)

A discussion of the assumptions used in calculating these values can be found in Note 16 to our 2019 audited financial statements beginning on page 174 of our Annual Report on Form 10-K for the year ended December 31, 2019 included in the annual report that accompanied this proxy statement.

(3)

Represents the grant date fair value of restricted common stock and LTIP unit awards and 2019 MYLTIP awards granted in 2019, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The following table sets forth (a) the grant date fair values for the restricted common stock and LTIP unit awards, (b) the grant date fair values for the 2019 MYLTIP awards based upon the probable outcome of the performance conditions as of the grant date for the awards and (c) the maximum values of the 2019 MYLTIP awards as of the date of grant, assuming that the highest level of performance conditions is achieved. To have value, the 2019 MYLTIP awards require the Company to achieve relative total stockholder return thresholds. See “Compensation Discussion and Analysis – IV. Components of Executive Compensation” beginning on page 52.

NEO	Restricted Common Stock and LTIP Unit Awards Grant Date Value ($)	2019 MYLTIP Awards Grant Date Value ($)	2019 MYLTIP Awards Maximum Value ($)
Mr. Thomas	4,077,063	4,375,000	8,750,000
Mr. Linde	2,513,800	2,697,500	5,395,000
Mr. Ritchey	1,890,000	2,100,000	4,200,000
Mr. LaBelle	941,801	975,000	1,950,000
Mr. Koop	585,000	650,000	1,300,000

(4)

Represents the grant date fair value of restricted common stock and LTIP unit awards and 2018 MYLTIP awards granted in 2018, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(5)

Represents the grant date fair value of restricted common stock and LTIP unit awards and 2017 MYLTIP awards granted in 2017, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

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7›	COMPENSATION OF EXECUTIVE OFFICERS

(6)

The table below shows the components of “All Other Compensation” for 2019, which include the life insurance premiums paid by the Company for group term life insurance, our match for each individual who made 401(k) contributions, the car allowances provided to Messrs. Linde, Ritchey and Koop and the costs to the Company of providing parking spaces to Messrs. Linde, Ritchey, LaBelle and Koop. The amounts shown for car allowances in the table below reflect the aggregate cost to the Company without deducting costs attributable to business use. The components of “All Other Compensation” for 2017 and 2018 for each of the NEOs, were reported in our 2018 and 2019 proxy statements, respectively.

NEO	Life Insurance ($)	401(k) Company Match ($)	Car Allowance ($)	Parking ($)	Total ($)
Mr. Thomas	660	16,800	—	—	17,460
Mr. Linde	660	16,800	9,000	8,220	34,680
Mr. Ritchey	660	16,800	9,000	7,416	33,876
Mr. LaBelle	660	16,800	—	8,220	25,680
Mr. Koop	660	16,800	9,000	8,220	34,680

(7)	The amount shown in the “Total” column for each NEO equals the sum of all columns of the Summary Compensation Table.

GRANTS OF PLAN-BASED AWARDS IN 2019

The following table provides information about the awards granted to our NEOs during the year ended December 31, 2019.

		Date of Compensation Committee Approval(1)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date		Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Owen D. Thomas	2/1/2019	1/23/2019	—	—	—	33,351	4,077,063
	2/5/2019	1/23/2019	—	35,784	71,569	—	4,375,000
Douglas T. Linde	2/1/2019	1/23/2019	—	—	—	20,563	2,513,800
	2/5/2019	1/23/2019	—	22,064	44,127	—	2,697,500
Raymond A. Ritchey	2/1/2019	1/23/2019	—	—	—	16,008	1,890,000
	2/5/2019	1/23/2019	—	17,176	34,353	—	2,100,000
Michael E. LaBelle	2/1/2019	1/23/2019	—	—	—	7,432	941,801
	2/5/2019	1/23/2019	—	7,975	15,950	0	975,000
Bryan J. Koop	2/1/2019	1/23/2019	—	—	—	4,955	585,000
	2/5/2019	1/23/2019	—	5,317	10,633	—	650,000

(1)

For a discussion of the Company’s policy with respect to the effective grant dates for annual equity-based awards, see “Compensation Discussion and Analysis – VII. Other Compensation Policies – Equity Award Grant Policy” beginning on page     .

(2)

Represents 2019 MYLTIP awards for each NEO. Performance-based vesting of 2019 MYLTIP awards will be measured on the basis of our annualized, compounded TSR over a three-year measurement period ending February 4, 2022 relative to the annualized, compounded total return of the Nareit Office Index adjusted to include Vornado Realty Trust. Amounts ultimately earned under the 2019 MYLTIP awards may range from zero to the maximum amount set forth in the table depending on our TSR relative to the Nareit Office Index (as adjusted to include Vornado Realty Trust). Levels of payout opportunity range from zero (for relative TSR performance that is 1,000 basis points or more below the index) to a maximum of 200% of target (for relative TSR performance that is 1,000 basis points or more greater than the index), with linear interpolation between -1,000 and +1,000 basis points. Any 2019 MYLTIP awards ultimately earned based on performance will vest 50% on February 4, 2022 and 50% on February 4, 2023, subject to exceptions discussed under “– Potential Payments Upon Termination or Change in Control” below. Distributions payable on 2019 MYLTIP awards equal one-tenth (1/10th) of the regular quarterly distributions on common units of our Operating Partnership (and no amounts are payable on special distributions) prior to being earned.

(3)

Stock awards were made in the form of shares of restricted common stock and/or LTIP units at the election of each NEO. Each NEO, other than Mr. LaBelle, elected to receive all LTIP units. Mr. LaBelle elected to receive half of his award as shares of restricted common stock and half as LTIP units. Shares and LTIP

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7›	COMPENSATION OF EXECUTIVE OFFICERS

units were awarded by the Compensation Committee under our 2012 Plan. Dividends are payable on restricted common stock and distributions are payable on the LTIP units to the same extent and on the same date that dividends and distributions are paid on Boston Properties common stock and common units of our Operating Partnership, respectively. Grantees of restricted common stock pay $0.01 per share and grantees of LTIP units pay $0.25 per unit. The awards generally vest over a four-year period with 25% vesting on January 15 of each year beginning January 15, 2020, subject to acceleration under certain circumstances. An employee who had attained age 65 or attained age 62 with 20 years of service with us prior to February 1, 2019 became fully vested in all time-based LTI equity awards granted on February 1, 2019. All other employees will become fully vested upon a “Qualified Retirement” as defined under “– Potential Payments Upon Termination or Change in Control – Retirement Eligibility Provisions for LTI Equity Awards” below.

(4)

The amounts included in this column represent the grant date fair value of the restricted common stock awards, LTIP unit awards and 2019 MYLTIP awards computed in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 16 to our 2019 audited financial statements beginning on page 174 of our Annual Report on Form 10-K for the year ended December 31, 2019 included in the annual report that accompanied this proxy statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2019 pursuant to Item 402(f) of Regulation S-K.

	Option Awards(1)			Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Owen D. Thomas	54,282	95.69	4/2/2023	83,343	11,489,666	120,097	16,556,572
Douglas T. Linde	27,455	86.86	1/28/2021	54,155	7,465,808	79,313	10,934,090
	34,476	100.77	2/3/2022	—	—	—	—
	41,092	98.46	2/1/2023	—	—	—	—
Raymond A. Ritchey	—	—	—	9,582	1,320,974	60,224	8,302,481
Michael E. LaBelle	7,749	100.77	2/3/2022	23,304	3,212,690	27,269	3,759,304
	8,588	98.46	2/1/2023	—	—	—	—
Bryan J. Koop	7,067	100.77	2/3/2022	15,886	2,190,043	16,357	2,254,977
	8,267	98.46	2/1/2023	—	—	—	—

(1)

This table does not include LTIP unit and restricted common stock awards and 2020 MYLTIP awards granted in January 2020 and February 2020 in recognition of performance in 2019 because they were not outstanding at the end of 2019. Those grants are described above under “Compensation Discussion and Analysis.” Stock options have not been granted since 2013. All stock options were fully vested as of January 15, 2017.

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7›	COMPENSATION OF EXECUTIVE OFFICERS

(2)

The following table sets forth the number of unvested time-based LTIP units and/or shares of restricted common stock, and unvested LTIP units earned pursuant to the 2016 MYLTIP award, held by each NEO as of December 31, 2019.

Award/Grant Date(a)	Mr. Thomas	Mr. Linde	Mr. Ritchey(d)	Mr. LaBelle	Mr. Koop
Time-Based Awards(b)
2/8/2016	3,749	2,632	—	1,782	1,506
2/3/2017	6,566	4,568	—	3,213	2,611
2/2/2018	24,195	15,523	—	5,735	3,519
2/6/2018	—	—	1,340	1,463	1,222
2/1/2019	33,351	20,563	—	7,432	4,955
2016 MYLTIP Award(c)	15,482	10,869	8,242	3,679	2,073

(a)

The vesting of time-based LTI equity awards and performance-based LTI equity awards is subject to acceleration under certain circumstances and other exceptions discussed under “– Potential Payments Upon Termination or Change in Control” below.

(b)	Time-based LTI equity awards vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15 in the year following the grant.

(c)

On February 9, 2019, the measurement period for the 2016 MYLTIP awards ended and the Company’s TSR was sufficient for employees to earn and therefore become eligible to vest in a portion of the 2016 MYLTIP awards. Fifty percent (50%) of these earned 2016 MYLTIP awards vested on February 9, 2019 and 50% will vest on February 9, 2020.

(d)

All of Mr. Ritchey’s shares of restricted common stock and LTIP units (other than LTIP units granted on February 6, 2018 and LTIP units earned pursuant to the 2016 MYLTIP awards) were fully vested as of December 31, 2019 because he satisfied the conditions for retirement eligibility for these awards. These policies are described under “– Potential Payments Upon Termination or Change in Control – Retirement Eligibility Provisions for LTI Equity Awards” below. Mr. Ritchey’s February 6, 2018 award was subject to vesting ratably over two years, with 50% of the total award vesting on January 15, 2019 and 50% vested on January 15, 2020.

(3)	The market value of such holdings is based on the closing price of our common stock as reported on the NYSE on December 31, 2019 of $137.86 per share.

(4)	The following table sets forth the unearned performance-based LTI equity awards held by each NEO as of December 31, 2019.

Award(a)	Mr. Thomas	Mr. Linde	Mr. Ritchey	Mr. LaBelle	Mr. Koop
2017 MYLTIP Award(b)	45,506	31,661	24,266	11,133	6,031
2018 MYLTIP Award(c)	38,807	25,588	18,782	8,161	5,009
2019 MYLTIP Award(d)	35,784	22,064	17,176	7,975	5,317

(a)

The vesting of performance-based LTI equity awards is subject to acceleration under certain circumstances and other exceptions discussed under “– Potential Payments Upon Termination or Change in Control” below.

(b)

On February 7, 2017, these NEOs received 2017 MYLTIP awards under the 2012 Plan. In accordance with SEC rules, the number of equity incentive plan awards is based on achieving “target” performance goals. If our performance continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2019, our NEOs would have earned an amount between threshold and target. 2017 MYLTIP awards earned based on performance vest 50% on February 6, 2020 and 50% on February 6, 2021. The measurement period for assessing performance ended on February 6, 2020. The TSR for the same period for the Nareit Office Index (adjusted to include Vornado Realty) was 4.58%, for the C&S Index was 10.20% and for the Company was 5.77%. As a result, the final awards were determined to be 83.7774% of target or an aggregate of approximately $13.5 million for the NEOs as a group.

(c)

On February 6, 2018, these NEOs received 2018 MYLTIP awards under the 2012 Plan. The measurement period for assessing performance ends on February 5, 2021. In accordance with SEC rules, the number of equity incentive plan awards is based on achieving “target” performance goals. If our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2019, our NEOs would earn an amount between threshold and target. 2018 MYLTIP awards earned based on performance vest 50% on February 5, 2021 and 50% on February 5, 2022.

(d)

On February 5, 2019, these NEOs received 2019 MYLTIP awards under the 2012 Plan. The measurement period for assessing performance ends on February 4, 2022. In accordance with SEC rules, the number of equity incentive plan awards is based on achieving “target” performance goals. If our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2019, our NEOs would earn an amount between threshold and target. 2019 MYLTIP awards earned based on performance vest 50% on February 4, 2022 and 50% on February 4, 2023.

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7›	COMPENSATION OF EXECUTIVE OFFICERS

2019 OPTION EXERCISES AND STOCK VESTED

The following table sets forth the aggregate number of options to purchase shares of our common stock exercised by our NEOs in 2019 and the aggregate number of shares of common stock and LTIP units that vested in 2019. The Value Realized on Exercise is the product of (1) the fair market value of a share of our common stock on the date of exercise minus the exercise price, multiplied by (2) the number of shares of common stock underlying the exercised options. The Value Realized on Vesting is the product of (1) the closing price on the NYSE of a share of our common stock on the vesting date (or, if the vesting date was not a trading day, the immediately preceding trading date), multiplied by (2) the number of shares and LTIP units vesting. In each case, the value realized is before payment of any applicable taxes and brokerage commissions.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Owen D. Thomas	0	0	36,910	4,653,402
Douglas T. Linde	0	0	26,020	3,284,768
Raymond A. Ritchey	96,802	4,075,439	28,050	3,676,589
Michael E. LaBelle	0	0	11,545	1,433,372
Bryan J. Koop	5,616	264,449	8,210	1,013,312

NONQUALIFIED DEFERRED COMPENSATION

We provide our executives with the opportunity to defer up to 20% of their base salaries and cash bonuses. Deferrals are credited with earnings or losses based upon the executive’s selection of one or more of 28 measurement funds, which are all publicly traded mutual funds. Executives may change their selection of measurement funds on a daily basis.

The table below summarizes the annual rates of return for the year ended December 31, 2019 for the 28 measurement funds:

Name of Fund	2019 Rate of Return (%)
American Beacon Small Cap Value Fund Class Institutional	22.29
Artisan Mid Cap Fund Institutional Class	39.28
Dodge & Cox Income Fund	9.65
Dodge & Cox International Stock Fund	22.54
Oakmark Equity And Income Fund Investor Class	19.00
PIMCO Low Duration Fund Institutional Class	4.46
T. Rowe Price Dividend Growth Fund	31.62
T. Rowe Price Growth Stock Fund	30.75
T. Rowe Price Mid-Cap Value Fund	19.27
T. Rowe Price Retirement 2005 Fund	14.99
T. Rowe Price Retirement 2010 Fund	16.09
T. Rowe Price Retirement 2015 Fund	17.40
T. Rowe Price Retirement 2020 Fund	19.37
T. Rowe Price Retirement 2025 Fund	21.03
T. Rowe Price Retirement 2030 Fund	22.54

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7›	COMPENSATION OF EXECUTIVE OFFICERS

Name of Fund	2019 Rate of Return (%)
T. Rowe Price Retirement 2035 Fund	23.77
T. Rowe Price Retirement 2040 Fund	24.74
T. Rowe Price Retirement 2045 Fund	25.47
T. Rowe Price Retirement 2050 Fund	25.42
T. Rowe Price Retirement 2055 Fund	25.47
T. Rowe Price Retirement 2060 Fund	25.49
T. Rowe Price Retirement Balanced Fund	15.30
Vanguard Small-Cap Index Fund Admiral Shares	27.49
Vanguard Total Bond Market Index Fund Admiral Shares	8.59
Vanguard Total International Stock Index Fund Admiral Shares	21.89
Vanguard Total Stock Market Index Fund Institutional Shares	30.67
Virtus Duff & Phelps Real Estate Securities Fund Class I	30.89
Vanguard FTSE Social Index Fund Admiral(1)	23.39

(1)

Effective July 30, 2019, the Domini Impact Equity Fund was removed from the plan and contributions were redirected to the Vanguard FTSE Social Index Fund Admiral. The annual rate of return for the Domini Impact Equity Fund for the year ended December 31, 2019 was 31.66%.

Benefits under the deferred compensation plan are generally paid in a lump sum upon the executive’s termination of employment prior to attainment of retirement age (age 55 with five years of service) or the executive’s death, or in a lump sum or annual installments for a period of up to 15 years (as previously selected by the executive) upon the executive’s retirement. Payment will generally start or be made by January 15 following the year of termination or retirement, or six months after the executive’s termination or retirement, whichever is later. Executives may also at the time of deferral elect a fixed distribution date, which must be at least five years after the end of the calendar year in which amounts are deferred. The deferred compensation plan also permits an in-service withdrawal of the executive’s account balance attributable to pre-2005 deferrals, subject to a withdrawal penalty equal to 10% of the amount withdrawn.

The following table shows deferrals made by our NEOs to the deferred compensation plan during the year ended December 31, 2019, the earnings and withdrawals/distributions during the year, and the aggregate account balance of each NEO under the deferred compensation plan as of December 31, 2019.

Name	Executive Contributions in 2019 ($)(1)(2)	Registrant Contributions in 2019 ($)	Aggregate Earnings in 2019 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2019($)(3)
Owen D. Thomas	179,615	—	223,096	—	1,312,203
Douglas T. Linde	—	—	—	—	—
Raymond A. Ritchey	416,000	—	722,304	—	4,044,820
Michael E. LaBelle	—	—	278,115	161,133	1,165,973
Bryan J. Koop	235,108	—	270,293	—	1,791,769

(1)	These amounts do not include any contributions out of bonus payments that were made in February 2020 in recognition of performance in 2019.

(2)

Of the amounts reported in the contributions column, (a) $179,615 of Mr. Thomas’ contributions and $49,108 of Mr. Koop’s contributions are also included in the Summary Compensation Table as salary for 2019 and (b) $416,000 of Mr. Ritchey’s contributions and $186,000 of Mr. Koop’s contributions are also included in the Summary Compensation Table as bonus for 2018 that was paid in 2019.

(3)

Of the amounts reported in the aggregate balance column, (a) $179,615 of Mr. Thomas’ aggregate balance and $49,108 of Mr. Koop’s aggregate balance are also included in the Summary Compensation Table as salary for 2019; (b) $175,000 of Mr. Thomas’ aggregate balance, $72,000 of Mr. Ritchey’s aggregate balance and $48,000 of Mr. Koop’s aggregate balance are also included in the Summary Compensation Table as salary for 2018, (c) $175,000 of

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7›	COMPENSATION OF EXECUTIVE OFFICERS

Mr. Thomas’ aggregate balance, $72,000 of Mr. Ritchey’s aggregate balance and $48,000 of Mr. Koop’s aggregate balance are also included in the Summary Compensation Table as salary for 2017, (d) $416,000 of Mr. Ritchey’s contributions and $186,000 of Mr. Koop’s contributions are also included in the Summary Compensation Table as bonus for 2018 that was paid in 2019, and (e) $208,000 of Mr. Ritchey’s aggregate balance and $128,000 of Mr. Koop’s aggregate balance is also included in the Summary Compensation Table as bonus for 2017 that was paid in 2018. In each case, the amounts disclosed in this footnote are the amounts originally contributed and do not reflect subsequent gains/losses on investment after the date of contribution.

EMPLOYMENT AGREEMENTS

We have employment agreements with each of our NEOs. The material terms of these agreements are summarized below.

›   SUMMARY OF OWEN D. THOMAS’ EMPLOYMENT AGREEMENT

We originally hired Mr. Thomas to be our CEO effective April 2, 2013. The initial term of Mr. Thomas’ employment agreement was three years, with automatic one-year renewals commencing on the third and fourth anniversaries of the effective date unless prior written notice of termination was given. The term of Mr. Thomas’ original employment agreement expired on April 2, 2018 on which date we entered into a new employment agreement with him. The following is a summary of Mr. Thomas’ current employment agreement:

Term and Duties

•	April 2, 2018 through June 30, 2023

•	As CEO, Mr. Thomas reports directly to the Board of Directors, and must devote substantially all of his working time and efforts to the performance of his duties.

•	Our Board agreed to continue to nominate Mr. Thomas for re-election to the Board of Directors for so long as he remains CEO, and he has agreed to resign from the Board upon termination of employment.

•

Mr. Thomas may participate as an officer or director of, or advisor to, any organization that is not engaged in commercial real estate activities (e.g., Nareit) and also engage in religious, charitable or other community activities, provided that they do not materially restrict his ability to fulfill his obligations to us as an officer. Mr. Thomas may also continue serving on the Board of Lehman Brothers Holdings Inc. and may engage in “Minority Interest Passive Investments,” which are defined as acquiring, holding and exercising the voting rights associated with an investment made through (1) a non-controlling, minority interest in an entity or (2) the lending of money, in either case with the purpose or intent of obtaining a return on such investment but without management of the property or business to which the investment directly or indirectly relates and without any business or strategic consultation by Mr. Thomas.

Compensation and Benefits

•

Base salary of $875,000, subject to annual review and may be increased but not decreased. The Compensation Committee increased Mr. Thomas’ base salary to $900,000 for 2019 but did not increase his salary for 2020 (see “Compensation Discussion and Analysis – III. 2019 Compensation Decisions” beginning on page 49 of this proxy statement).

•	Target bonus equal to 250% of his base salary, with the actual amount to be determined at the discretion of the Compensation Committee.

•

Incentive equity in an amount determined at the discretion of the Compensation Committee based on Company and individual performance and competitive peer group information. LTI equity awards may be provided in the form of stock options, restricted stock, restricted stock units and/or LTIP units and may be subject to time-based or performance-based vesting, or both, as determined by the Compensation Committee.

•

Participation in all of our employee benefit plans or programs as in effect from time to time for our senior executive employees, including medical/dental insurance, life insurance, disability insurance and deferred compensation plans, plus the use of a Company-owned or leased automobile.

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7›	COMPENSATION OF EXECUTIVE OFFICERS

Severance Benefits and Retirement Eligibility

•

Mr. Thomas’ employment with us is at-will, but his employment agreement provides for certain payments and benefits to him upon his separation from the Company in certain circumstances (see “– Potential Payments upon Termination or Change in Control” below).

•

Mr. Thomas’ employment agreement provides for the acceleration of vesting of equity awards granted after April 2, 2018 upon attainment of age 62 with 10 years of service (see “– Potential Payments upon Termination or Change in Control” below).

•

Mr. Thomas is not entitled to participate in any of the Company’s change in control severance plans or programs. As such, Mr. Thomas is not entitled to receive any tax gross-up payments. In the event that any payment or benefit to be paid or provided to Mr. Thomas would be subject to the golden parachute excise tax, the payments and benefits will be reduced to the extent necessary to avoid the imposition of the excise tax if doing so would result in a greater after-tax benefit to Mr. Thomas.

•

The expiration of Mr. Thomas’ agreement on June 30, 2023 will not constitute or result in a termination of employment by the Company without cause, and the severance provisions (other than retirement eligibility and related benefits) shall not apply.

Restrictive Covenants

•

While he is an officer and until the later of (1) one year after the termination of his employment for any reason or (2) the latest date of full vesting of any performance-based LTI equity award, Mr. Thomas is prohibited from:

•

engaging, participating or assisting, directly or indirectly, in the acquisition, development, construction, operation, management, or leasing of any commercial real estate property of a type which is the subject of a significant portion of the Company’s business (measured as at least 10% of the Company’s revenues on a trailing 12-month basis) at the time of termination of his employment;

•	intentionally interfering with the Company’s relationships with its tenants, suppliers, contractors, lenders or employees or with any governmental agency; or

•	competing for, soliciting or diverting the Company’s tenants or employees, either for himself or any other business, person or entity.

•	Mr. Thomas is also subject to confidentiality requirements and post-termination litigation and regulatory cooperation obligations.

•	In addition, the non-competition covenant shall not apply if Mr. Thomas’ employment is terminated following a change in control (as defined in the 2012 Plan, as amended from time to time).

›  SUMMARY OF EMPLOYMENT AGREEMENTS WITH MESSRS. LINDE, RITCHEY, LABELLE AND KOOP

We also have employment agreements with the other NEOs – i.e., Messrs. Linde, Ritchey, LaBelle and Koop – under which each has agreed to devote substantially all of his business time to our business and affairs. The initial term of each of these employment agreements was two years beginning November 29, 2002 (January 24, 2008 in the case of Mr. LaBelle), with automatic one-year renewals commencing on each anniversary date unless written notice of termination is given at least 90 days prior to such date by either party. The base salary for each of these NEOs is reviewed annually by the Compensation Committee and may be increased but not decreased in its discretion. Each NEO is also eligible to receive a cash bonus and equity-based compensation to be determined at the discretion of the Compensation Committee.

Similar to Mr. Thomas’ employment agreement, the other NEOs’ employment agreements contain non-competition, non-interference and non-solicitation restrictions (which shall not apply if the NEO’s employment is terminated following a change in control (as defined in the senior executive severance plan)) and permit them to participate as an officer or director of, or advisor to, any charitable or other tax exempt organization only and the scope of the noncompetition provision in each employment agreement is limited to our markets at the time of termination of their employment. In consideration for the benefits and protections afforded by the employment agreements, each of these NEOs agreed to confidentiality, non-competition, non-interference and non-solicitation covenants and to provide to the Company post-termination litigation and regulatory

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7›	COMPENSATION OF EXECUTIVE OFFICERS

cooperation. These NEOs’ employment with us is at-will, but their employment agreements also provide for certain payments and benefits to them upon separation from the Company in certain circumstances as described under “– Potential Payments upon Termination or Change in Control” below.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each NEO has the right to receive severance and other benefits in the event of a termination of their employment under different circumstances pursuant to their employment agreements (discussed under “– Employment Agreements” above) and, except for Mr. Thomas, the Company’s Senior Executive Severance Plan. In addition, our LTI equity award agreements (including performance-based MYLTIP awards) provide for the vesting and forfeiture of LTI equity awards under different circumstances. The availability, nature and amount of severance and other benefits differ depending on whether the triggering event is:

•

a termination by the Company without “cause” (as defined in the applicable agreement or plan) or by the NEO with “good reason” (as defined in the applicable agreement or plan) prior to a change in control,

•	a termination by the Company without “cause” or by the NEO with “good reason” within 24 months following a change in control,

•	a change in control without termination,

•	termination due to death or disability, or

•	a qualified retirement.

Upon a voluntary termination by the NEO, other than for “good reason” or a qualified retirement, or a termination by the Company with “cause,” the NEOs are not entitled to any additional or special payments under their employment agreements, our Senior Executive Severance Plan, equity award agreements or other contractual arrangements, and any unvested LTI equity awards will be immediately forfeited.

›   EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL SEVERANCE PLAN

The following chart summarizes payments and benefits (1) our CEO is eligible to receive under his employment agreement and (2) the Other NEOs are eligible to receive under their respective employment agreements and our Senior Executive Severance Plan. NEOs other than our CEO participate in our Senior Executive Severance Plan, whereas the severance and benefits to which our CEO is entitled following a termination within twenty-four (24) months after a change in control are provided in his employment agreement.

Scenario	Component(1)

Termination by the Company without “Cause” or by the NEO for “Good Reason” without a Change in Control(2)	Bonus	• Target bonus prorated for number of days employed in year of termination
	Cash Severance	• Mr. Thomas: 2x the sum of base salary plus amount of cash bonus, if any, received or payable with respect to the preceding year (but, not less than his target bonus)
• Other NEOs: 1x the sum of base salary plus amount of cash bonus, if any, received or payable with respect to the preceding year
	Time-Based LTI Equity Awards	• Mr. Thomas: Additional 24 months of vesting
• Other NEOs: Additional 12 months of vesting
	Health Benefits	• Participation by the NEO, his spouse and dependents, subject to payment of premiums at active employees’ rate
• Mr. Thomas: Up to 24 months • Other NEOs: Up to 12 months

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7›	COMPENSATION OF EXECUTIVE OFFICERS

Scenario	Component(1)

Termination by the Company without “Cause” or by the NEO for “Good Reason” within 24 Months after a Change in Control	Bonus	• Mr. Thomas: Target bonus prorated for number of days employed in year of termination
• Other NEOs: Not applicable
Cash Severance

•  Mr. Thomas: Lump-sum equal to 3x the sum of (a) Mr. Thomas’ base salary plus (b) the amount of his average annual cash bonus (or his target bonus, if greater) with respect to the three calendar years preceding the change in control

• Other NEOs: Lump-sum equal to 3x the sum of (a) the NEO’s base salary plus (b) the amount of his average annual cash bonus with respect to the three calendar years preceding the change in control
	Time-Based LTI Equity Awards	• Full vesting for all NEOs
	Health Benefits	• Participation by the NEO, his spouse and dependents for up to 36 months, subject to payment of premiums at active employees’ rate
	Other Benefits	• Financial counseling, tax preparation assistance and outplacement counseling for up to 36 months
Tax Gross-Up Payment

•  Mr. Thomas is not entitled to receive any tax gross-up payments from the Company. In the event that any payment or benefit would be subject to the golden parachute excise tax, the payments and benefits will be reduced to the extent necessary to avoid the imposition of such excise tax if the reduction would result in a greater after-tax benefit to Mr. Thomas.

•  Other NEOs will be entitled to receive a tax gross-up payment in the event he becomes subject to the golden parachute excise tax (as discussed above under “Compensation Discussion and Analysis – VIII. Other Compensation Policies – Gross-Up for Excess Parachute Payments” on page 63).

Termination due to Death or Disability	Bonus	• Target bonus prorated for number of days employed in year of termination
	Time-Based LTI Equity Awards	• Full vesting for all NEOs
	Health Benefits	• Participation by the NEO, his spouse and dependents for up to 18 months, subject to payment of premiums at active employees’ rate

(1)

Performance-based LTI equity awards are governed by the relevant award agreements. The treatment of these awards under certain termination scenarios or a change in control is described under “– Performance-Based LTI Equity Awards” and “– Retirement Eligibility Provisions for LTI Equity Awards” below.

(2)	Receipt of these payments and benefits (other than the prorated target bonus) is subject to the NEO’s execution of a general release of claims with us.

›   DOUBLE-TRIGGER ACCELERATION OF VESTING OF EQUITY AWARDS UPON A CHANGE OF CONTROL

Time-based LTI equity award agreements include “double-trigger” vesting, meaning that, if there is a “change of control” (as defined in the 2012 Plan) and the awards are not otherwise cancelled in connection with the change of control transaction, then they only become fully vested if, within 24 months after the change of control, the NEO’s employment is terminated by the Company or its successor without “cause” or the NEO resigns for “good reason.”

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7›	COMPENSATION OF EXECUTIVE OFFICERS

›   PERFORMANCE-BASED LTI EQUITY AWARDS

The treatment of performance-based LTI equity awards (e.g., MYLTIP awards) upon certain terminations of employment or a change in control is governed by the NEOs’ relevant award agreements. The following chart summarizes the treatment of these awards under each scenario assuming it occurs prior to the end of the applicable three-year performance period.

Scenario	Treatment of Award

Termination by the Company without “Cause” or by the NEO for “Good Reason” without a Change in Control

•  The number of MYLTIP units the NEO will earn, if any, will be determined at the end of the applicable three-year performance period based on our performance and will then be prorated based on the portion of the three-year performance period during which the NEO was employed by us.

•  Any earned MYLTIP Units will not be subject to forfeiture but the NEO will not be permitted to transfer the MYLTIP units until they otherwise would have vested under the terms of the awards.

Termination due to Death or Disability

•  The number of MYLTIP units the NEO will earn, if any, will be determined at the end of the applicable three-year performance period based on our performance.

•  Any earned MYLTIP units will not be prorated due to service time and will be fully vested.

Change in Control Without Termination

•  The number of MYLTIP units the NEO will earn, if any, will be determined as of the date of the change in control based on our performance through such date.

•  Any earned MYLTIP units will not be prorated due to service time and will be fully vested.

In the case of each of the foregoing scenarios following the end of the applicable three-year performance period, any MYLTIP units that had been earned prior to the date of such termination or change in control will become fully vested, but, in the case of a termination by the Company without “cause” or by the NEO for “good reason” without a change in control, the NEO will not be permitted to transfer the MYLTIP units until they otherwise would have vested under the terms of the awards.

›   RETIREMENT ELIGIBILITY PROVISIONS FOR LTI EQUITY AWARDS

LTI Equity Awards Granted to Mr. Thomas

Retirement Provision. Pursuant to Mr. Thomas’ employment agreement, all award agreements for LTI equity granted after April 2, 2018 provide that if Mr. Thomas is employed by us when he attains age 62 and has completed at least ten (10) years of employment with us, then his time-based LTI equity awards and performance-based LTI equity awards will vest in full (without any proration of the award due to service time).

Unearned performance-based LTI equity awards. The full number of MYLTIP units Mr. Thomas earns (if any) under any performance-based LTI equity awards will be determined in the same manner and at the same time as otherwise would have been the case if he had remained employed through the full vesting period for the applicable award, including without limitation with respect to performance hurdles and lapse of restrictions on transfer, without any proration of the award due to service time, and with any service-based vesting requirements deemed satisfied over the relevant service-vesting schedule, so long as he agrees to be bound by the post-employment non-competition, non-interference and non-solicitation covenants (which are otherwise applicable until the later of (1) one (1) year following termination and (2) the latest date of full vesting of any performance-based LTI equity award.

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7›	COMPENSATION OF EXECUTIVE OFFICERS

LTI Equity Awards Granted to the Other NEOS

For employees other than Mr. Thomas, the agreements governing time-based LTI equity awards and performance-based LTI equity awards provide as follows:

	Awards Granted Prior to 2019	Awards Granted Beginning in 2019
Retirement Eligibility Age	• Age 65, or age 62 with 20 years of service with us (the “Pre-2019 Policy”).	• The sum of the employee’s years of service plus age (which must be at least 58) equals or exceeds 70 (the so-called “Rule of 70”).
Time-Based LTI Equity Awards(1)	• Awards will fully vest when the employee attains the applicable retirement eligibility age.	• Awards will fully vest when the employee retires after attaining the applicable retirement eligibility age.(2)
Grandfathering of Time-Based LTI Equity Awards

•  Time-based LTI equity awards made to employees who, on or prior to January 31, 2019, attained retirement eligibility under the Pre-2019 Policy are “grandfathered“ under the Pre-2019 Policy such that subsequent time-based LTI awards will continue to be fully vested on the date of grant.

Unearned Performance-Based LTI Equity Awards (the three-year performance period has not ended)

•  If an employee retires after attaining retirement eligibility, then the number of MYLTIP units the employee will earn will be determined at the end of the applicable three-year performance period based on our performance and will then be prorated based on the number of days elapsed in the performance period, plus:

•  365 (i.e., one additional year) if the employee retires after (1) attaining age 62 with 20 years of service with us, or (2) attaining age 65 with less than 15 years of service with us, or

•  730 (i.e., two additional years) if the employee retires after attaining age 65 with 15 years of service with us.

•  If an employee retires after attaining retirement eligibility, the number of MYLTIP units the employee will earn will be determined at the end of the applicable three-year performance period based on our performance, without any proration of the award due to service time.(2)

Earned Performance-Based LTI Equity Awards (the three-year performance period has ended)

•  If an employee retires after attaining retirement eligibility, then the unvested MYLTIP units will no longer be subject to forfeiture but the employee will not be permitted to transfer the MYLTIP units until they otherwise would have vested under the terms of the awards.

(1)

Does not apply to awards granted on February 6, 2018, which provide that if an employee had attained age 65, or attained age 62 and completed 20 years of service with us prior to the grant date, the award will vest ratably over two years.

(2)

Employees must also satisfy the other conditions of a “Qualified Retirement,” that require the employee to: (1) give prior written notice to the Company of his retirement (for NEOs, six (6) months’ notice is required), (2) enter into a Separation Agreement (as defined in the applicable award agreement) with the Company and (3) remain employed by the Company until the retirement date specified in such notice, unless employment is terminated by the Company without “cause” or by the employee for “good reason.”

NEOs Eligible for Retirement as of December 31, 2019

Based on their respective age and tenure as of December 31, 2019, each of Messrs. Ritchey and Koop is eligible for a Qualified Retirement with respect to awards granted in 2019. In addition, Mr. Ritchey satisfied the Pre-2019 Policy and is grandfathered under such policy with respect to his time-based LTI equity awards. Therefore, all of Mr. Ritchey’s time-based equity awards (other than LTIP units granted on February 6, 2018 (that provide that if an employee had attained age 65, or attained age 62 and completed 20 years of service with us prior to the grant date, the award will vest ratably over two years)) were fully vested as of December 31, 2019 and subsequent awards will continue to be vested on the grant date.

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7›	COMPENSATION OF EXECUTIVE OFFICERS

›  ESTIMATED PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables show the potential payments and benefits that would have been provided to our NEOs assuming each scenario occurred on December 31, 2019.

Scenario	Payments and Benefits Upon Termination	Owen D. Thomas ($)	Douglas T. Linde ($)	Raymond A. Ritchey ($)	Michael E. LaBelle ($)	Bryan J. Koop ($)
Involuntary Not for Cause or Good Reason Termination	Bonus	2,250,000	750,000	740,000	510,000	410,000
	Severance	7,550,000	2,930,000	2,820,000	1,960,000	1,960,000
	Unvested Equity Awards(1)(2)	8,078,872	3,598,008	1,320,975	1,561,265	1,061,798
	2017 MYLTIP Awards(1)(3)	4,918,948	3,422,312	2,622,950	1,203,447	651,901
	2018 MYLTIP Awards(1)(3)	3,182,734	2,098,585	1,540,370	669,370	410,765
	2019 MYLTIP Awards(1)(3)	847,431	522,493	406,785	188,872	125,887
	Benefits Continuation	45,668	22,834	20,759	22,834	20,759
	Total	26,873,653	13,344,232	9,471,839	6,115,788	4,641,110
Involuntary Not for Cause or Good Reason Termination Following Change in Control(4)	Bonus	2,250,000	—	—		—
	Severance	10,558,333	8,212,500	7,935,000	5,205,000	4,895,000
	Unvested Equity Awards(1)(2)	11,489,666	7,465,808	1,320,975	3,212,689	2,190,044
	2017 MYLTIP Awards(1)(3)	5,081,520	3,535,420	2,709,638	1,243,221	673,446
	2018 MYLTIP Awards(1)(3)	5,028,995	3,315,947	2,433,918	1,057,662	649,045
	2019 MYLTIP Awards(1)(3)	2,811,930	1,733,727	1,349,787	626,712	417,716
	Benefits Continuation	68,502	70,482	64,257	70,482	64,257
	Other Benefits(5)	150,000	150,000	150,000	150,000	150,000
	Excise Tax Gross-Up(6)	—	8,228,447	7,066,035	4,044,683	3,351,083
	Total	37,438,946	32,712,331	23,029,610	15,610,449	12,390,591
Change in Control Without Termination	2017 MYLTIP Awards(1)(3)	5,081,520	3,535,420	2,709,638	1,243,221	673,446
	2018 MYLTIP Awards(1)(3)	5,028,995	3,315,947	2,433,918	1,057,662	649,045
	2019 MYLTIP Awards(1)(3)	2,811,930	1,733,727	1,349,787	626,712	417,716
	Total	12,922,445	8,585,094	6,493,343	2,927,595	1,740,207
Death or Disability	Bonus	2,250,000	750,000	740,000	510,000	410,000
	Unvested Equity Awards(1)(2)	11,489,666	7,465,808	1,320,975	3,212,689	2,190,044
	2017 MYLTIP Awards(1)(3)	5,081,520	3,535,420	2,709,638	1,243,221	673,446
	2018 MYLTIP Awards(1)(3)	5,028,995	3,315,947	2,433,918	1,057,662	649,045
	2019 MYLTIP Awards(1)(3)	2,811,930	1,733,727	1,349,787	626,712	417,716
	Benefits Continuation	34,251	34,251	31,139	34,251	31,139
	Total	26,696,362	16,835,153	8,585,457	6,684,535	4,371,390
Qualified Retirement(7)	Unvested Equity Awards(1)(2)	—	—	1,320,975	—	683,096
	2017 MYLTIP Awards(1)(3)	—	—	2,709,638	—	—
	2018 MYLTIP Awards(1)(3)	—	—	2,433,918	—	—
	2019 MYLTIP Awards(1)(3)	—	—	1,349,787	—	417,716
	Total	—	—	7,814,318	—	1,100,812

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7›	COMPENSATION OF EXECUTIVE OFFICERS

(1)

Restricted common stock, LTIP units and LTIP units that would have been earned pursuant to 2017 MYLTIP awards, 2018 MYLTIP awards and 2019 MYLTIP awards are valued based on the closing price of the Company’s common stock on December 31, 2019, which was $137.86 per share.

(2)

Includes the following shares of restricted common stock and LTIP units (including outstanding performance-based LTI equity awards for which the three-year performance period has ended and that have been earned (i.e., 2016 MYLTIP awards)) that would have vested upon the occurrence of each triggering event:

•

Involuntary not for cause termination or a good reason termination prior to a change in control: Mr. Thomas — 58,602 LTIP units; Mr. Linde — an aggregate of 26,099 LTIP units and shares of restricted common stock; Mr. Ritchey — 9,582 LTIP units; Mr. LaBelle — an aggregate of 11,325 LTIP units and shares of restricted common stock; and Mr. Koop — 7,702 LTIP units.

•

Involuntary not for cause termination or a good reason termination within 24 months following a change in control and death or disability: Mr. Thomas — 83,343 LTIP units; Mr. Linde — an aggregate of 54,155 LTIP units and shares of restricted common stock; Mr. Ritchey — 9,582 LTIP units; Mr. LaBelle — an aggregate of 23,304 LTIP units and shares of restricted common stock; and Mr. Koop — 15,886 LTIP units.

•	Qualified Retirement: Mr. Ritchey — 9,582 LTIP units and Mr. Koop — 4,955 LTIP units.

(3)

As of December 31, 2019, the three-year performance periods had not ended for the 2017 MYLTIP awards, 2018 MYLTIP awards and 2019 MYLTIP awards. The values set forth above relating to the number of LTIP units that would have been earned in the event of a Qualified Retirement, involuntary not for cause termination/good reason termination, death or disability assume our performance for the three-year performance period under the 2017 MYLTIP awards, 2018 MYLTIP awards and 2019 MYLTIP awards continued at the same annualized rate as we experienced from the first day of the respective performance period through December 31, 2019 with proration, as applicable, but are not discounted to reflect the fact that such LTIP units would not be earned until a later date and would be subject to continuing transfer restrictions in the case of qualified retirement and involuntary termination prior to a change in control.

(4)	Assumes termination occurs simultaneously with a change in control.

(5)

Includes outplacement services valued at 15% of the sum of current base salary plus bonus with respect to the immediately preceding year up to a maximum of $75,000 paid in a lump sum, and financial counseling and tax preparation services valued at $25,000 per year for 36 months.

(6)

Under his employment agreement, Mr. Thomas is not entitled to receive tax gross-up payments in the event he becomes subject to the golden parachute excise tax. Instead, if any payment or benefit to be paid or provided to Mr. Thomas would have been subject to the golden parachute excise tax, the payments and benefits will be reduced to the extent necessary to avoid the imposition of such tax if such reduction would result in a greater after-tax benefit to Mr. Thomas. The amounts set forth in the table above have not been adjusted to reflect any such reduction that might be applicable.

(7)

Based on their respective age and tenure, as of December 31, 2019, each of Messrs. Ritchey and Koop is eligible for a Qualified Retirement with respect to awards granted in 2019. In addition, as of December 31, 2019, Mr. Ritchey satisfied the Pre-2019 Policy and is grandfathered under such policy with respect to his time-based LTI equity awards. Therefore, all of Mr. Ritchey’s time-based equity awards (other than LTIP units granted on February 6, 2018 (that provide that if an employee had attained age 65, or attained age 62 and completed 20 years of service with us prior to the grant date, the award will vest ratably over two years)) were fully vested as of December 31, 2019. Assumes Messrs. Ritchey and Koop each satisfied all of the conditions for a Qualified Retirement described under “— Retirement Eligibility Provisions for LTI Equity Awards — LTI Equity Awards Granted to the Other NEOs” above.

The above discussion and the amounts shown in the above tables do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	accrued salary and vacation pay;

•

distribution of plan balances under our 401(k) plan and the non-qualified deferred compensation plan (see “— Nonqualified Deferred Compensation” for the plan balances of each NEO under the non-qualified deferred compensation plan); and

•	life insurance proceeds in the event of death.

PAY RATIO DISCLOSURE

As required by SEC regulations, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Thomas, our CEO:

For 2019, our last completed fiscal year:

•	the median of the annual total compensation of all employees of the Company (other than our CEO) was $115,266; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table on page 68, was $11,917,600.

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7›	COMPENSATION OF EXECUTIVE OFFICERS

Based on this information, for 2019, the ratio of the annual total compensation of Mr. Thomas to the median of the annual total compensation of all other employees was 103 to 1.

The median employee that was used for purposes of calculating the ratio of the annual total compensation of our CEO to the median of the total compensation of all employees is the same employee that was identified for purposes of our 2017 disclosure. The median employee works in Boston, Massachusetts. There has been no change in our employee population or employee compensation arrangement since that median employee was identified that we believe would significantly impact our pay ratio disclosure. We identified the median employee by totaling (1) cash compensation (i.e., wages, overtime and bonus) as reflected on our payroll records for 2017 and (2) the value of LTI equity awards that were granted in 2017 and subject to time-based vesting, for all individuals, excluding our CEO, who we employed on December 31, 2017 (whether on a full-time, part-time, temporary or seasonal basis). In addition, we annualized the wages of full-time employees who were hired during 2017 but did not work for us the entire fiscal year. We did not make any other assumptions, adjustments, or estimates with respect to total cash compensation or LTI compensation.

We calculated annual total compensation for 2019 for the median employee using the same methodology we use for our NEOs as set forth in the Summary Compensation Table.

As of December 31, 2019, our employee population consisted of 769 individuals all of whom are located in the United States. This population consisted of 757 full-time and 12 part-time employees. The average tenure of our employee population was 10.1 years. The average tenure of our officers and non-officers was 18.0 years and 9.1 years, respectively. Our employees are organized into the following functions:

Function	Number of Employees
Accounting	95
Accounting Operations	17
Administrative Management	19
Construction	49
Development	28
Executive Management	12
Finance & Capital Markets	26
Human Resources	11

Function	Number of Employees
Information Systems	34
Internal Audit	3
Leasing	31
Legal	37
Marketing	21
Property Management	383
Risk Management	3

SEC regulations permit registrants to use reasonable estimates and certain prescribed alternative methodologies. As a result, our calculation of the CEO pay ratio may differ from the calculations used by other companies and therefore may not be comparable.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Boston Properties has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Bruce W. Duncan, Chair

Kelly A. Ayotte

Carol B. Einiger

David A. Twardock

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8›	PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL 2:

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the Company’s NEOs, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. This is commonly known as a “Say-on-Pay” proposal or resolution.

At our 2017 annual meeting of stockholders, our stockholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our NEOs. More than 85% of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of the Company’s NEOs every year, which was consistent with the recommendation of our Board of Directors. Our Board of Directors considered the voting results with respect to the frequency proposal and other factors, and the Board of Directors currently intends for the Company to hold a non-binding, advisory vote on the compensation of the Company’s NEOs every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our NEOs, which will occur not later than the 2023 annual meeting of stockholders.

Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the 2020 annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The vote is advisory, and therefore not binding on Boston Properties, our Board of Directors or the Compensation Committee. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and intend to take into account the results of the vote when considering future compensation decisions for our NEOs.

VOTE REQUIRED

The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the approval of this proposal. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

✔

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE
COMPENSATION PAID TO THE COMPANY’S NEOS AS DISCLOSED IN THIS PROXY STATEMENT. PROPERLY
AUTHORIZED PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL
UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

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9›	PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements. The Audit Committee has selected and appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2020. PricewaterhouseCoopers LLP has audited our consolidated financial statements continuously since our initial public offering in June 1997. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the PricewaterhouseCoopers LLP’s lead engagement partner, the Audit Committee and its Chair were directly involved in the selection of PricewaterhouseCoopers LLP’s lead engagement partner. The members of the Audit Committee and the Board of Directors believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm is in the best interests of Boston Properties and its stockholders.

Although ratification by stockholders is not required by law or by our By-laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of Boston Properties and its stockholders. If our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider that fact, together with such other factors it deems relevant, in determining its next selection of independent auditors.

We expect that a representative of PricewaterhouseCoopers LLP will attend the annual meeting of stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

VOTE REQUIRED

The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the ratification of the appointment of PwC. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

✔

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE
APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2020. PROPERLY AUTHORIZED PROXIES
SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS INSTRUCTIONS TO
THE CONTRARY ARE GIVEN.

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9›	PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP (“PwC”). Aggregate fees for professional services rendered by PwC for the years ended December 31, 2019 and 2018 were as follows:

	2019	2018
Audit Fees
Recurring audit, quarterly reviews and accounting assistance for new accounting standards and potential transactions	$2,681,649	$2,711,004
Comfort letters, consents and assistance with documents filed with the SEC and securities offerings	168,644	115,107
Subtotal	2,850,293	2,826,111
Audit-Related Fees
Audits required by lenders, joint ventures, tenants and other attestation reports	447,575	420,350
Tax Fees
Recurring tax compliance and REIT and other compliance matters	444,241	420,084
Tax planning and research	55,999	84,595
State and local tax examinations	28,307	28,447
Subtotal	528,547	533,126
All Other Fees
Software licensing fee	2,756	2,700
Total	$3,829,171	$3,782,287

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

The Audit Committee has approved a policy concerning the pre-approval of audit and non-audit services to be provided by PwC, our independent registered public accounting firm. The policy requires that all services provided by PwC to us, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, relates to a particular category or group of services and is subject to a particular budgeted maximum. In other cases, specific pre-approval is required. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee.

The Audit Committee approved all audit and non-audit services provided to us by PwC during the 2019 and 2018 fiscal years and none of the services described above were approved pursuant to Rule 2-01(c)(7)(i)(c) of Regulation S-X, which relates to circumstances where the Audit Committee pre-approval requirement is waived.

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9›	PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT COMMITTEE REPORT

The members of the Audit Committee of the Board of Directors of Boston Properties submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2019 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for Boston Properties, Inc. for the fiscal year ended December 31, 2019.

2.

The Audit Committee has discussed with representatives of PwC the matters required to be discussed with the Audit Committee by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

3.

The Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

The Audit Committee operates pursuant to a charter that was approved by our Board of Directors. A copy of the Audit Committee Charter is available on our website at http://www.bxp.com under the heading “Corporate Governance.”

Submitted by the Audit Committee:

David A. Twardock, Chair

Karen E. Dykstra

William H. Walton, III

86	| 2020 Proxy Statement

10›	INFORMATION ABOUT THE ANNUAL MEETING OFFICERS

INFORMATION ABOUT THE ANNUAL MEETING

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

In order to both save money and help conserve natural resources, we are making this proxy statement and our 2019 Annual Report, including a copy of our annual report on Form 10-K and financial statements for the year ended December 31, 2019, available to our stockholders electronically via the Internet instead of mailing the full set of printed proxy materials, in accordance with the rules of the SEC. On or about April 3, 2020, we began mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this proxy statement and our annual report online, as well as instructions on how to vote. Also on or about April 3, 2020, we began mailing printed copies of these proxy materials to stockholders that have requested printed copies. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. Our 2019 annual report is not part of the proxy solicitation material.

PURPOSE OF THE ANNUAL MEETING

At the annual meeting, stockholders will be asked to vote upon the matters set forth in the accompanying notice of annual meeting, including the election of directors, an advisory resolution on named executive officer compensation and the ratification of the appointment of our independent registered public accounting firm.

PRESENTATION OF OTHER MATTERS AT THE ANNUAL MEETING

We are not currently aware of any other matters to be presented at the 2020 annual meeting other than those described in this proxy statement. If any other matters not described in this proxy statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.

STOCKHOLDERS ENTITLED TO VOTE

If you were a stockholder of record as of the close of business on March 25, 2020, which is referred to in this proxy statement as the “record date,” you are entitled to receive notice of the annual meeting and to vote the shares of common stock held as of the close of business on the record date. Each stockholder is entitled to one vote for each share of common stock you held as of the close of business on the record date. Holders of common units, LTIP units, preferred stock and deferred stock units are not entitled to vote such securities on any of the matters presented at the 2020 annual meeting.

ATTENDING THE ANNUAL MEETING

All stockholders of record of shares of common stock of Boston Properties, Inc. at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a stockholder of record but you hold your shares in “street name” (i.e., your shares are held in an account maintained by a bank, broker or other nominee), then you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions. You may obtain directions to the annual meeting on our website at http://www.bxp.com/proxy.

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10›	INFORMATION ABOUT THE ANNUAL MEETING OFFICERS

QUORUM FOR THE ANNUAL MEETING

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. As of the record date, there were 155,309,004 shares of common stock outstanding and entitled to vote at the annual meeting. Each share of common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the annual meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on one or more but not all matters, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

HOW TO VOTE

›  VOTING IN PERSON AT THE MEETING

If you are a stockholder of record and attend the annual meeting, you may vote in person at the meeting. If your shares of common stock are held in street name and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of common stock of record.

›  VOTING SHARES REGISTERED DIRECTLY IN THE NAME OF THE STOCKHOLDER OR HELD IN SOLIUM SHAREWORKS

If you hold your shares of common stock in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

•

Vote by Internet. You may vote via the Internet by following the instructions provided in the Notice or, if you received printed materials, on your proxy card. The website for Internet voting is printed on the Notice and also on your proxy card. Please have your Notice or proxy card in hand. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 19, 2020. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded.

If you vote via the Internet, you do not need to return your proxy card.

•

Vote by Telephone. If you received printed copies of the proxy materials, you also have the option to vote by telephone by calling the toll-free number listed on your proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 19, 2020. When you call, please have your proxy card in hand. You will receive a series of voice instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you did not receive printed materials and would like to vote by telephone, you must request printed copies of the proxy materials by following the instructions on your Notice.

If you vote by telephone, you do not need to return your proxy card.

•

Vote by Mail. If you received printed materials, and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on your Notice.

If you are a Boston Properties employee holding shares of common stock on the Solium Shareworks equity portal, the control number you receive on your Notice or proxy card also covers shares of common stock held in your Solium Shareworks account. You may vote these shares via the Internet, by telephone or by completing and returning a proxy card as described above. Your submission of voting instructions for shares of common stock held in your Solium Shareworks account instructs the plan administrator how to vote those shares; it does not result in the appointment of a proxy to vote those shares. Instructions regarding shares held in your Solium Shareworks account must be received by 11:59 p.m., Eastern Time, on May 17, 2020.

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10›	INFORMATION ABOUT THE ANNUAL MEETING OFFICERS

›  VOTING BY PROXY FOR SHARES REGISTERED IN STREET NAME

If your shares of common stock are held in street name, then you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

REVOKING PROXY INSTRUCTIONS

You may revoke your proxy at any time before it has been exercised by:

•	filing a written revocation with the Secretary of Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103;

•	submitting a new proxy by telephone, Internet or proxy card after the time and date of the previously submitted proxy; or

•	appearing in person and voting by ballot at the annual meeting.

If you are a stockholder of record as of the record date attending the annual meeting you may vote in person whether or not a proxy has been previously given, but your presence (without further action) at the annual meeting will not constitute revocation of a previously given proxy.

ACCESSING BOSTON PROPERTIES’ PROXY MATERIALS ELECTRONICALLY

This proxy statement and our 2019 annual report are available at http://www.bxp.com/proxy. Instead of receiving copies of our future annual reports, proxy statements, proxy cards and, when applicable, Notices of Internet Availability of Proxy Materials, by mail, we encourage you to elect to receive an email that will provide electronic links to our proxy materials and also will give you an electronic link to the proxy voting site. Choosing to receive your future proxy materials online will save us the cost of producing and mailing the proxy materials or Notices of Internet Availability of Proxy Materials to you and help conserve natural resources. You may sign up for electronic delivery by visiting http://www.bxp.com/proxy.

HOUSEHOLDING

If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement. This procedure, known as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee may send one copy of our annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement, you may be able to request householding by contacting your broker, bank or other nominee.

If you wish to request extra copies free of charge of our annual report or proxy statement, please send your request to Investor Relations, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103; call us with your request at (617) 236-3822; or visit our website at http://www.bxp.com.

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10›	INFORMATION ABOUT THE ANNUAL MEETING OFFICERS

EXPENSES OF SOLICITATION

The cost of solicitation of proxies will be borne by Boston Properties. In an effort to have as many votes cast at the annual meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, electronic communication or mail by one or more employees of Boston Properties. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock. In addition, MacKenzie Partners, Inc., a proxy solicitation firm, has been engaged by Boston Properties to act as proxy solicitor and will receive a fee of $7,500 plus reimbursement of reasonable out-of-pocket expenses.

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11›	OTHER MATTERS

OTHER MATTERS

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board of Directors has adopted a Related Person Transaction Approval and Disclosure Policy for the review, approval or ratification of any related person transaction. This written policy provides that all related person transactions, other than a transaction for which an obligation to disclose under Item 404 of Regulation S-K (or any successor provision) arises solely from the fact that a beneficial owner of more than 5% of a class of the Company’s voting securities (or an immediate family member of any such beneficial owner) has an interest in the transaction, must be reviewed and approved by a majority of the disinterested directors on our Board of Directors in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors on the Board of Directors promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. For purposes of determining whether such disclosure is required, a related person will not be deemed to have a direct or indirect material interest in any transaction that is deemed to be not material (or would be deemed not material if such related person was a director) for purposes of determining director independence pursuant to the Company’s categorical standards of director independence. Please refer to the categorical standards under “Proposal 1: Election of Directors — Director Independence” beginning on page 9.

Since January 1, 2019, the Company has paid a firm controlled by Mr. Raymond A. Ritchey’s brother aggregate leasing commissions of approximately $21,000. The Company expects to pay additional commissions to this firm during 2020. In January 2018, Mr. Ritchey’s brother became an employee of a real estate firm with which the Company has entered into a contract for services that is nearly identical to the previous contract with the firm controlled by Mr. Ritchey’s brother. Given current and anticipated leasing activity, it is currently expected that the Company will pay equivalent or increased leasing commissions to Mr. Ritchey’s brother in 2020, as compared to leasing commissions paid to the firm controlled by him. Mr. Ritchey is the Senior Executive Vice President of Boston Properties. The Company believes the terms of the related agreements are comparable to, and in most cases more favorable to us than, similar arrangements with other brokers in relevant markets.

We are partners with affiliates of Norges Bank Investment Management in joint ventures relating to Times Square Tower, 601 Lexington Avenue, 100 Federal Street and Atlantic Wharf Office. Based on a Schedule 13G/A filed with the SEC on February 11, 2020, Norges Bank (The Central Bank of Norway), an affiliate of Norges Bank Investment Management, is the beneficial owner of more than 5% of our common stock.

STOCKHOLDER NOMINATIONS FOR DIRECTOR AND PROPOSALS FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

›  STOCKHOLDER PROPOSALS SUBMITTED FOR INCLUSION IN OUR PROXY STATEMENT

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Boston Properties’ proxy statement and form of proxy for its 2021 annual meeting of stockholders must be received by Boston Properties on or before December 4, 2020 in order to be considered for inclusion in our proxy statement and form of proxy. The proposals must also comply with the requirements as to form and substance established by the SEC if they are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, Attn.: Secretary.

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11›	OTHER MATTERS

›  PROXY ACCESS DIRECTOR NOMINATIONS FOR INCLUSION IN OUR PROXY STATEMENT

In order for an eligible stockholder or group of stockholders to nominate a director nominee for election at Boston Properties’ 2021 annual meeting pursuant to the proxy access provision of our By-laws, notice of such nomination and other required information must be received by Boston Properties on or before December 4, 2020 unless our 2021 annual meeting of stockholders is scheduled to take place before April 20, 2021 or after July 19, 2021. Our By-laws state that such notice and other required information must be received by Boston Properties not less than 120 days prior to the anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the anniversary of the date of the immediately preceding annual meeting, or the annual meeting anniversary date, or more than 60 days after the annual meeting anniversary date, or if no annual meeting was held in the preceding year, the deadline for the receipt of such notice and other required information shall be the close of business on the later of (1) the 180th day prior to the scheduled date of such annual meeting or (2) the 15th day following the day on which public announcement of the date of such annual meeting is first made.

In addition, our By-laws require the eligible stockholder or group of stockholders to update and supplement such information (or provide notice stating that there are no updates or supplements) as of specified dates. Notices and other required information must be received by our Secretary at our principal executive office, which is currently Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

›  OTHER PROPOSALS OR NOMINATIONS

Stockholder proposals and nominations of directors to be presented at Boston Properties’ 2021 annual meeting, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Boston Properties’ proxy statement and form of proxy for our 2021 annual meeting or submitted pursuant to the proxy access provision of our By-laws, must be received in writing at our principal executive office not earlier than January 20, 2021, nor later than March 6, 2021, unless our 2021 annual meeting of stockholders is scheduled to take place before April 20, 2021 or after July 19, 2021. Our By-laws state that the stockholder must provide timely written notice of such proposal or a nomination and supporting documentation as well as be present at such meeting, either in person or by a representative. A stockholder’s notice shall be timely received by Boston Properties at its principal executive office not less than seventy-five (75) days nor more than one hundred twenty (120) days prior to the annual meeting anniversary date; provided, however, that in the event the annual meeting is scheduled to be held on a date more than thirty (30) days before the annual meeting anniversary date or more than sixty (60) days after the annual meeting anniversary date, a stockholder’s notice shall be timely if received by Boston Properties at its principal executive office not later than the close of business on the later of (1) the seventy-fifth (75th) day prior to the scheduled date of such annual meeting or (2) the fifteenth (15th) day following the day on which public announcement of the date of such annual meeting is first made by Boston Properties. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority. Any such proposals must be received by our Secretary at our principal executive office, which is currently Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.

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Appendix A

Reconciliation of Net Income Attributable to Boston Properties, Inc. Common Shareholders to BXP’s Share of

Same Property Net Operating Income (NOI) (excluding termination income)

	For the year ended December 31,
	2019	2018
	(unaudited and in thousands)
Net Income Attributable to Boston Properties, Inc. Common Shareholders	$511,034	$572,347
Preferred dividends	10,500	10,500

Net Income Attributable to Boston Properties, Inc.	521,534	582,847
Net Income Attributable to Noncontrolling Interests:
Noncontrolling interest — common units of the Operating Partnership	59,345	66,807
Noncontrolling interests in property partnerships	71,120	62,909

Net Income	651,999	712,563
Add:
Interest expense	412,717	378,168
Losses from early extinguishments of debt	29,540	16,490
Impairment losses	24,038	11,812
Depreciation and amortization	677,764	645,649
Transaction costs	1,984	1,604
Payroll and related costs from management services contracts	10,386	9,590
General and administrative expense	140,777	121,722
Less:
Gains (losses) from investments in securities	6,417	(1,865)
Interest and other income	18,939	10,823
Gains on sales of real estate	709	182,356
Income from unconsolidated joint ventures	46,592	2,222
Direct reimbursements of payroll and related costs from management services contracts	10,386	9,590
Development and management services	40,039	45,158

Net Operating Income (NOI)	1,826,123	1,649,314
Less:
Termination income	15,203	8,205
NOI from non Same Properties (excluding termination income)	113,538	45,591

Same Property NOI (excluding termination income)	1,697,382	1,595,518
Less:
Partners’ share of NOI from consolidated joint ventures (excluding termination income and after income allocation to private REIT shareholders and priority allocations)(1)	183,880	177,278
BXP’s share of NOI from non Same Properties from unconsolidated joint ventures (excluding termination income)	33,893	19,858
Add:
Partners’ share of NOI from non Same Properties from consolidated joint ventures (excluding termination income and after income allocation to private REIT shareholders and priority allocations)	1,240	777
BXP’s share of NOI from unconsolidated joint ventures (excluding termination income)(2)	97,630	79,588

BXP’s Share of Same Property NOI (excluding termination income)	$1,578,479	$1,478,747

(1)	See “Consolidated Joint Ventures” in this Appendix for additional details.

(2)	See “Unconsolidated Joint Ventures” in this Appendix for additional details.

| 2020 Proxy Statement	A-1

Reconciliation of Net Income Attributable to Boston Properties, Inc. Common Shareholders to BXP’s Share of Same Property Net Operating Income (NOI) — Cash (excluding termination income)

	For the year ended December 31,
	2019	2018
	(unaudited and in thousands)
Net Income Attributable to Boston Properties, Inc. Common Shareholders	$511,034	$572,347
Preferred dividends	10,500	10,500

Net Income Attributable to Boston Properties, Inc.	521,534	582,847
Net Income Attributable to Noncontrolling Interests:
Noncontrolling interest — common units of the Operating Partnership	59,345	66,807
Noncontrolling interests in property partnerships	71,120	62,909

Net Income	651,999	712,563
Add:
Interest expense	412,717	378,168
Losses from early extinguishments of debt	29,540	16,490
Impairment losses	24,038	11,812
Depreciation and amortization	677,764	645,649
Transaction costs	1,984	1,604
Payroll and related costs from management services contracts	10,386	9,590
General and administrative expense	140,777	121,722
Less:
Gains (losses) from investments in securities	6,417	(1,865)
Interest and other income	18,939	10,823
Gains on sales of real estate	709	182,356
Income from unconsolidated joint ventures	46,592	2,222
Direct reimbursements of payroll and related costs from management services contracts	10,386	9,590
Development and management services	40,039	45,158

Net Operating Income (NOI)	1,826,123	1,649,314
Less:
Straight-line rent	63,157	48,054
Straight-line rent from deferred revenue(1)	36,926	—
Fair value lease revenue	20,186	23,811
Termination income	15,203	8,205
Add:
Straight-line ground rent expense adjustment(2)	3,384	3,559
Lease transaction costs that qualify as rent inducements	6,627	8,692

NOI — cash (excluding termination income)	1,700,662	1,581,495
Less:
NOI — cash from non Same Properties (excluding termination income)	111,998	69,123

Same Property NOI — cash (excluding termination income)	1,588,664	1,512,372
Less:
Partners’ share of NOI — cash from consolidated joint ventures (excluding termination income and after income allocation to private REIT shareholders and priority allocations)(3)	168,791	163,854
BXP’s share of NOI — cash from non Same Properties from unconsolidated joint ventures (excluding termination income)	31,092	16,779
Add:
Partners’ share of NOI — cash from non Same Properties from consolidated joint ventures (excluding termination income and after income allocation to private REIT shareholders and priority allocations)	1,511	1,950
BXP’s share of NOI — cash from unconsolidated joint ventures (excluding termination income)(4)	86,459	66,742

BXP’s Share of Same Property NOI — cash (excluding termination income)	$1,476,751	$1,400,431

(1)

Represents the straight-line impact related to deferred revenue from a tenant. The tenant paid for improvements to a long-lived asset of the Company resulting in deferred revenue for the period until the asset was substantially complete, which occurred in the third quarter 2019.

(2)

In light of the front-ended, uneven rental payments required by the Company’s 99-year ground and air rights lease for the 100 Clarendon Street garage and Back Bay Transit Station in Boston, MA, and to make period-to-period comparisons more meaningful to investors, the adjustment does not include the straight-line impact of approximately $645 and $414 for the year ended December 31, 2019 and 2018, respectively. As of December 31, 2019, the Company has remaining lease payments aggregating approximately $26.0 million, all of which it expects to incur by the end of 2023 with no payments thereafter. Under GAAP, the Company is recognizing expense of $(348) per year on a straight-line basis over the term of the lease. However, unlike more traditional ground and air rights leases, the timing and amounts of the rental payments by the Company correlate to the uneven timing and funding by the Company of capital expenditures related to improvements at Back Bay Transit Station. As a result, the amounts excluded from the adjustment each quarter through 2023 may vary significantly.

(3)	See “Consolidated Joint Ventures” in this Appendix for additional details.

(4)	See “Unconsolidated Joint Ventures” in this Appendix for additional details.

A-2	| 2020 Proxy Statement

Consolidated Joint Ventures

for the year ended December 31, 2019

(unaudited and dollars in thousands)

		Norges Joint Ventures
	767 Fifth Avenue (The GM Building)	Times Square Tower 601 Lexington Avenue / One Five Nine East 53rd Street 100 Federal Street Atlantic Wharf Office	Salesforce Tower	Total Consolidated Joint Ventures
Revenue
Lease(1)	$308,338	$385,628	$27,572	$721,538
Straight-line rent	(25,026)	10,859	176	(13,991)
Fair value lease revenue	14,006	621	—	14,627
Termination income	227	40	—	267

Total lease revenue	297,545	397,148	27,748	722,441
Parking and other	8	6,109	229	6,346

Total rental revenue	297,553	403,257	27,977	728,787
Expenses
Operating	120,185	139,626	12,336	272,147

Net Operating Income (NOI)	177,368	263,631	15,641	456,640

Other income (expense)
Development and management services revenue	—	82	126	208
Interest and other income	1,848	2,417	78	4,343
Interest expense	(82,377)	(22,115)	—	(104,492)
Depreciation and amortization expense	(83,766)	(83,835)	(7,668)	(175,269)
General and administrative expense	(155)	(547)	(3)	(705)

Total other income (expense)	(164,450)	(103,998)	(7,467)	(275,915)

Net income	$12,918	$159,633	$8,174	$180,725

BXP’s nominal ownership percentage	60.00%	55.00%	95.00%

Reconciliation of Partners’ share of NOI(2)
Rental revenue	$119,022	$181,466	$1,399	$301,887
Less: Termination income	91	18	—	109

Rental revenue (excluding termination income)	118,931	181,448	1,399	301,778
Less: Operating expenses (including partners’ share of management and other fees)	50,682	66,307	665	117,654
Income allocation to private REIT shareholders and priority allocations	—	(42)	286	244

NOI (excluding termination income and after income allocation to private REIT shareholders and priority allocations)	$68,249	$115,183	$448	$183,880

Rental revenue (excluding termination income)	$118,931	$181,448	$1,399	$301,778
Less: Straight-line rent	(10,010)	4,886	9	(5,115)
Straight-line rent from deferred revenue(3)	14,770	—	—	14,770
Fair value lease revenue	5,602	281	—	5,883
Add: Lease transaction costs that qualify as rent inducements	—	449	—	449

Subtotal	$108,569	$176,730	$1,390	$286,689
Less: Operating expenses (including partners’ share of management and other fees)	50,682	66,307	665	117,654
Income allocation to private REIT shareholders and priority allocations	—	(42)	286	244

NOI — cash (excluding termination income and after income allocation to private REIT shareholders and priority allocations)	$57,887	$110,465	$439	$168,791

(1)	Lease revenue includes recoveries from tenants and service income from tenants.

(2)	Amounts represent the partners’ share based on their respective ownership percentage.

(3)

Represents the straight-line impact related to deferred revenue from a tenant. The tenant paid for improvements to a long-lived asset of the Company resulting in deferred revenue for the period until the asset was substantially complete, which occurred in the third quarter 2019.

| 2020 Proxy Statement	A-3

Consolidated Joint Ventures

for the year ended December 31, 2018

(unaudited and dollars in thousands)

		Norges Joint Ventures
	767 Fifth Avenue (The GM Building)	Times Square Tower 601 Lexington Avenue / One Five Nine East 53rd Street 100 Federal Street Atlantic Wharf Office	Salesforce Tower	Total Consolidated Joint Ventures
Revenue
Rent	$220,509	$299,299	$48,951	$568,759
Straight-line rent	4,593	12,095	(21,370)	(4,682)
Fair value lease revenue	17,644	960	—	18,604
Termination income	275	16	—	291

Base rent	243,021	312,370	27,581	582,972
Recoveries from tenants	50,625	62,926	13,952	127,503
Parking and other	2,976	6,095	736	9,807

Total rental revenue	296,622	381,391	42,269	720,282
Expenses
Operating	116,403	134,219	20,166	270,788

Net Operating Income (NOI)	180,219	247,172	22,103	449,494
Other income (expense)
Development and management services revenue	1,942	3,008	1,219	6,169
Interest and other income	2,027	1,961	362	4,350
Interest expense	(82,158)	(25,455)	—	(107,613)
Depreciation and amortization expense	(90,955)	(82,823)	(10,207)	(183,985)

Total other income (expense)	(169,144)	(103,309)	(8,626)	(281,079)

Net income	$11,075	$143,863	$13,477	$168,415

BXP’s nominal ownership percentage	60.00%	55.00%	95.00%

Reconciliation of Partners’ share of NOI(1)
Rental revenue	$118,650	$171,627	$2,114	$292,391
Less: Termination income	110	7	—	117

Rental revenue (excluding termination income)	118,540	171,620	2,114	292,274
Less: Operating expenses (including partners’ share of management and other fees)	49,282	63,615	1,091	113,988
Income allocation to private REIT shareholders and priority allocations	—	(42)	1,050	1,008

NOI (excluding termination income and after income allocation to private REIT shareholders and priority allocations)	$69,258	$108,047	$(27)	$177,278

Rental revenue (excluding termination income)	$118,540	$171,620	$2,114	$292,274
Less: Straight-line rent	1,837	5,442	(1,068)	6,211
Fair value lease revenue	7,059	431	—	7,490
Add: Lease transaction costs that qualify as rent inducements	—	277	—	277

Subtotal	109,644	166,024	3,182	278,850
Less: Operating expenses (including partners’ share of management and other fees)	49,282	63,615	1,091	113,988
Income allocation to private REIT shareholders and priority allocations	—	(42)	1,050	1,008

NOI — cash (excluding termination income and after income allocation to private REIT shareholders and priority allocations)	$60,362	$102,451	$1,041	$163,854

(1)	Amounts represent the partners’ share based on their respective ownership percentage.

A-4	| 2020 Proxy Statement

Unconsolidated Joint Ventures

for the year ended December 31, 2019

(unaudited and dollars in thousands)

	Market Square North	Metropolitan Square	901 New York Avenue		Annapolis Junction (1)	500 North Capitol Street, N.W.	Colorado Center	Santa Monica Business Park	The Hub on Causeway	Other Joint Ventures (2)	Total Unconsolidated Joint Ventures
Revenue
Lease(3)	$20,522	$16,460	$33,041		$7,445	$18,109	$72,114	$61,241	$5,411	$19,161	$253,504
Straight-line rent	2,071	11,201	239		532	(110)	3,943	4,615	6,825	3,111	32,427
Fair value lease revenue	—	—	—		—	—	189	3,785	—	—	3,974
Termination income	—	(31)	50		—	—	—	101	—	18	138

Total lease revenue	22,593	27,630	33,330		7,977	17,999	76,246	69,742	12,236	22,290	290,043
Parking and other	851	2,501	1,533		220	499	11,173	7,844	215	5,081	29,917

Total rental revenue	23,444	30,131	34,863		8,197	18,498	87,419	77,586	12,451	27,371	319,960
Expenses
Operating	10,208	13,844	14,335		3,077	7,295	24,803	29,934	5,411	14,032 (4)	122,939

Net Operating Income	13,236	16,287	20,528		5,120	11,203	62,616	47,652	7,040	13,339	197,021

Other income/(expense)
Development and management services income	23	—	5		4	—	—	—	—	—	32
Interest and other income	356	1	418		317	99	878	5	269	1,026	3,369
Interest expense	(5,775)	(7,833)	(8,300)		(2,329)	(4,476)	(19,969)	(28,037)	(3,156)	(4,530)	(84,405)
Transaction costs	—	—	—		—	—	—	—	—	(1,000)	(1,000)
Depreciation and amortization expense	(4,390)	(11,664)	(6,141)		(2,831)	(3,702)	(20,258)	(38,018)	(3,415)	(11,875)	(102,294)
General and administrative expense	(29)	(77)	(64)		(1)	(6)	(8)	(92)	(260)	(61)	(598)
Gain on sale of real estate	—	—	—		—	—	—	—	—	33,707	33,707

Total other income/(expense)	(9,815)	(19,573)	(14,082)		(4,840)	(8,085)	(39,357)	(66,142)	(6,562)	17,267	(151,189)

Net income/(loss)	$3,421	$(3,286)	$6,446		$280	$3,118	$23,259	$(18,490)	$478	$30,606	$45,832

BXP’s nominal ownership percentage	50%	20%	25%		50%	30%	50%	55%	50%

Reconciliation of BXP’s share of Net Operating Income
BXP’s share of rental revenue	$11,723	$6,027	$17,432	(5)	$4,099	$5,550	$47,532 (6)	$42,672	$6,227	$13,792	$155,054
BXP’s share of operating expenses	5,105	2,768	7,168	(5)	1,540	2,189	12,402	16,463	2,705	6,998	57,338

BXP’s share of net operating income	6,618	3,259	10,264	(5)	2,559	3,361	35,130	26,209	3,522	6,794	97,716
Less:
BXP’s share of termination income	—	(6)	25	(5)	—	—	—	56	—	11	86

BXP’s share of net operating income (excluding termination income)	6,618	3,265	10,239	(5)	2,559	3,361	35,130	26,153	3,522	6,783	97,630
Less:
BXP’s share of straight-line rent	1,037	2,240	120	(5)	268	(33)	4,090 (6)	2,538	3,413	1,560	15,233
BXP’s share of fair value lease revenue	—	—	—	(5)	—	—	1,801 (6)	2,082	—	—	3,883
Add:
BXP’s share of straight-line ground rent adjustment	—	—	—	(5)	—	—	—	—	—	40	40
BXP’s share of lease transaction costs that qualify as rent inducements	61	382	106	(5)	—	4	591	—	2,109	4,652	7,905

BXP’s share of net operating income — cash (excluding termination income)	$5,642	$1,407	$10,225	(5)	$2,291	$3,398	$29,830 (6)	$21,533	$2,218	$9,915	$86,459

(1)	Annapolis Junction includes three in-service properties and two undeveloped land parcels.

(2)	Includes 1001 6th Street, Dock 72, 7750 Wisconsin Avenue, 1265 Main Street, Wisconsin Place Parking Facility, 3 Hudson Boulevard, 540 Madison Avenue and Platform 16.

(3)	Lease revenue includes recoveries from tenants and service income from tenants.

(4)	Includes approximately $80 of straight-line ground rent expense.

(5)	Reflects the allocation percentages pursuant to the achievement of specified investment return thresholds as provided for in the joint venture agreement.

(6)	The Company’s purchase price allocation under ASC 805 for Colorado Center differs from the historical basis of the venture resulting in the majority of the basis differential for this venture.

| 2020 Proxy Statement	A-5

Unconsolidated Joint Ventures

for the year ended December 31, 2018

(unaudited and dollars in thousands)

	540 Madison Avenue	Market Square North	Metropolitan Square	901 New York Avenue		Annapolis Junction (1)	500 North Capitol Street, N.W.	Colorado Center	Santa Monica Business Park	Other Joint Ventures (2)	Total Unconsolidated Joint Ventures
Revenue
Rental	$22,049	$17,439	$23,262	$27,977		$10,558	$11,517	$52,325	$22,722	$6,301	$194,150
Straight-line rent	553	1,125	(214)	78		230	(31)	10,774	3,661	(243)	15,933
Fair value lease revenue	—	—	—	—		—	—	384	1,651	—	2,035
Termination income	3	—	(16)	50		—	—	—	—	—	37

Base rent	22,605	18,564	23,032	28,105		10,788	11,486	63,483	28,034	6,058	212,155
Recoveries from tenants	2,300	3,714	4,730	5,168		1,980	5,346	2,578	3,312	2,630	31,758
Parking and other	91	868	2,698	1,676		223	503	10,961	3,111	4,719	24,850

Total rental revenue	24,996	23,146	30,460	34,949		12,991	17,335	77,022	34,457	13,407	268,763
Expenses
Operating	14,012	9,585	14,804	14,229		6,409	5,983	22,805	13,412	5,380	106,619

Net operating income	10,984	13,561	15,656	20,720		6,582	11,352	54,217	21,045	8,027	162,144

Other income/(expense)
Development and management services revenue	283	10	18	—		—	—	29	16	3	359
Interest and other income	249	256	17	249		284	65	508	—	1,185	2,813
Interest expense	(4,077)	(5,896)	(8,864)	(8,300)		(5,458)	(4,476)	(19,970)	(12,758)	(1,510)	(71,309)
Depreciation and amortization expense	(7,763)	(4,109)	(34,024)	(6,007)		(4,064)	(3,779)	(18,811)	(17,424)	(7,094)	(103,075)
Gain on distribution of real estate	—	—	—	—		16,959	—	—	—	—	16,959

Total other income/(expense)	(11,308)	(9,739)	(42,853)	(14,058)		7,721	(8,190)	(38,244)	(30,166)	(7,416)	(154,253)

Net income/(loss)	$(324)	$3,822	$(27,197)	$6,662		$14,303	$3,162	$15,973	$(9,121)	$611	$7,891

BXP’s nominal ownership percentage	60%	50%	20%	25%		50%	30%	50%	55%

Reconciliation of BXP’s share of Net Operating Income
BXP’s share of rental revenue	$14,998	$11,574	$6,093	$17,004	(3)	$6,497	$5,201	$42,580 (4)	$18,952	$5,837	$128,736
BXP’s share of operating expenses	8,408	4,793	2,961	6,922	(3)	3,206	1,796	11,404	7,377	2,257	49,124

BXP’s share of net operating income	6,590	6,781	3,132	10,082	(3)	3,291	3,405	31,176	11,575	3,580	79,612
Less:
BXP’s share of termination income	2	—	(3)	25	(3)	—	—	—	—	—	24

BXP’s share of net operating income (excluding termination income)	6,588	6,781	3,135	10,057	(3)	3,291	3,405	31,176	11,575	3,580	79,588
Less:
BXP’s share of straight-line rent	331	563	(43)	42	(3)	115	(9)	7,822 (4)	2,014	(122)	10,713
BXP’s share of fair value lease revenue	—	—	—	—	(3)	—	—	1,826 (4)	908	—	2,734
Add:
BXP’s share of lease transaction costs that qualify as rent inducements	—	241	50	84	(3)	—	—	180	46	—	601

BXP’s share of net operating income — cash (excluding termination income)	$6,257	$6,459	$3,228	$10,099	(3)	$3,176	$3,414	$21,708	$8,699	$3,702	$66,742

(1)

Annapolis Junction includes four in-service properties and two undeveloped land parcels. On December 31, 2018 the Company and its partner in the joint venture entered into a distribution agreement whereby the joint venture distributed one of the four in-service properties to the partner including the assumption by the partner of the mortgage indebtedness collateralized by the property. Mortgage indebtedness at the time of the distribution totaled $45.4 million including accrued interest. The gain on distribution of real estate is included within income from unconsolidated joint ventures in the Company’s consolidated statements of operations.

(2)	Includes The Hub on Causeway, 1001 6th Street, Dock 72, 7750 Wisconsin Avenue, 1265 Main Street, Wisconsin Place Parking Facility and 3 Hudson Boulevard.

(3)	Reflects the allocation percentages pursuant to the achievement of specified investment return thresholds as provided for in the joint venture agreement.

(4)	The Company’s purchase price allocation under ASC 805 for Colorado Center differs from the historical basis of the venture resulting in the majority of the basis differential for this venture.

(5)	Represents adjustments related to the carrying values and depreciation of certain of the Company’s investment in unconsolidated joint ventures.

A-6	| 2020 Proxy Statement

bxp Boston Properties

FSC www.fsc.org
MIX
Paper from responsible sources
FSC® C132107

VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 19, 2020 for shares held directly and by 11:59 P.M. ET on May 17, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain BOSTON PROPERTIES, INC.    your records and to create an electronic voting instruction form.
800 BOYLSTON STREET, SUITE 1900
BOSTON, MA 02199    ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
ATTN: INVESTOR RELATIONS    If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 19, 2020 for shares held directly and by 11:59 P.M. ET on May 17, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D04987-P38343 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY BOSTON PROPERTIES, INC. The Board of Directors recommends you vote FOR all of     the nominees for director listed.     1. Election of Directors:    For Against Abstain Nominees:     1a.Joel I. Klein !!! 1b. Kelly A. Ayotte !!!The Board of Directors recommends you vote FOR For Against Abstain proposals 2 and 3.
1c.    Bruce W. Duncan !!!2. To approve, by non-binding, advisory resolution, the !!!
Company’s named executive officer compensation.
1d.    Karen E. Dykstra !!!3. To ratify the Audit Committee’s appointment of !!!
PricewaterhouseCoopers LLP as the Company’s
independent registered public accounting firm for the
1e.    Carol B. Einiger !!!fiscal year ending December 31, 2020.
1f.    Diane J. Hoskins !!!NOTE: In their discretion, the proxies are authorized to vote upon any other matters that are properly brought by or at the direction of the Board of Directors before the Annual Meeting
1g.    Douglas T. Linde !!!and at any adjournments or postponements thereof.
1h.    Matthew J. Lustig !!!
1i.    Owen D. Thomas !!!
1j.    David A. Twardock !!!
1k.    William H. Walton, III !!!
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners)
Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 20, 2020: The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com
D04988-P38343
BOSTON PROPERTIES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2020
The undersigned hereby appoints Douglas T. Linde and Frank D. Burt, and each of them, as proxies for the undersigned, each with the power to appoint his substitute, and hereby authorizes them to attend the 2020 Annual Meeting of Stockholders of Boston Properties, Inc. (the “Annual Meeting”) to be held at Metropolitan Square, 655 15th St, NW, 2nd Floor, Washington, D.C. 20005 on May 20, 2020 at 9:00 a.m., Eastern Time, and at any adjournments or postponements thereof, to vote, as designated on the reverse side, all of the shares that the undersigned is entitled to vote at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and the Annual Report to Stockholders and revokes any proxy heretofore given with respect to the Annual Meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS THAT ARE PROPERLY BROUGHT BY OR AT THE DIRECTION OF THE BOARD OF DIRECTORS BEFORE THE ANNUAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL FOR DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING.
Continued and to be signed on reverse side